 As Filed with the Securities and Exchange Commission on February 11, 2002


                                                 Registration No. 333-75392

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1


                                    TO

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                                BB&T CORPORATION
             (Exact name of registrant as specified in its charter)

     North Carolina                  6060                    56-0939887
     (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction                Industrial           Identification Number)
   of incorporation or        Classification Code
      organization)                 Number)

                             200 West Second Street
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2000
         (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Jerone C. Herring, Esq.
                       200 West Second Street, 3rd Floor
                      Winston-Salem, North Carolina 27101
                                 (336) 733-2180
           (Name, address, including Zip Code, and telephone number,
                   including area code, of agent for service)

                 The Commission is requested to send copies of
                             all communications to:

       Christopher E. Leon, Esq.                Kathryn L. Knudson, Esq.
 Womble Carlyle Sandridge & Rice, PLLC   Powell, Goldstein, Frazer & Murphy LLP
   200 West Second Street, 17th Floor    191 Peachtree Street, N.E., 16th Floor
  Winston-Salem, North Carolina 27101            Atlanta, Georgia 30303

                               ----------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                               ----------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         [AREA BANCSHARES COMPANY LOGO]

                        Special Meeting of Shareholders

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

   The Board of Directors of AREA Bancshares Corporation has approved a merger combining AREA and BB&T Corporation. In the merger, you will receive 0.55 shares of BB&T common stock for each share of AREA common stock that you own, plus cash instead of any fractional share.
   You generally will not recognize gain or loss for federal income tax purposes on your receipt of the BB&T common stock.
   The merger will join AREA's strengths as the largest independent bank holding company in Kentucky with BB&T's position as a leading bank throughout the Carolinas, West Virginia, Virginia, Washington D.C. and parts of Maryland, Georgia, Alabama, Kentucky and Tennessee.
   At the special meeting, you will consider and vote on the merger agreement and related plan of merger. The merger cannot be completed unless holders of at least a majority of the shares of AREA common stock entitled to vote approve the merger agreement and plan of merger. AREA's Board of Directors believes the merger is in the best interests of AREA's shareholders and recommends that the shareholders vote to approve the merger agreement and plan of merger. No vote of BB&T shareholders is required to approve the merger agreement and plan of merger.

   BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT." On February 8, 2002, the closing price of BB&T common stock was $35.20. This price will, however, fluctuate between now and the merger.


   The special meeting will be held at 10:00 a.m., Central Time, on March 18, 2002 at the main office of AREA Bancshares Corporation at 230 Frederica Street, Owensboro, Kentucky.


   This proxy statement/prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, this proxy statement/prospectus incorporates important business and financial information about BB&T and AREA from other documents that we have not included in the proxy statement/prospectus. You may obtain copies of these other documents without charge by requesting them in writing or by telephone at any time prior to March 11, 2002 from the appropriate company at the following addresses:


 BB&T Corporation                  AREA Bancshares Corporation
Shareholder Reporting                      P.O. Box 786
Post Office Box 129                    Owensboro, Kentucky
  Winston-Salem,                           42302-0786
North Carolina 27102                     (270) 688-7753
  (336) 733-3021                    Attn: Corporate Secretary

   Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you fail to return your proxy card and fail to vote in person, the effect will be the same as a vote against the merger agreement and plan of merger. Your vote is very important. You can revoke your proxy at any time before its exercise by filing written revocation with, or by delivering a later-dated proxy to AREA's Corporate Secretary before the meeting or by attending the meeting and voting in person. If your shares are registered in street name, you will need additional documentation from the record holder to vote in person at the meeting.
   On behalf of the Board of Directors of AREA, I urge you to vote "FOR" approval and adoption of the merger agreement.

                                                           /s/ Thomas R. Brumley
                                                               Thomas R. Brumley
                                           President and Chief Executive Officer

 Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the BB&T common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

 The shares of BB&T common stock to be issued in the merger are not savings or deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance
 Corporation or any other governmental agency.

   This proxy statement/prospectus is dated February 11, 2002 and is expected to be first mailed to shareholders of AREA on or about February 13, 2002.

                          AREA BANCSHARES CORPORATION
                              230 Frederica Street
                           Owensboro, Kentucky 42301

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                       TO BE HELD ON MARCH 18, 2002


                               ----------------

   AREA Bancshares Corporation will hold a special meeting of shareholders on March 18, 2002 at 10:00 a.m. Central Time, at the main office of AREA Bancshares Corporation located at 230 Frederica Street, Owensboro, Kentucky, for the following purposes:


  . To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 7, 2001, between AREA and BB&T Corporation, and a related plan of merger, providing for the merger of AREA into BB&T (the "merger"). In the merger, each share of AREA common stock will be converted into the right to receive 0.55 shares of BB&T common stock, plus cash instead of any fractional share, all as described in more detail in the accompanying proxy statement/prospectus.

  . To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

   A copy of the merger agreement and related plan of merger is attached as Appendix A to the accompanying proxy statement/prospectus.

   Holders of shares of AREA common stock as of the close of business on January 25, 2002 are entitled to notice of the meeting and to vote at the meeting. If your shares are not registered in your own name, you will need additional documentation from the record holder in order to vote personally at the meeting.


   Each holder of shares of AREA common stock has the right to dissent to the merger and to demand payment of the fair value of all of the holder's AREA shares if the merger is completed. The right of any AREA shareholder to dissent requires strict compliance with the provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act, the full text of which is attached to the accompanying proxy statement/prospectus as Appendix B. Any AREA shareholder who is considering exercising rights of dissent and appraisal under the KBCA should consult its legal advisors.

   A proxy card is enclosed. To ensure that your vote is counted, please complete, sign, date and return the proxy card in the enclosed, postage-paid return envelope, whether or not you plan to attend the meeting in person. You may revoke your proxy at any time before it is voted at the meeting. If you attend the meeting, you may revoke your proxy and vote your shares in person. However, attendance at the meeting will not by itself revoke a proxy.

                                          By Order of the Board of Directors

                                          /s/ Thomas R. Brumley
                                          Thomas R. Brumley, President and
                                           Chief Executive Officer

Owensboro, Kentucky

February 11, 2002


   Please complete, sign, date and return the enclosed proxy card promptly in the envelope provided, whether or not you plan to attend the meeting.

                               TABLE OF CONTENTS


A WARNING ABOUT FORWARD-LOOKING INFORMATION................................. iii

SUMMARY.....................................................................   1

MEETING OF SHAREHOLDERS.....................................................  10
  General...................................................................  10
  Who Can Vote at the Meeting...............................................  10
  Attending the Meeting.....................................................  10
  Vote Required.............................................................  10
  Voting and Revocation of Proxies..........................................  11
  Solicitation of Proxies...................................................  11
  Recommendation of the AREA Board..........................................  11

THE MERGER..................................................................  12
  General...................................................................  12
  Background of and Reasons for the Merger..................................  12
  Opinion of AREA's Financial Advisor.......................................  15
  Exchange Ratio............................................................  19
  Exchange of AREA Stock Certificates.......................................  19
  The Merger Agreement......................................................  20
  Interests of AREA's Directors and Officers in the Merger..................  25
  Material Federal Income Tax Consequences of the Merger....................  28
  Rights of Dissenting Shareholders.........................................  30
  Regulatory Considerations.................................................  32
  Accounting Treatment......................................................  33
  Option Agreement..........................................................  34
  Effect on Employee Benefit Plans and Stock Options........................  36
  Restrictions on Resales by Affiliates.....................................  39

INFORMATION ABOUT BB&T......................................................  40
  General...................................................................  40
  Operating Subsidiaries....................................................  40
  Completed Acquisitions....................................................  41
  Pending Acquisition.......................................................  42
  Capital...................................................................  42
  Deposit Insurance Assessments.............................................  43
  Additional Information....................................................  43

INFORMATION ABOUT AREA......................................................  43
  General...................................................................  43

DESCRIPTION OF BB&T CAPITAL STOCK...........................................  44
  General...................................................................  44
  BB&T Common Stock.........................................................  45
  BB&T Preferred Stock......................................................  45
  Shareholder Rights Plan...................................................  45
  Other Anti-takeover Provisions............................................  47

COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS AND AREA SHAREHOLDERS.........  47
  Authorized Capital Stock..................................................  48
  Special Meetings of Shareholders..........................................  48

  Directors...............................................................  48
  Dividends and Other Distributions.......................................  49
  Shareholder Nominations and Shareholder Proposals.......................  49
  Discharge of Duties; Exculpation and Indemnification....................  50
  Mergers, Share Exchanges and Sales of Assets............................  51
  Anti-takeover Statutes..................................................  52
  Amendments to Articles of Incorporation and Bylaws......................  52
  Consideration of Business Combinations..................................  53
  Shareholders' Rights of Dissent and Appraisal...........................  53
  Liquidation Rights......................................................  53

SHAREHOLDER PROPOSALS.....................................................  54

OTHER BUSINESS............................................................  54

LEGAL MATTERS.............................................................  54

EXPERTS...................................................................  54

WHERE YOU CAN FIND MORE INFORMATION.......................................  55

Appendix A--Agreement and Plan of Reorganization and Plan of Merger
Appendix B--Sections 271B.13-010 through 271B.13-310 of the Kentucky
 Business Corporation Act
Appendix C--Fairness Opinion of J. P. Morgan Securities Inc.

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION

   BB&T and AREA have each made forward-looking statements in this document and in other documents to which this document refers that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the managements of BB&T and AREA and on information currently available to them or, in the case of information that appears under the heading "The Merger-- Background of and Reasons for the Merger" on page 12, information that was available to the managements of BB&T and AREA as of the date of the merger agreement, and should be read in connection with the notices about forward-looking statements made by each of BB&T and AREA in its reports filed under the Securities Exchange Act of 1934. Forward-looking statements include the information concerning possible or assumed future results of operations of BB&T or AREA set forth under "Summary" and "The Merger--Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "assumes," "anticipates," "intends," "plans," "estimates" or other similar expressions. See "Where You Can Find More Information" on page 55.


   BB&T and AREA have made statements in this document and in other documents to which this document refers regarding estimated earnings per share of BB&T and AREA on a stand-alone basis, expected cost savings from the merger, estimated charges relating to the merger, estimated increases in AREA's fee income ratio, the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods. With respect to estimated cost savings and charges, BB&T has made assumptions about, among other things, the extent of operational overlap between BB&T and AREA, the amount of general and administrative expense consolidation, costs relating to converting AREA's bank operations and data processing to BB&T's systems, the size of anticipated reductions in fixed labor costs, the amount of severance expenses, the extent of the charges that may be necessary to align the companies' respective accounting reserve policies and the costs related to the merger. The realization of cost savings and the amount of charges relating to the merger are subject to the risk that the foregoing assumptions prove to be incorrect, and actual results may be materially different from those expressed or implied by the forward-looking statements.


   Any statements in this document about the anticipated accretive effect of the merger and BB&T's anticipated performance in future periods are subject to risks relating to, among other things, the following:

  . expected cost savings from the merger or other previously announced mergers may not be fully realized or realized within the expected time-frame;

  . the loss of deposits, customers or revenues following the merger or other previously announced mergers may be greater than expected;

  . competitive pressures among financial institutions may increase significantly;

  . costs or difficulties related to the integration of the businesses of BB&T and its merger partners, including AREA, may be greater than expected;

  . changes in the interest rate environment may reduce margins or the volumes or values of loans made or held;

  . general economic or business conditions, either nationally or in the states or regions in which BB&T and AREA do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  . legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which BB&T and AREA are engaged;

  .  adverse changes may occur in the securities markets; and

  . competitors of BB&T and AREA may have greater financial resources and develop products that enable such competitors to compete more successfully than BB&T and AREA.

Management of each of BB&T and AREA believes the forward-looking statements about its company are reasonable; however, shareholders of AREA should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of BB&T following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond BB&T's and AREA's ability to control or predict.

   All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to BB&T or AREA or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither BB&T nor AREA undertakes any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we refer you. See "Where You Can Find More Information" on page 55.


What You Will Receive In the Merger

   If the merger is completed, you will receive 0.55 shares of BB&T common stock for each share of AREA common stock you own, plus cash instead of any fractional share of BB&T common stock that would otherwise be issued.

   On February 8, 2002, the closing price of BB&T common stock was $35.20, making the value of 0.55 shares of BB&T common stock equal to $19.36. Because the market price of BB&T common stock fluctuates, you will not know when you vote what BB&T common stock will be worth when issued in the merger.


No Federal Income Tax on Shares Received in Merger (Page 28)


   Neither company is required to complete the merger unless it receives a legal opinion from BB&T's counsel to the effect that, based on specified facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Therefore, we expect that, for federal income tax purposes, you generally will not recognize any gain or loss on the conversion of shares of AREA common stock into shares of BB&T common stock. You will be taxed, however, if you receive any cash instead of any fractional share of BB&T common stock that would otherwise be issued and the cash you receive if you properly exercise your right to dissent to the merger. Tax matters are complicated, and the tax consequences of the merger may vary among shareholders. We urge you to contact your own tax advisor to understand fully how the merger will affect you.

BB&T Dividend Policy Following the Merger

   BB&T currently pays regular quarterly dividends of $0.26 per share of its common stock and, over the past five years, has had a dividend payout ratio in the range of approximately 39% to 40% of recurring earnings and a compound annualized dividend growth rate of 14.0%. BB&T has increased its quarterly cash dividend payments for 30 consecutive years. BB&T expects that it will continue to pay quarterly dividends consistent with this payout ratio, but may change that policy based on business conditions, BB&T's financial condition, earnings and other factors.


AREA Board of Directors Recommends Shareholder Approval (Page 11)


   The AREA Board of Directors believes that the merger is in the best interests of AREA shareholders and recommends that you vote "FOR" approval of the merger agreement and related plan of merger. The AREA Board believes that, as a result of the merger, you will be able to achieve greater value on a long-term basis than you would if AREA remained independent.

Exchange Ratio Fair to Shareholders According to AREA's Financial Advisor (Page
15)


   AREA's financial advisor, J.P. Morgan Securities Inc., has given an opinion to the AREA Board that, as of the date of this proxy statement/prospectus, the exchange ratio in the merger is fair from a financial point of view to you as holders of AREA common stock. The full text of this opinion is attached as Appendix C to this proxy statement/prospectus. We encourage you to read the opinion carefully to understand the assumptions made, matters considered and limitations of the review undertaken by JPMorgan in rendering its fairness opinion. AREA has agreed to pay JPMorgan a fee of 0.75% of the transaction value for JPMorgan's services. AREA has paid JPMorgan $250,000 of this fee and will pay JPMorgan an additional amount of approximately $3,309,500 upon the closing of the merger.

AREA Shareholders Have the Right to Dissent from the Merger (Page 30)


   Under Kentucky law, if you do not vote for the merger and you properly exercise rights to dissent to the merger and to demand the fair value of your shares of AREA common stock, you may have the right to obtain a cash payment for the fair value of your shares. To exercise these rights, you must comply with the procedural requirements of the Kentucky Business Corporation Act, the relevant sections of which we have attached to this proxy statement/prospectus as Appendix B. We cannot predict what the "fair value" of AREA common stock resulting from the required appraisal proceedings would be. Failure to take timely and properly any of the steps required under the KBCA may result in a loss of dissenters' rights.

Meeting to be Held March 18, 2002 (Page 10)


   AREA will hold the special shareholders' meeting at 10:00 a.m., Central Time, on March 18, 2002 at AREA's main office located at 230 Frederica Street, Owensboro, Kentucky. At the meeting, you will vote on the merger agreement and plan of merger and conduct any other business that properly arises.


The Companies (Page 40)


BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101
(336) 733-2000

   BB&T is a multi-bank holding company with more than $70.3 billion in assets. It is the fourth largest financial holding company in the Southeast and, through its banking subsidiaries, operates 1,081 branch offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Tennessee, Kentucky, Alabama and Washington, D.C. BB&T ranks first in deposit market share in West Virginia, third in North Carolina and South Carolina, and maintains a significant market presence in Virginia, Maryland, Georgia and Washington, D.C. If the merger and BB&T's previously announced agreement to acquire Louisville, Kentucky-based Mid-America Bancorp are both completed, BB&T would become the fourth largest financial holding company in deposit market share in Kentucky.

AREA Bancshares Corporation
230 Frederica Street
Owensboro, Kentucky 42301
(270) 926-3232

   AREA is the largest bank holding company headquartered in Kentucky. With approximately $2.95 billion in assets, AREA operates 71 banking offices in 31 communities throughout Kentucky through its banking and trust company subsidiaries.

The Merger (Page 12)


   In the merger, AREA will merge into BB&T, and AREA's banking and other subsidiaries, through which it operates, will become wholly owned subsidiaries of BB&T. If the AREA shareholders approve the merger agreement and plan of merger at the special meeting, we currently expect to complete the merger in the first quarter of 2002.

   We have included the merger agreement and plan of merger as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement and plan of merger in full, as they are the legal documents that govern the merger.

Majority Shareholder Vote Required (Page 10)


   Approval of the merger agreement and plan of merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of AREA common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the merger agreement and the merger. At the record date, the directors and executive officers of AREA and their affiliates together owned about 37.6% of the AREA common stock entitled to vote at the meeting, and we anticipate that they will vote their shares in favor of the merger agreement and plan of merger.


   Brokers who hold shares of AREA stock as nominees will not have authority to vote them on the merger unless the beneficial owners of those shares provide voting instructions. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

   The merger does not require the approval of BB&T's shareholders.

Record Date Set at January 25, 2002; One Vote per Share of AREA Stock (Page 10)


   If you owned shares of AREA common stock at the close of business on January 25, 2002, the record date, you are entitled to vote on the merger agreement and plan of merger and any other matters that may be properly considered at the meeting.


   On the record date, there were 23,923,596 shares of AREA common stock outstanding. At the meeting, you will have one vote for each share of AREA common stock that you owned on the record date.


Interests of AREA Directors and Officers in the Merger that Differ From Your Interests (Page 25)


   Some of AREA's directors and officers have interests in the merger that differ from, or are in addition to, the interests of other AREA shareholders. These interests exist because of rights under benefit and compensation plans maintained by AREA and, in the case of specified executive officers of AREA, under employment agreements that may be entered into upon completion of the merger.

   Stock-Based Benefit Plans. Prior to the merger, restricted stock and stock options awarded under the AREA Bancshares Corporation 1994 Stock Option Plan, the AREA Bancshares Corporation 2000 Stock Option and Equity Incentive Plan, the Cardinal 1989 Restricted Stock Option Plan and the Cardinal 1994 Restricted Stock Option Plan will vest. As of January 25, 2002, executive officers of AREA held unvested stock options to acquire 46,818 shares of AREA common stock.


   Employment Agreements. AREA's President and Chief Executive Officer, Thomas
R. Brumley, and Branch Banking and Trust Company, BB&T's North Carolina bank subsidiary, intend to enter into an employment agreement after the merger. The employment agreement is expected to provide for an employment term until the eighteenth month after the merger is effective or, if sooner, the 61st day after conversion of the data services systems of AREA to the data services systems of BB&T. The agreement is also expected to provide for a consulting period following the employment term that will end five years from the date of the merger.


   In addition, Branch Bank has offered to enter into employment agreements with AREA's Chief Operating Officer John A. Ray, and the following AREA officers: F. Lee Hess, Kevin M. Gallagher, Darrell L. Gustafson and Richard N. Wilson. The employment agreements with these officers would be effective upon completion of the merger and would provide for an employment term of three years, except that the contract with Mr. Gustafson will provide for an employment term of four years.


   Subsidiary Bank Board of Directors; Advisory Board. Following completion of the merger, C. M. Gatton, Chairman of the Board of AREA, will be elected to the Board of Branch Bank and thereafter for a period of at least three years, subject to the right of removal for cause. Members of the Branch Bank Board who are neither employees of nor under contract with BB&T or an affiliate are entitled to receive fees for services as a director in accordance with the policies of BB&T as in effect from time to time.

   Following completion of the merger, BB&T shall also establish a state Advisory Board for Kentucky and shall offer to each of the members of the Board of Directors of AREA a seat on this newly established Advisory Board. For at least two years following the merger, the Advisory Board members who are neither employees of nor under contract with BB&T or any of its affiliates and who continue to serve will receive fees equal in amount to the retainer and schedule of attendance fees for directors of AREA in effect on August 31, 2001. Membership on any Advisory Board is conditional on execution of a noncompetition agreement with BB&T.

   The AREA Board was aware of these and other interests and considered them when it approved and adopted the merger agreement.

   The material terms and financial provisions of these arrangements are described under the heading "Interests of AREA's Directors and Officers in the Merger" on page 25.

Other Conditions that Must be Satisfied for the Merger to Occur (Page 20)


   A number of other conditions must be met for us to complete the merger, including:

  .  approval of the merger agreement by the AREA shareholders;

  . receipt of the opinion of BB&T's counsel that AREA shareholders will not recognize gain or loss to the extent they exchange their AREA common stock for BB&T common stock;

  . the continuing accuracy of the parties' representations in the merger agreement; and

  . the continuing effectiveness of the registration statement filed with the Securities and Exchange Commission covering the shares of BB&T common stock to be issued in the merger.

  . Thomas R. Brumley shall have continued in the employment of AREA until the merger is effective and C. M. Gatton shall have executed and delivered to BB&T a noncompetition agreement.

Termination and Amendment of the Merger Agreement (Page 24)


   We can mutually agree at any time to terminate the merger agreement without completing the merger. Either company can also unilaterally terminate the merger agreement if:

  .  the merger is not completed by May 31, 2002;

  .  any condition to our obligation to complete the merger is not met; or

  . the other company violates, in a material way, any of its representations, warranties or obligations under the merger agreement and the violation is not cured in a timely fashion.

   Generally, the company seeking to terminate cannot itself be in violation of the merger agreement in a way that would allow the other party to terminate.

   BB&T and AREA can agree to amend the merger agreement in any way, except that after the shareholders' meeting we cannot decrease the consideration that you will receive in the merger. Either company can waive any of the requirements of the other company contained in the merger agreement, except that neither company can waive any required regulatory approval. Neither company intends to waive the condition that it receives a tax opinion. If a tax opinion from BB&T's counsel is not available and the AREA Board determines to proceed with the merger, AREA will inform you and ask you to vote again on the merger agreement.

Option Agreement (Page 34)


   As a condition to its offer to acquire AREA, and to discourage other companies from attempting to acquire AREA, BB&T required AREA to grant BB&T a stock option that allows BB&T to buy up to 4,750,000 shares of AREA's common stock. The exercise price of the option is $16.75 per share. Generally, BB&T can exercise the option only if another party attempts to acquire control of AREA. As of the date of this proxy statement/prospectus, we do not believe that has occurred.

BB&T to Use Purchase Accounting Treatment (Page 33)


   BB&T will account for the merger using the purchase method of accounting. Under the purchase method, BB&T will record, at fair value, the acquired assets and assumed liabilities of AREA. To the extent the total purchase price exceeds the fair value of tangible and identifiable intangible assets acquired over the liabilities assumed, BB&T will record goodwill. BB&T will include in its consolidated results of operations the results of AREA's operations after the merger is completed.


Share Price Information (Page 6)


   AREA's common stock is traded on the Nasdaq National Market under the symbol "AREA", and BB&T common stock is traded on the New York Stock Exchange under the symbol "BBT". On November 7, 2001, the last full trading day before public announcement of the proposed merger, AREA common stock closed at $17.20, and BB&T common stock closed at $34.01. On February 8, 2002, AREA common stock closed at $20.35, and BB&T common stock closed at $35.20.

Listing of BB&T Common Stock

   BB&T will list the shares of its common stock to be issued in the merger on the New York Stock Exchange.

Comparative Market Prices and Dividends

   BB&T common stock is listed on the New York Stock Exchange under the symbol "BBT," and AREA common stock is included in the Nasdaq National Market under the symbol "AREA." The table below shows the high and low sales prices of BB&T common stock and AREA common stock and cash dividends paid per share for the last three fiscal years plus the interim period. The merger agreement restricts AREA's ability to increase dividends. See page 22.



                                         BB&T                     AREA
                              -------------------------- ----------------------
                                                  Cash                   Cash
                                High     Low    Dividend  High   Low   Dividend
                              -------- -------- -------- ------ ------ --------
Quarter Ended March 31, 2002
 (through February 8,
 2002)......................  $36.60   $34.06       --   $20.40  18.70    *
Quarter Ended
  March 31, 2001............  $37.875  $31.42    $0.23   $17.38 $14.69  $0.045
  June 30, 2001.............   37.08    33.73     0.23    16.75  14.50   0.045
  September 30, 2001........   38.48    33.57     0.26    17.70  14.88   0.045
  December 31, 2001.........   36.96    32.10     0.26    19.87  16.38   0.055
   For year 2001............   38.48    31.42     0.98    19.87  14.50   0.190
Quarter Ended
  March 31, 2000............  $29.25   $21.6875  $0.20   $16.00 $12.38  $0.037
  June 30, 2000.............   31.875   23.875    0.20    14.88  12.38   0.040
  September 30, 2000........   30.4375  23.8125   0.23    15.00  12.71   0.040
  December 31, 2000.........   38.25    26.5625   0.23    17.00  12.17   0.045
   For year 2000............   38.25    21.6875   0.86    17.00  12.17   0.162
Quarter Ended
  March 31, 1999............  $40.625  $34.5625  $0.175  $19.17 $15.59  $0.030
  June 30, 1999.............   40.25    33.50     0.175   18.26  15.67   0.033
  September 30, 1999........   36.6875  30.1875   0.20    19.21  15.84   0.033
  December 31, 1999.........   37.125   27.1875   0.20    18.71  16.34   0.037
   For year 1999............   40.625   27.1875   0.75    19.21  15.59   0.133


   The table below shows the closing price of BB&T common stock and AREA common stock on November 7, 2001, the last full trading day before public announcement of the proposed merger.


    BB&T historical..................................................... $34.01
    AREA historical..................................................... $17.20
    AREA pro forma equivalent**......................................... $18.71

--------

 * On February 4, 2002, with BB&T's consent, AREA declared a special dividend of $1.00 per share payable on March 11, 2002, to shareholders of record at the close of business on February 18, 2002.


** calculated by multiplying BB&T's per share closing price by the exchange ratio of 0.55.

Selected Consolidated Financial Data

   We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from BB&T's and AREA's audited financial statements for 1996 through 2000 and unaudited financial statements for the nine months ended September 30, 2001. This information is only a summary, and you should read it in conjunction with our historical financial statements and the related notes contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 55. You should not rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period. See "-- Recent Developments" on page 8.


                    BB&T -- Historical Financial Information
              (Dollars in thousands, except for per share amounts)

                         As of/For the Nine Months
                           Ended September 30,               As of/For the Years Ended December 31,
                         ------------------------- -----------------------------------------------------------
                             2001         2000        2000        1999        1998        1997        1996
                         ------------ ------------ ----------- ----------- ----------- ----------- -----------
Net interest income..... $  1,802,334 $  1,740,080 $ 2,314,698 $ 2,194,709 $ 2,008,220 $ 1,856,142 $ 1,701,921
Net income..............      695,695      466,766     698,488     778,725     720,964     565,103     527,173
Basic earnings per
 share..................         1.54         1.03        1.55        1.74        1.63        1.29        1.20
Diluted earnings per
 share..................         1.51         1.02        1.53        1.71        1.60        1.26        1.18
Cash dividends paid per
 share..................          .72          .63         .86         .75         .66         .58         .50
Book value per share....        13.18        11.03       11.96       10.30       10.33        9.38        8.80
Total assets............   70,309,046   63,808,683  66,552,823  59,380,433  54,373,105  49,240,765  43,747,135
Long-term debt..........   11,408,329    8,675,769   8,646,018   6,222,561   5,561,216   4,202,137   2,625,211

                    AREA -- Historical Financial Information
              (Dollars in thousands, except for per share amounts)


                         As of/For the Nine
                            Months Ended
                            September 30,         As of/For the Years Ended December 31,
                         ------------------- -------------------------------------------------
                           2001      2000      2000      1999      1998      1997      1996
                         --------- --------- --------- --------- --------- --------- ---------
Net interest income..... $  84,042 $  79,036 $ 106,593 $  88,907 $  75,686 $  75,606 $  72,425
Net income..............    25,089    29,979    37,733    38,259    22,626    20,809    19,886
Basic earnings per
 share..................      1.03      1.22      1.54      1.52      0.97      0.90      0.85
Diluted earnings per
 share..................      1.03      1.21      1.53      1.50      0.95      0.89      0.84
Cash dividends paid per
 share..................      .135      .117      .162     0.133     0.103     0.083     0.071
Book value per share....     12.85     11.35     11.79     10.78     10.13      8.41      7.28
Total assets............ 2,945,953 2,746,701 2,768,470 2,340,521 2,132,365 1,901,449 1,796,290
Long-term debt..........   255,769   132,976    82,622   130,210    41,309    84,336    49,313

Comparative Per Share Data

   We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 55.


   The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that 0.55 shares of BB&T common stock are issued for each outstanding share of AREA common stock and assuming that the merger occurred as of the beginning of the periods presented. Pro forma equivalent of one AREA common share amounts are calculated by multiplying the pro forma basic and diluted earnings per share, BB&T's historical per share dividend and the pro forma shareholders' equity by the exchange ratio of 0.55 shares of BB&T common stock so that the per share amounts equate to the respective values for one share of AREA common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the nine-month information as being indicative of results expected for the entire year or for any future interim period. See "--Recent Developments" below.


                                    As of/For the Nine
                                       Months Ended    As of/For the Year Ended
                                    September 30, 2001    December 31, 2000
                                    ------------------ ------------------------
Earnings per common share:
  Basic
    BB&T historical................       $ 1.54                $ 1.55
    AREA historical................         1.03                  1.54
    Pro forma combined.............         1.53                  1.56
    AREA pro forma equivalent of
     one AREA common share.........          .84                   .86
  Diluted
    BB&T historical................         1.51                  1.53
    AREA historical................         1.03                  1.53
    Pro forma combined.............         1.51                  1.54
    AREA pro forma equivalent of
     one AREA common share.........          .83                   .85
Cash dividends declared per common
 share:
  BB&T historical..................          .72                   .86
  AREA historical..................         .135                  .162
  Pro forma combined...............          .72                   .86
  AREA pro forma equivalent of one
   AREA common share...............          .40                   .47
Shareholders' equity per common
 share:
  BB&T historical..................        13.18                 11.96
  AREA historical..................        12.85                 11.79
  Pro forma combined...............        13.47                 12.23
  AREA pro forma equivalent of one
   AREA common share...............         7.41                  6.73

Recent Developments


   On January 11, 2002, BB&T reported earnings for the fourth quarter of 2001 and the year ended December 31, 2001. Net income for the quarter was $277.9 million, or $.61 per diluted share. These earnings reflected increases of 19.9% and 19.6%, respectively, compared to prior year results. BB&T's fourth quarter results produced an annualized return on average assets of 1.56% and an annualized return on average shareholders' equity of 17.93% compared to prior year percentages of 1.44% and 18.14%, respectively. For the year ended December 31, 2001, net income totaled $973.6 million, or $2.12 per diluted share, reflecting increases of 39.4% and 38.6%, respectively, compared to 2000 results. These earnings generated returns on average assets and average shareholders' equity of 1.41% and 16.78%, respectively, compared to prior year returns of 1.13% and 14.22%, respectively. Both 2001 and 2000 results were significantly affected by merger-related items, and the 2000 results also reflect losses from a restructuring of the securities portfolio. BB&T's complete earnings announcement is included in the Current Report on Form 8-K filed by BB&T on January 11, 2002 and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on Page 55.


   On January 23, 2002, AREA announced its earnings for the quarter and year ended December 31, 2001. Net income for the fourth quarter of 2001 was $9.60 million, an increase of $1.85 million, or 23.9%, from the $7.75 million earned in the fourth quarter of 2000. Diluted earnings per share increased $0.08, or 25.0%, to $0.40 from $0.32 earned in the quarter ended December 31, 2000. Net income for 2001 was $34.69 million compared to $37.73 million in 2000. Net income during the current year was $3.04 million, or 8.1% below the year of 2000. The decrease in net income was largely the result of a reduction in after-tax gains on the sales of securities which totaled $8.81 million, or $0.36 per diluted share, in 2000. On a diluted share basis, net income for 2001 declined $0.10, or 6.5%, to $1.43 from $1.53 in 2000. AREA's complete earnings announcement is included in the Form 8-K filed by AREA on January 25, 2002. See "Where You Can Find More Information" on page 55.

                            MEETING OF SHAREHOLDERS

General

   We are providing this proxy statement/prospectus to AREA's shareholders of record as of January 25, 2002, along with a form of proxy that the AREA Board is soliciting for use at a special meeting of shareholders of AREA to be held on March 18, 2002 at 10:00 a.m., Central Time, at the main office of AREA located at 230 Frederica Street, Owensboro, Kentucky. At the meeting, the shareholders of AREA will vote upon a proposal to approve the agreement and plan of reorganization, dated as of November 7, 2001 and the related plan of merger pursuant to which AREA would merge into BB&T. In this proxy statement/prospectus, we refer to the reorganization agreement and related plan of merger as the "merger agreement." Proxies may be voted on other matters that may properly come before the meeting, if any, at the discretion of the proxy holders. The AREA Board knows of no such other matters except those incidental to the conduct of the meeting. A copy of the merger agreement is attached as Appendix A.


Who Can Vote at the Meeting

   You are entitled to vote your AREA common stock if the records of AREA show that you held your shares as of the record date, which is January 25, 2002. On the record date, there were 23,923,596 shares of AREA common stock outstanding, held by approximately 901 holders of record. Each share of AREA common stock is entitled to one vote on each matter submitted at the meeting.


Attending the Meeting

   If you are a beneficial owner of AREA common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of AREA common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

   Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of AREA common stock entitled to vote. If you do not vote your shares or if you abstain, it will have the same effect as a vote "against" the merger agreement.

   The proposal to adopt the merger agreement is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-vote shares") will not be counted as votes cast on it.

   Action on any other matter that is properly presented at the meeting for consideration of the shareholders will be approved if a quorum is present for that matter and the votes cast favoring the action exceed the votes cast opposing the action. A quorum will be present for a particular matter if a majority of the outstanding shares of AREA common stock entitled to vote on that matter is represented at the meeting in person or by proxy. For purposes of determining whether a quorum is present for a particular matter, shares with respect to which proxies have been marked as abstentions will be treated as shares present but broker non-vote shares will not be treated as shares present. The AREA Board is not aware of any other business to be presented at the meeting other than matters incidental to the conduct of the meeting.

   Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of AREA common stock entitled to vote, abstentions and broker non-vote shares will have the same effect as votes against the merger. Accordingly, the AREA Board urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-prepaid envelope.

   You should not return your stock certificates with your proxy cards. The procedure for surrendering your stock certificates is described under "The Merger--Exchange of AREA Stock Certificates" on page 19.


   As of the record date, the directors and executive officers of AREA and their affiliates beneficially owned a total of 8,985,932 shares, or 37.6% of the issued and outstanding shares of AREA common stock (not including shares that may be acquired upon the exercise of stock options). The directors and executive officers of BB&T, their affiliates, BB&T and its subsidiaries owned less than 1% of the outstanding shares of AREA common stock, excluding shares subject to the stock option granted to BB&T in connection with the merger agreement and described under the heading "Option Agreement" on page 34.


Voting and Revocation of Proxies

   The shares of AREA stock represented by properly completed proxies received at or before the time for the meeting (or any adjournment) will be voted as directed by the respective shareholders unless the proxies are revoked as described below. If no instructions are given, executed proxies will be voted "FOR" approval of the merger agreement. Proxies marked "FOR" approval of the merger agreement and proxies that are executed but unmarked will be voted in the discretion of the proxy holders named in the proxies as to any proposed adjournment of the meeting. Proxies that are voted "AGAINST" approval of the merger agreement will not be voted in favor of any motion to adjourn the meeting to solicit more votes in favor of the merger. The proxies will be voted in the discretion of the proxy holders on other matters, if any, that are properly presented at the meeting and voted upon.


   You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either: notify the Corporate Secretary of AREA in writing at AREA's principal executive offices; submit a later-dated proxy to the Corporate Secretary of AREA; or attend the meeting and vote your shares in person. Your attendance at the meeting will not automatically revoke your proxy. If you hold your shares in street name, please see the voting form provided by your broker for additional information regarding the voting of your shares.

   Your broker may allow you to deliver your voting instructions via the telephone or the internet. Please see the voting instruction form from your broker. If your shares are not registered in your name, you will need additional documentation from your record holder to vote the shares in person.

Solicitation of Proxies

   BB&T and AREA will each pay 50% of the cost of printing this proxy statement/prospectus, and AREA will pay all other costs of soliciting proxies. Directors, officers and other employees of AREA or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. AREA will arrange with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such brokerage firms and other custodians, nominees and fiduciaries, and AREA will reimburse these record holders for their reasonable out-of-pocket expenses.

Recommendation of the AREA Board

   The AREA Board has approved the merger agreement and believes that the proposed transaction is fair to and in the best interests of AREA and its shareholders. The AREA Board recommends that AREA shareholders vote "FOR" approval of the merger agreement.

                                   THE MERGER

   The following information describes the material aspects of the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this proxy statement/prospectus, including the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

General

   In the merger, AREA will be merged into BB&T. Shareholders of AREA will receive common stock of BB&T in exchange for their shares of AREA stock on the basis of 0.55 shares of BB&T common stock for each share of AREA common stock, plus cash instead of any fractional share of BB&T common stock that would otherwise be issued. BB&T currently intends to merge AREA's subsidiary banks into Branch Banking and Trust Company ("Branch Bank"), BB&T's North Carolina-chartered bank subsidiary, during the third quarter of 2002. Until then, AREA's subsidiary banks will operate as separate subsidiaries of BB&T.


Background of and Reasons for the Merger

 Background of the Merger

   During the last several years, there has been a trend toward consolidation in the financial services industry. This trend has been fueled by, among other things, recent national banking legislation that has enabled participants in business combinations to benefit from the economies of scale and greater efficiencies available to the combined entities. Financial institutions have increasingly sought suitable combinations as a means of obtaining these benefits.

   During the first quarter of 2001, representatives of J.P. Morgan Securities Inc., New York, New York, had preliminary discussions with Thomas R. Brumley, AREA's President and Chief Executive Officer, about the possibility of a merger with BB&T. Effective April 2, 2001, AREA engaged JPMorgan as its financial advisor. AREA selected JPMorgan for several reasons, including its familiarity with AREA's business and market area and JPMorgan's previous experience with mergers and acquisitions involving financial institutions.


   On May 2, 2001, Mr. Brumley and C.M. Gatton, AREA's Chairman, met with Burney S. Warren, an Executive Vice President with BB&T, together with representatives of JPMorgan in Louisville, Kentucky, to discuss AREA's and BB&T's businesses. On May 3, 2001, Mr. Brumley and Mr. Warren toured several of AREA's branch locations in Kentucky.

   On July 10, 2001 Mr. Brumley and Mr. Gatton met with John A. Allison, BB&T's Chairman and Chief Executive Officer, at BB&T's headquarters in Winston-Salem, North Carolina, to learn more about BB&T's business and management philosophy. On July 31, 2001, BB&T proposed a merger with an exchange ratio of 0.5173 shares of BB&T common stock for each share of AREA common stock.

   On August 3, 2001, AREA's Executive Committee of the Board of Directors met by telephone to discuss BB&T's proposal. The Executive Committee decided not to pursue the proposal because it considered the proposed exchange ratio to be insufficient. AREA's Board of Directors subsequently rejected the proposal at a regular meeting of the Board held on September 17, 2001.

   As a result of further negotiations between the parties, BB&T increased the exchange ratio to 0.55 shares of BB&T common stock per share of AREA common stock. On October 15, 2001, AREA's Board of Directors considered this new proposal, but did not act on it at that time. The meeting included presentations by BB&T, JPMorgan, and legal counsel, Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. From October 16 through October 31, 2001, the parties negotiated the merger agreement and related documents.

   On November 1, 2001, AREA's Board of Directors held a special meeting to discuss the BB&T proposal. All of the directors were present at the meeting with the exception of one director who was ill. The meeting included presentations by JPMorgan concerning the terms of the merger and by Powell, Goldstein concerning the merger agreement and related documents. Based on the factors discussed in "--AREA's Reasons for the Merger and Recommendation of Directors," all of the Board members present voted to approve the merger agreement subject to final negotiation of selected terms by the Executive Committee and the receipt of an opinion from JPMorgan that the exchange ratio in the proposed merger was fair, from a financial point of view, to AREA's shareholders.


   On November 7, 2001, after obtaining the fairness opinion from JPMorgan, AREA's Executive Committee finalized the terms of the merger agreement, and, later that day, the parties executed the agreement. On November 8, 2001, BB&T issued a press release announcing its proposed acquisition of AREA.

 AREA's Reasons for the Merger and Recommendation of Directors

   In reaching its determination that the merger agreement is fair to, and in the best interests of, AREA and its shareholders, the AREA Board considered a number of factors. The AREA Board did not assign any specific or relative weight to the factors in its consideration. The material factors considered by the AREA Board included the following:

  . The current and prospective economic environment facing financial institutions, and the competitive pressures in the financial services industry in general and the banking industry in particular;

  . The Board's review of alternatives to the merger (including potential transactions with other merger partners, remaining independent and growing internally, remaining independent for a period of time and then selling or merging the company, and growing through future acquisitions), the range of possible values to AREA's shareholders attainable through implementation of such alternatives, and the timing and likelihood of actually implementing such alternatives and receiving such values;

  . A review of the business, operations, earnings, and financial condition, including the capital levels and asset quality, of BB&T on both a historical and prospective basis;

  .  The geographic and business fit of AREA and BB&T;

  . The strong cultural fit that had emerged through discussions with BB&T in terms of customer service, strategic direction, and planning processes;

  . The terms of the merger agreement, including the exchange ratio and the ability of AREA to terminate the merger agreement under specified circumstances;

  . The financial advice rendered by JPMorgan regarding the terms of the merger, including its opinion that the exchange ratio is fair to AREA's shareholders from a financial point of view, and the AREA Board's review of the methodology and appropriateness of the assumptions used by JPMorgan in its analysis of the fairness of the exchange ratio;

  . The expectation that the merger will be tax-free for federal income tax purposes for AREA's shareholders (other than with respect to cash received in the merger, including any cash paid in lieu of fractional shares); and


  . The strong likelihood that regulatory approval for the merger will be obtained.

   The Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the merger is in the best interests of the AREA shareholders.

   The terms of the merger, including the exchange ratio, were the result of arms-length negotiations between representatives of AREA and representatives of BB&T. Based upon its consideration of the foregoing factors, the AREA Board of Directors approved the merger agreement and the merger as being in the best interests of AREA and its shareholders.

   The AREA Board recommends that you vote "FOR" the approval of the merger agreement.

 BB&T's Reasons for the Merger

   One of BB&T's announced objectives is to pursue in-market and contiguous state acquisitions of banks and thrifts in the $250 million to $10 billion asset size range. BB&T's management believes that the acquisition of AREA is consistent with this strategy because AREA is the largest independent bank holding company in Kentucky and the acquisition of AREA will provide BB&T a statewide presence and entry into economically attractive markets within Kentucky.

   In connection with BB&T's consideration of the merger, its management analyzed selected investment criteria designed to assess the impact of the merger on BB&T and its shareholders. For the purpose of this analysis, BB&T made the following assumptions:

  . BB&T's 2001 earnings per share ("EPS") is based on the estimates published by First Call Corporation and subsequent years are based on 12% income statement and balance sheet growth;

  . AREA's 2001 fully diluted core EPS (prior to the effects of the merger) is based on AREA management's estimate of $1.32;

  . Annual cost savings of approximately $17.1 million, or 20% of AREA's expense base, would be fully realized in the first 12 months of operations following conversion of AREA's data services systems to those of BB&T (cost savings are based upon an expense base for AREA net of intangibles amortization of approximately $7 million);


  .  Income statement and balance sheet growth rates would be 10% except:
     AREA's non-interest income is grown to achieve a fee income ratio of 30% by year 7.

  . Core deposit intangibles are amortized over ten years using the sum of the years digits method;

  . AREA's loan loss allowance is conformed to BB&T's loan loss allowance policies;

  . AREA's net charge-off rate for loan losses is modeled at 0.35% in all years;

  . BB&T will repurchase approximately 2.1% of the shares issued in the transaction, thus bringing AREA's pro forma leverage ratio to 7%; and

  .  AREA's equity ratio is maintained between 7% and 8%.

   Using the above assumptions, BB&T analyzed the merger to determine whether it would have an accretive or dilutive effect on estimated earnings per share, return on equity, return on assets and book value per share, as well as its effect on BB&T's leverage capital ratio. This analysis indicated that the merger would:

  . be accretive to cash basis earnings per share in year 1 and accretive to GAAP earnings per share in year 2;

  .  be accretive to cash basis return on equity in year 1;

  .  be accretive to cash basis return on assets in year 6;

  .  be accretive to book value per share immediately; and

  .  result in a combined leverage ratio that remains over 7%.

In conducting its analysis BB&T excluded the effect of estimated one-time after-tax charges of $16.0 million related to completing the merger on earnings per share, return on assets and return on equity, as well as cash basis earnings per share, cash basis return on assets and cash basis return on equity.

   In addition to the analysis described above, BB&T performed an internal rate of return analysis for the merger. The purpose of this analysis was to determine if the projected performance of AREA, after applying the assumptions described above, would conform to BB&T's criteria. BB&T's current minimum internal rate of return requirement for this type of investment is 15%. The analysis performed in connection with the AREA merger indicated that the projected internal rate of return will be 21.36%.

   None of the above information has been updated since the date of the merger agreement. There can be no certainty that actual results will be consistent with the results described above. For more information concerning the factors that could affect actual results, see "A Warning About Forward-Looking Information" on page iii.


Opinion of AREA's Financial Advisor

   Pursuant to an engagement letter dated April 2, 2001, AREA retained J.P. Morgan Securities Inc. as its financial advisor in connection with the proposed merger.

   At a meeting of the Executive Committee of AREA's Board of Directors on November 7, 2001, JPMorgan rendered its oral and written opinion to the Board of Directors of AREA that, as of the date of the meeting, the exchange ratio in the proposed merger was fair, from a financial point of view, to AREA's common shareholders. JPMorgan has confirmed its November 7, 2001 opinion by delivering a written opinion to the Board of Directors of AREA, dated the date of this proxy statement/prospectus, that, as of the date of this proxy statement/prospectus, the exchange ratio in the proposed merger was fair, from a financial point of view, to AREA's common shareholders. No limitations were imposed by AREA's Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

   The full text of the written opinion of JPMorgan, dated the date of this proxy statement/ prospectus, which sets forth the assumptions made, matters considered and any limits placed on the review undertaken, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. AREA's shareholders are urged to read the opinion in its entirety. JPMorgan's written opinion is addressed to the Board of Directors of AREA, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any shareholder of AREA as to how such shareholder should vote at the special meeting of shareholders. The summary of the opinion of JPMorgan set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion dated the date of this proxy statement/prospectus, JPMorgan performed the following activities:

  . reviewed the merger agreement and the stock option agreement between AREA and BB&T;

  . reviewed the draft dated February 6, 2002 of this proxy statement/prospectus;


  . reviewed various publicly available business and financial information concerning AREA and BB&T and the industries in which they operate;

  . compared the proposed financial terms of the merger with the publicly available financial terms of various other transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  . compared the financial and operating performance of AREA and BB&T with publicly available information concerning other companies JPMorgan deemed relevant and reviewed the current and historical market prices of AREA's common stock and BB&T's common stock and the relevant publicly traded securities of such other companies;

  . reviewed internal financial analyses and forecasts prepared by the management of AREA relating to its businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected, as estimated by BB&T, to result from the merger (the "synergies"); and

  . performed other financial studies and analyses and considered other information as JPMorgan deemed appropriate for the purposes of its opinion.

   In addition, JPMorgan held discussions with members of the management of AREA and BB&T with respect to various aspects of the merger, the past and current business operations of AREA and BB&T, the financial condition and future prospects and operations of AREA and BB&T, the effects of the merger on the financial condition and future prospects of AREA and BB&T, and other matters JPMorgan believed necessary or appropriate to its inquiry.

   JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by AREA and BB&T or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability for the accuracy and completeness of the information reviewed. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, including the synergies, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of AREA and BB&T to which such analyses or forecasts relate. JPMorgan also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on AREA or BB&T or on the contemplated benefits of the merger.

   JPMorgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the respective dates of such opinions. Subsequent developments may affect the written opinion dated the date of this proxy statement/prospectus, and JPMorgan does not have any obligation to update, revise, or reaffirm that opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, to the holders of AREA's common stock of the exchange ratio in the proposed merger, and JPMorgan has expressed no opinion as to the underlying decision by AREA to engage in the merger. JPMorgan expressed no opinion as to the price at which AREA's common stock or BB&T's common stock will trade at any future time, whether before or after consummation of the merger.

   In its opinions, JPMorgan noted that it had not been authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of AREA or any other alternative transaction. Consequently, JPMorgan assumed that the terms of the merger are the most beneficial terms from AREA's perspective that could under the circumstances be negotiated among the parties to the merger, and JPMorgan expressed no opinion as to whether any alternative transaction might produce consideration for AREA's shareholders in an amount in excess of that contemplated in the merger. JPMorgan noted, however, that during the course of its work with AREA, JPMorgan had not become aware of any interest by any third party (other than BB&T) in engaging in any alternative transactions with AREA.

   In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

   Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data for AREA with similar data for selected publicly traded companies engaged in businesses that JPMorgan deemed to be relevant to AREA. The companies selected by JPMorgan were Old National Bancorp, First Financial Bancorp, First Merchants Corporation, 1st Source Corporation, Integra Bank Corporation, Mid-America Bancorp, Community Trust Bancorp, and Irwin Financial Corporation. These companies were selected, among other reasons, because they operate in markets that are both geographically close and demographically similar to the markets of AREA and are of a similar size. For each selected company, publicly available projected future financial performance provided by I/B/E/S was measured. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. JPMorgan examined the market premium over tangible book value as a percentage of core deposits, as well as a range of multiples of AREA's trading price to 2001 cash earnings per share, 2002 cash earnings per share, and tangible book value per share. This range of value measures yielded an implied trading value for AREA's common stock of approximately $14 to $19 per share.

   Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected bank transactions since January 2000 with an announced value of $300 million to $600 million. Specifically, JPMorgan reviewed the following transactions: F.N.B. Corp./Promistar, BB&T/Century South, Park National/Security Bancorp, Wachovia/Republic Security, Valley National/Merchants New York, M&T Bank/Premier National, BancorpSouth/First United, Wells Fargo/First Commerce, and Carolina First/Anchor Financial. JPMorgan examined the premium paid over trading price 5 days prior to announcement, the premium to core deposits, as well as a range of transaction multiples such as deal price to the last twelve months core earnings per share, forward GAAP earnings per share, forward cash earnings per share, and tangible book value per share. Based upon this range of transaction premiums and multiples, JPMorgan arrived at an estimated range of equity values for AREA's common stock of between $18 and $21 per share.

   Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for AREA's common stock. JPMorgan calculated the distributable capital that AREA is expected to generate on a stand-alone basis during fiscal years 2001 through 2010 based upon financial projections prepared by I/B/E/S through 2003, and assumed that AREA's earnings were grown thereafter at an annual rate ranging from 5% to 11%. For each growth rate, JPMorgan calculated the sum of:
(a) the estimated 2001-2010 distributable capital per share, projected so that AREA's tangible equity to assets ratio would be maintained at 7.0%, and discounted to present values at an assumed discount rate of 11%, and (b) the terminal values per share of AREA common stock based on assumed multiples of AREA's projected 2011 earnings ranging from 10.4x to 11.4x. This discounted cash flow analysis indicated a range of equity values of between $15 and $19 per share of AREA's common stock on a stand-alone basis (i.e., without synergies).


   JPMorgan also conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for BB&T's common stock. JPMorgan calculated the distributable capital that BB&T is expected to generate on a stand-alone basis during fiscal years 2001 through 2010 based upon financial projections prepared by I/B/E/S through 2003, and assumed that BB&T's earnings were grown thereafter at an annual rate ranging from 7% to 12%. For each growth rate, JPMorgan calculated the sum of: (a) the estimated 2001-2010 distributable capital per share, projected so that BB&T's tangible equity to assets ratio would be maintained at 7.0%, and discounted to present values at an assumed discount rate of 11%, and (b) the terminal values per share of BB&T common stock based on assumed multiples of BB&T's projected 2011 earnings ranging from 11.2x to 13.2x. This discounted cash flow analysis indicated a range of equity values of between $38 and $51 per share of BB&T's common stock on a stand-alone basis (i.e., without synergies).

   Contribution Analysis. JPMorgan reviewed and analyzed the relative contributions to be made by AREA and BB&T to the combined entity. These contributions were compared to the 0.55x exchange ratio in the proposed merger.

   The following table illustrates the relative contribution of selected earnings and valuation items by AREA to a combined AREA/BB&T entity, excluding transaction synergies:

AREA Contribution basis                    Contribution Implied exchange ratio
-----------------------                    ------------ ----------------------
Projected financial performance
  2002E GAAP earnings.....................     3.0%             0.588x
  2003E GAAP earnings.....................     3.0              0.586
  2002E cash earnings.....................     3.1              0.611
  2003E cash earnings.....................     3.1              0.606
Equity value, diluted (as of November 6,
 2001)
  Market value............................     2.6              0.509
  Discounted cash flow value..............      NA              0.373

   Pro Forma Merger Analysis. JPMorgan analyzed pro forma earnings per share forecasts for calendar years 2002 and 2003 based upon estimates provided by I/B/E/S. In performing this analysis, JPMorgan considered the cost savings expected to be achieved in 2002 and 2003. The analysis showed that the merger would be neutral to BB&T's GAAP and cash earnings per share for 2002, accretive to BB&T's GAAP and cash earnings per share for 2003, and accretive to BB&T's tangible book value per share in 2002 and 2003.

   In connection with its opinion dated the date of this proxy statement/prospectus, JPMorgan reviewed the analyses used to render its November 7, 2001 opinion to the Board of Directors of AREA by performing procedures to update these analyses and by reviewing the assumptions upon which these analyses were based and the factors considered in connection with these analyses.

   The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions, without considering all, of its analyses could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, and the actual values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflect the prices at which businesses actually could be bought or sold.

   As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise AREA with respect to the merger on the basis of this experience and its familiarity with AREA.

   For services rendered in connection with the merger, AREA has agreed to pay JPMorgan a fee of 0.75% of the transaction value. In addition, AREA has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against various liabilities, including liabilities arising under the Federal securities laws.

   JPMorgan and its affiliates have in the past provided, and in the future may provide, investment banking and financial services to AREA and BB&T for which services JPMorgan and its affiliates received, and expect to receive, customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of AREA or BB&T for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in AREA's and BB&T's securities.

Exchange Ratio

   Upon completion of the merger, each outstanding share of AREA common stock will be converted into the right to receive 0.55 shares of BB&T common stock, plus cash in lieu of any fractional share of BB&T common stock that would otherwise be issued.

   You should be aware that the market value of a share of BB&T common stock will fluctuate and that neither BB&T nor AREA can give you any assurance as to what the price of BB&T common stock will be when the merger becomes effective or when certificates for those shares are delivered following surrender and exchange of your certificates for shares of AREA stock. We urge you to obtain information on the market value of BB&T common stock that is more recent than that provided in this proxy statement/prospectus. See "Summary--Comparative Market Prices and Dividends" on page 6.


   No fractional shares of BB&T common stock will be issued in the merger. If you would otherwise be entitled to a fractional share of BB&T common stock in the merger, you will be paid an amount in cash determined by multiplying the fractional part of the share of BB&T common stock by the closing price per share of BB&T common stock on the NYSE at 4:00 p.m., Eastern Time, on the date that the merger becomes effective as reported on NYSEnet.com.


Exchange of AREA Stock Certificates

   When the merger is completed, without any action on the part of AREA or the AREA shareholders, shares of AREA common stock will be converted into and will represent the right to receive, upon surrender of the certificate representing such shares as described below, whole shares of BB&T common stock and cash instead of any fractional share interest. Promptly after the merger becomes effective, BB&T will deliver or mail to you a form of letter of transmittal and instructions for surrender of your AREA stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions and any other documents as may be reasonably requested, BB&T will promptly deliver to you the shares of BB&T common stock (and any declared and unpaid dividends on such shares) and cash, if any, to which you are entitled.

   You should not send in your stock certificates until you receive the letter of transmittal and instructions.

   After the merger is completed, and until surrendered as described above, each outstanding AREA stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration. No interest will be paid or accrued on any cash payable for fractional shares as part of the merger consideration. With respect to any AREA stock certificate that has been lost or destroyed, BB&T will pay the merger consideration attributable to the shares represented by such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares in question. After the merger is completed, AREA's transfer books will be closed and no transfer of the shares of AREA stock outstanding immediately before the time that the merger becomes effective will be made on BB&T's stock transfer books.

   If AREA declares a dividend on the AREA common stock as permitted by the merger agreement with a record date before the time the merger becomes effective, and that dividend has not been paid before the merger becomes effective, BB&T will pay the dividend to the former AREA shareholders.

   To the extent permitted by law, after the merger becomes effective, you will be entitled to vote at any meeting of BB&T shareholders the number of whole shares of BB&T common stock into which your shares of AREA stock are converted, regardless of whether you have exchanged your AREA stock certificates for BB&T stock certificates. Whenever BB&T declares a dividend or other distribution on the BB&T common stock, which has a record date after the merger becomes effective, the declaration will include dividends or other distributions on all shares of BB&T common stock issuable under the merger agreement. However, no dividend or other distribution payable to the holders of record of BB&T common stock will be delivered to you until you surrender your AREA stock certificate for exchange as described above. Upon surrender of your AREA stock certificate, the certificate representing the BB&T common stock into which your shares of AREA stock have been converted, together with cash in lieu of any fractional share of BB&T common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you without interest.

The Merger Agreement

 Effective Date and Time of the Merger

   The merger agreement provides that the closing of the merger will take place on a business day designated by BB&T that is within 30 days following the satisfaction of the conditions to the completion of the merger, or a later date mutually acceptable to the parties. The merger will become effective at the time and date specified in the articles of merger to be filed with the Secretary of State of North Carolina and the Commonwealth of Kentucky Secretary of State. It is currently anticipated that the filing of the articles of merger will take place in March 2002, assuming all conditions to the respective obligations of BB&T and AREA to complete the merger have been satisfied.


 Conditions to the Merger

   The obligations of BB&T and AREA to carry out the merger are subject to satisfaction (or, if permissible, waiver) of the following conditions at or before the time the merger becomes effective:

  . all corporate action necessary to authorize the performance of the merger agreement must have been duly and validly taken, including the approval of the shareholders of AREA of the merger agreement;

  . BB&T's registration statement on Form S-4 relating to the merger (including any post-effective amendments) must be effective under the Securities Act of 1933, no proceedings may be pending or, to BB&T's knowledge, threatened by the Securities and Exchange Commission to suspend the effectiveness of the registration statement, and the BB&T common stock to be issued in the merger must either have been registered or exempt from registration under applicable state securities laws;

  . the parties must have received all regulatory approvals required in connection with the transactions contemplated by the merger agreement, all notice periods and waiting periods required with respect to the approvals must have passed and all approvals must be in effect;

  . neither BB&T nor AREA nor any of their respective subsidiaries may be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits completion of the transactions provided in the merger agreement; and

  . AREA and BB&T must have received an opinion of BB&T's legal counsel, in form and substance satisfactory to AREA and BB&T, to the effect that the merger will constitute one or more reorganizations under Section 368 of the Internal Revenue Code and that the shareholders of AREA will not recognize any gain or loss to the extent that they exchange shares of AREA common stock for shares of BB&T common stock.

   The obligations of AREA to carry out the transactions in the merger agreement are subject to the satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by AREA:

  . BB&T must have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement;

  . the shares of BB&T common stock to be issued in the merger must have been approved for listing on the NYSE, subject to official notice of issuance; and

  . AREA must have received specified closing certificates from BB&T and legal opinions from BB&T's counsel.

   All representations and warranties of BB&T will be evaluated as of the date of the merger agreement and at the time the merger becomes effective as though made at the time the merger becomes effective (or, in the case of any representation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by AREA. The representations and warranties of BB&T concerning the following must be true and correct (except for inaccuracies which are de minimis):

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct business;

  .  its authorization of, and the binding nature of, the merger agreement;
     and

  . the absence of any conflict between the transactions in the merger agreement and BB&T's articles of incorporation or bylaws.

Moreover, there must not be inaccuracies in the representations and warranties of BB&T in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on BB&T and its subsidiaries taken as a whole.

   The obligations of BB&T to carry out the transactions in the merger agreement are subject to satisfaction of the following additional conditions at or before the time the merger becomes effective, unless, where permissible, waived by BB&T:

  . no regulatory approval may have imposed any condition or requirement that, in the reasonable opinion of the BB&T Board, would so materially adversely affect the business or economic benefits to BB&T of the transactions in the merger agreement as to render the consummation of such transactions inadvisable or unduly burdensome;

  . AREA must have performed in all material respects all of its obligations and complied in all material respects with all of its covenants required by the merger agreement;

  . BB&T must have received agreements from specified affiliates of AREA concerning their shares of AREA common stock and the shares of BB&T common stock to be received by them; and

  . BB&T must have received specified closing certificates from AREA and legal opinions from AREA's counsel.

  . Thomas R. Brumley shall have continued in the employment of AREA until the merger is effective, and C.M. Gatton shall have executed and delivered to BB&T a noncompetition agreement.

   All representations and warranties of AREA will be evaluated at the date of the merger agreement and at the time the merger becomes effective as though made at the time the merger becomes effective (or, in the case of any representation and warranty that specifically relates to an earlier date, on the date designated), except as otherwise provided in the merger agreement or consented to in writing by BB&T. The representations and warranties of AREA concerning the following must be true and correct (except for inaccuracies which are de minimis):

  .  its capitalization;

  . its and its subsidiaries' organization and authority to conduct business;

  .  its ownership of its subsidiaries and other equity interests;

  .  its authorization of, and the binding nature of, the merger agreement;

  . the absence of conflict between the transactions in the merger agreement and AREA's articles of incorporation or bylaws;

  . its forbearance from taking any actions that would negatively affect the tax-free treatment of the merger or the receipt of necessary regulatory approvals; and

  . actions taken to exempt the merger from any applicable anti-takeover laws.

Moreover, there must not be inaccuracies in the representations and warranties of AREA in the merger agreement that, individually or in the aggregate, have or are reasonably likely to have a material adverse effect on AREA and its subsidiaries taken as a whole.

 Conduct of AREA's and BB&T's Businesses Before the Merger

   Except with the consent of BB&T until the merger is effective, neither AREA nor any of its subsidiaries may:

  . carry on its business except in the ordinary course and in substantially the same manner as previously conducted, or establish or acquire any new subsidiary or engage in any new type of activity or expand any existing activities;

  . declare or pay any dividend or make any distribution on its capital stock other than regularly scheduled quarterly dividends of $.045 (as such amount may be increased in an amount and at a time consistent with past practices) per share of AREA common stock payable in a manner consistent with past practices; provided that: (a) any dividend declared or payable on AREA common stock must, unless otherwise agreed by BB&T and AREA, be declared with a record date before the time the merger becomes effective only if the record date for payment of the corresponding quarterly dividend to holders of BB&T common stock is before the time the merger becomes effective; and (b) BB&T has consented to:

    . the declaration by AREA, during the fourth quarter of the year ending December 31, 2001, of a quarterly dividend of $.055 per share of AREA common stock payable with a record date in the first quarter of the year ending December 31, 2002;

    . the declaration by AREA of a special dividend of $1.00 per share of AREA common stock payable on March 11, 2002 to shareholders of record at the close of business on February 18, 2002; and


    . in the event that the merger is not effective on or before the record date for the BB&T quarterly dividend payable in the second quarter of the year ending December 31, 2002 (the "BB&T Record Date"), AREA may declare a quarterly dividend payable with a record date in such quarter, in an amount that will provide AREA shareholders (after giving effect to any and all other dividends payable to AREA shareholders in the second quarter of the year ending December 31, 2002) the economic equivalent of the dividend that would have been received by AREA shareholders during such quarter, if the merger had occurred prior to the BB&T Record Date.

  . issue any shares of capital stock, except pursuant to stock options outstanding as of the date of the merger agreement or the stock option granted to BB&T in connection with the merger agreement;

  . issue, grant or authorize any rights to acquire capital stock or effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization;

  .  amend its articles of incorporation or bylaws;

  . impose or permit the imposition or existence of any lien, charge or encumbrance on any share of stock held by it in any AREA subsidiary or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

  . merge or consolidate with any other entity or acquire control over any other entity;

  . dispose of or acquire any material amount of assets, other than in the ordinary course of its business consistent with past practices;

  . fail to comply in any material respect with any legal requirements applicable to it and to the conduct of its business;

  . increase the compensation of any of its directors, officers or employees (excluding increases resulting from the exercise of compensatory stock options outstanding as of the date of the merger agreement), or pay or agree to pay any bonus or provide any new employee benefit or incentive, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to existing plans or arrangements;

  . enter into or substantially modify (except as may be required by law) any employee benefit, incentive or welfare arrangement, or any related trust agreement, relating to any of its directors, officers or other employees (other than renewals consistent with past practice);

  . solicit inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any other business combination with AREA or any AREA subsidiary, or fail to notify BB&T immediately if any such inquiry or proposal is received, any such information is requested or required or any such discussions are sought (except that this would not apply to furnishing information to, or participating in negotiations or discussions with, an offeror following an unsolicited offer if AREA is advised in writing by legal counsel that, in its opinion, the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of AREA's Board of Directors to the AREA shareholders);

  . enter into (a) any material agreement or commitment other than in the ordinary course, (b) any agreement, indenture or other instrument other than in the ordinary course relating to the borrowing of money by AREA or an AREA subsidiary or guarantee by AREA or an AREA subsidiary of any obligation, (c) any agreement or commitment relating to the employment or severance of a consultant or the employment, severance or retention in office of any director, officer or employee (except for the election of directors or the reappointment of officers in the normal course) or
     (d) any contract, agreement or understanding with a labor union;

  . change its lending, investment or asset liability management policies in any material respect, except as required by applicable law, regulation or directives or as provided for in the merger agreement;

  . change its methods of accounting in effect at December 31, 2000, except as required by changes in accounting principles to which BB&T concurs or change any of its federal income tax reporting methods from those used in the preparation of its tax returns for the year ended December 31, 2000, except as required by changes in law;

  . incur any commitments for capital expenditures or obligations to make capital expenditures in excess of $25,000 for any one expenditure or $100,000 in the aggregate;

  . incur any new indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or the Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

  . take any action that would or could reasonably be expected to (a) cause the merger not to constitute a tax-free reorganization as determined by BB&T, (b) result in any inaccuracy of a representation or warranty that would permit termination of the merger agreement or (c) cause any of the conditions to the merger to fail to be satisfied; or

  .  agree to do any of the foregoing.

   In addition, AREA has agreed:

  . to take such actions as may be reasonably necessary to modify the structure of the merger, as long as the modification does not reduce the consideration to be received by AREA shareholders, abrogate the covenants contained in the merger agreement or substantially delay the completion of the merger;

  . to cooperate with BB&T concerning accounting and financial matters necessary to facilitate the merger, including issues arising in connection with: (1) record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices; and (2) AREA's lending, investment or asset/liability management policies;

  . to keep BB&T advised of all material developments relevant to its business prior to completion of the merger; and

  .  to provide BB&T access to AREA's books and records.

   Except with the consent of AREA until the merger is effective, neither BB&T nor any of its subsidiaries may take any action that would or might be expected to:

  .  cause the merger not to constitute a tax-free reorganization;

  . result in any inaccuracy of a representation or warranty that would allow termination of the merger agreement;

  . cause any of the conditions precedent to the transactions contemplated in the merger agreement to fail to be satisfied; or

  . fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

BB&T has also agreed to keep AREA advised of all material developments relevant to its business before the completion of the merger.

 Waiver; Amendment; Termination; Expenses

   Except with respect to any required regulatory approval, BB&T or AREA may at any time (whether before or after approval of the merger agreement by the AREA shareholders) extend the time for the performance of any of the obligations or other acts of the other party and may waive (a) any inaccuracies of the other party in the representations or warranties contained in the merger agreement or any document delivered pursuant thereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained in the merger agreement or (c) the performance by the other party of any of its obligations set out in the merger agreement. The parties may also mutually amend or supplement the merger agreement in writing at any time. However, no extension, waiver, amendment or supplement which would reduce either the exchange ratio or the payment terms for fractional interests to be provided to holders of AREA common stock upon completion of the merger will be made after the AREA shareholders approve the merger agreement.

   If any condition to the obligation of either party to complete the merger is not fulfilled, that party will consider the materiality of such nonfulfillment. In the case of the nonfulfillment of a material condition to AREA's obligations, AREA will, if it determines it appropriate under the circumstances, resolicit shareholder approval of the merger agreement and provide appropriate information concerning the obligation that has not been satisfied.

   The merger agreement may be terminated, and the merger may be abandoned:

  . at any time before the merger becomes effective, by the mutual consent in writing of BB&T and AREA;

  . at any time before the merger becomes effective, by either party: (a) in the event of a material breach by the other party of any covenant or agreement contained in the merger agreement; or (b) in the event of an inaccuracy of any representation or warranty of the other party contained in the merger agreement that would provide the nonbreaching party the ability to refuse to complete the merger under the applicable standard in the merger agreement (see "--Conditions to the Merger"); and, in either case, if the breach or inaccuracy has not been cured by the earlier of 30 days following notice of the breach or inaccuracy to the party committing it or the time that the merger is completed;

  . at any time before the merger becomes effective, by either party in writing, if any of the conditions precedent to the obligations of the other party to complete the transactions contemplated by the merger agreement cannot be satisfied or fulfilled before the time the merger becomes effective, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings;

  . at any time, by either party in writing, if any of the applications for prior regulatory approval are denied and the time period for appeals and requests for reconsideration has run;

  . at any time, by either party in writing, if the shareholders of AREA do not approve the merger agreement by the required vote; or

  . at any time following May 31, 2002 by either party in writing, if the merger has not yet become effective and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings.

   If the merger agreement is terminated under any of the provisions described above, the merger agreement will become void and have no effect, except that
(a) provisions in the merger agreement relating to confidentiality and expenses will survive the termination and (b) a termination for an uncured breach of a covenant or agreement or inaccuracy in a representation or warranty will not relieve the breaching party from liability for that breach or inaccuracy.

   Each party will pay the expenses it incurs in connection with the merger agreement and the merger, except that printing expenses and Securities and Exchange Commission filing fees incurred in connection with the registration statement and this proxy statement/prospectus will be paid 50% by BB&T and 50% by AREA.

Interests of AREA's Directors and Officers in the Merger

   Some members of AREA's management and the AREA Board have interests in the merger that are in addition to or different from their interests as AREA shareholders. The AREA Board was aware of these interests and considered them in approving the merger agreement and the merger.

 Vesting of Stock Options

   Officers and employees of AREA have received grants of stock options under AREA's option plans, with vesting to occur over a period of 4 to 10 years. Under the terms of these plans, all unvested options will become vested upon completion of the merger. As of January 25, 2002, AREA's executive officers held unvested options to acquire 46,818 shares of AREA common stock. Upon completion of the merger, each outstanding option to acquire AREA common stock will be converted into an option to acquire BB&T common stock. See "Effect on Employee Benefit Plans and Options--Stock Options" on page 38.


 Employment Agreements

   Thomas R. Brumley, AREA's President and Chief Executive Officer, and Branch Bank intend to enter into an employment agreement after the merger. In addition, Branch Bank has offered to enter into employment agreements with John
A. Ray, Darrell L. Gustafson, F. Lee Hess, Richard N. Wilson and Kevin M. Gallagher, to become effective upon completion of the merger.

   The proposed employment agreement between Mr. Brumley and Branch Bank provides as follows:

  . Mr. Brumley will serve as an Executive Vice President of Branch Bank and receive an annual base salary of $228,000; and

  . the employment term terminates on the earlier of: (1) the 61st day after conversion of the data services systems of AREA to the data services systems of BB&T; or (2) eighteen months after the merger is effective. Thereafter, Mr. Brumley will become an independent consultant for a period beginning at the end of the employment term and ending five years after the date of the merger.

   Mr. Brumley will be eligible to participate in BB&T's Amended and Restated Short Term Incentive Plan on the same basis as similarly situated officers of Branch Bank. Prior to inclusion in the BB&T Incentive Plan, BB&T will continue in effect for Mr. Brumley the cash bonus program AREA has in effect at the time of the merger. In addition, Mr. Brumley will be granted stock options annually under BB&T's Amended and Restated 1995 Omnibus Stock Incentive Plan or a successor plan on the same basis as similarly situated officers of Branch Bank. Mr. Brumley will also receive, on the same basis as other similarly situated officers of Branch Bank, employee pension and welfare benefits. AREA plans that provide benefits of the same type or class as a corresponding Branch Bank plan will continue in effect for Mr. Brumley until he becomes eligible to become a participant in the corresponding Branch Bank plan. Mr. Brumley will also be entitled to no less than four weeks of vacation per year.


   Mr. Brumley's proposed employment agreement provides that, at the end of the employment period, Mr. Brumley will render services as an independent contractor in the nature of customer, employee, and community relations and business development. During the consulting period, Mr. Brumley will receive in consideration of convenants not to compete and as compensation for consulting services:


  . an annual amount equal to Mr. Brumley's base salary rate in effect immediately preceding the consulting period payable in substantially equal monthly installments; and


  . (a) health insurance and life insurance benefits comparable to the group employee benefits which Branch Bank may from time to time extend to its officers at a cost to Mr. Brumley no greater than the cost to such officers; (b) payments during the consulting period having a present value equal to the benefits, if any, that he would have otherwise earned during such period under Branch Bank's tax-qualified and nonqualified pension plans; and (c) disability benefits as provided during the employment term (or benefits economically equivalent to such disability benefits).


   Under the proposed employment agreement, Mr. Brumley is generally subject to noncompetition covenants during the employment term and the consulting period and for up to two years thereafter.

   If Mr. Brumley's employment is terminated (a) by Branch Bank for any reason other than Just Cause, (b) by Branch Bank pursuant to a disability notice, or
(c) by Mr. Brumley due to a material breach by Branch Bank of the employment agreement, Mr. Brumley will receive: (a) a rate of annual compensation equal to the highest amount of the annual cash compensation received from Branch Bank and AREA during any of the three calendar years immediately preceding such termination, for the remainder of the employment term described above;
(b) accelerated vesting of any nonvested benefits under any employee stock-based or other benefit plan or arrangement, to the extent that Branch Bank and BB&T can permit based on their best efforts and to the extent not prohibited by the terms of such plan or arrangement; (c) continued coverage under employee welfare benefit plans for the remainder of the employment term described above;
(d) payments having a present value equal to the benefits Mr. Brumley would have otherwise earned under Branch Bank's tax-qualified and nonqualified pension plans for the remainder of the employment term described above; and (e) the payments payable during the consulting period described above. If Mr. Brumley terminates his consulting services during the consulting period due to breach of the employment agreement by Branch Bank, Mr. Brumley shall receive the payments and benefits set forth above for the remainder of the consulting period. If Mr. Brumley breaches the noncompetition covenants or fails or refuses to render consulting services as requested by Branch Bank, the payments described in this paragraph will cease.

   If Mr. Brumley's employment is terminated by Branch Bank for Just Cause or if Mr. Brumley voluntarily terminates his employment for any reason other than as described above, the consulting period will not begin and Mr. Brumley will not be entitled to receive the compensation described in the preceding paragraph.

   If any of the payments to be made under the employment agreement together with any other payments that Mr. Brumley has the right to receive, would constitute a "parachute payment," as defined in Section 280G of the Internal Revenue Code, such payments would be reduced by the smallest amount necessary so that no portion of such payments would be a "parachute payment." A "parachute payment" generally is a payment which is contingent on a change in the control of the corporation and the present value of which equals or exceeds three times the "base amount," which is generally defined as an individual's annualized includable compensation for the "base period," which is generally the most recent five taxable years ending before the date of the change in control. Sections 280G and 4999 of the Internal Revenue Code generally provide that if "parachute payments" are paid to an individual, everything above the base amount will be subject to a 20% excise tax payable by the individual (in addition to the payment of regular income taxes on the payments), as well as be nondeductible by the employer for federal income tax purposes.


   The proposed employment agreement with each of Messrs. Ray, Gustafson, Hess, Wilson and Gallagher (collectively referred to in this proxy statement/prospectus as the "Executives"), are for terms which commence upon completion of the merger and terminate on the day next preceding the third anniversary of the agreement except that in the case of Mr. Gustafson, the employment agreement shall terminate on the day next preceding the fourth anniversary of the agreement. The employment agreements of the Executives provide that each employee will receive a minimum annual salary as follows: (1) Mr. Ray, $192,000; (2) Mr. Gustafson, $175,000; (3) Mr. Hess, $150,000;
(4) Mr. Wilson, $135,000; and (5) Mr. Gallagher, $115,000. These proposed employment agreements are similar to Mr. Brumley's proposed employment agreement, except that they do not provide for comparable vacation or a consulting period following conclusion of the employment term.


   In Mr. Gallagher's case, the offer of the employment agreement is contingent upon Mr. Gallagher and BB&T agreeing on a mutually satisfactory employment position for Mr. Gallagher. If the parties do not agree on a mutually satisfactory employment position and Mr. Gallagher works for a BB&T affiliate until at least 60 days after conversion of the operating systems of AREA to the operating systems of BB&T or Mr. Gallagher's employment is terminated by a BB&T affiliate without cause, BB&T has offered Mr. Gallagher a lump sum severance payment (in lieu of any other severance benefits to which he may be entitled) upon termination of employment equal to the sum of his annual base salary at the date of termination plus his annual bonus from AREA for 2000.


 Advisory Board

   After the merger becomes effective, Branch Bank will establish a state Advisory Board for Kentucky and shall offer to each of the members of the Board of Directors of Area a seat on this newly established Advisory Board. Membership of any person on the Advisory Board is conditional upon Branch Bank's receipt of a noncompetition agreement from the prospective Advisory Board member. For two years after the merger becomes effective, the Advisory Board members appointed who are neither employees of nor under contract with BB&T or any of its affiliates, and who continue to serve shall receive, as compensation for service on the Advisory Board, Advisory Board member fees equal in amount each year to the annual retainer and schedule of attendance fees for directors of AREA in effect on August 31, 2001. Thereafter, if they continue to serve they will receive fees in accordance with Branch Bank's standard schedule of advisory board service fees as in effect from time to time. For two years after the merger becomes effective, no Advisory Board member will be prohibited from serving because he or she has reached the maximum age for service (currently age 70).

 Board of Directors of Subsidiary Bank of BB&T

   When the merger becomes effective, BB&T will offer C.M. Gatton a seat on the BB&T Advisory Board for Kentucky, and Branch Bank will elect him to its board of directors, to serve for a period of at least three one-year terms, subject to removal for cause. Members of the Branch Bank board of directors receive an annual retainer plus a fee for each meeting attended, and members of the Branch Bank Advisory Board for Kentucky receive a fee for each meeting attended, except that none of these fees is paid to any member of the Branch Bank board or any member of any of its advisory boards who is also an employee of BB&T or an affiliate of BB&T or under contract with BB&T or any of its affiliates. In consideration of the merger and Mr. Gatton's acceptance of the Branch Bank board seat, Mr. Gatton has agreed to be subject to various noncompetition obligations for two years following the merger or such longer period as he may be a director of Branch Bank.


 Indemnification of Directors and Officers

   The merger agreement provides that BB&T or one of its subsidiaries will maintain for three years after the merger becomes effective directors' and officers' liability insurance covering directors and officers of AREA for acts or omissions occurring before the merger becomes effective. This insurance will provide at least the same coverage and amounts as contained in AREA's policy on the date of the merger agreement, unless the annual premium on the policy would exceed 150% of the annual premium payments on AREA's policy, in which case BB&T would maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to that amount. BB&T has also agreed to indemnify all individuals who are or have been officers, directors or employees of AREA or an AREA subsidiary before the merger becomes effective from any acts or omissions in such capacities before the merger becomes effective to the extent such indemnification is provided under the articles of incorporation or bylaws of AREA and permitted under the North Carolina Business Corporation Act.

Material Federal Income Tax Consequences of the Merger

   The following is a summary of the material anticipated federal income tax consequences of the merger generally applicable to the shareholders of AREA and to BB&T and AREA. This summary is not intended to be a complete description of all of the federal income tax consequences of the merger. No information is provided with respect to the tax consequences of the merger under any other tax laws, including applicable state, local and foreign tax laws. In addition, the following discussion may not be applicable with respect to certain specific categories of shareholders, including but not limited to:

  . corporations, trusts, dealers in securities, financial institutions, insurance companies or tax exempt organizations;

  . persons who are not United States citizens or resident aliens or domestic entities (partnerships or trusts);

  . persons who are subject to alternative minimum tax (to the extent that tax affects the tax consequences of the merger) or are subject to the "golden parachute" provisions of the Internal Revenue Code (to the extent that tax affects the tax consequences of the merger);

  . persons who acquired AREA stock pursuant to employee stock options or otherwise as compensation if such shares are subject to any restriction related to employment;

  .  persons who do not hold their shares as capital assets; or

  . persons who hold their shares as part of a "straddle" or "conversion transaction."

No ruling has been or will be requested from the Internal Revenue Service with respect to the tax effects of the merger. The federal income tax laws are complex, and a shareholder's individual circumstances may affect the tax consequences to the shareholder. Consequently, each AREA shareholder is urged to consult his or her own tax advisor regarding the tax consequences, including the applicable United States federal, state, local, and foreign tax consequences, of the merger to him or her.

   Tax Consequences of the Merger Generally. In the opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T:

  . the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code;

  . each of BB&T and AREA will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

  . no gain or loss will be recognized by BB&T or AREA by reason of the merger;

  . the shareholders of AREA will recognize no gain or loss for federal income tax purposes to the extent BB&T common stock is received in the merger in exchange for AREA common stock;

  . a shareholder of AREA who receives cash in lieu of a fractional share of BB&T common stock will recognize gain or loss as if the shareholder received the fractional share and it was then redeemed for cash in an amount equal to the amount paid by BB&T in respect of the fractional share;

  . a shareholder of AREA who receives a cash payment pursuant to the exercise of dissenters' rights will generally recognize capital gain or loss in an amount equal to the difference between the amount received and his or her basis in the AREA stock surrendered;

  . the tax basis in the BB&T common stock received by a shareholder (including any fractional share interest deemed received) will be the same as the tax basis in the AREA common stock surrendered in exchange; and

  . the holding period for BB&T common stock received (including any fractional share interest deemed received) in exchange for shares of AREA common stock will include the period during which the shareholder held the shares of AREA common stock surrendered in exchange, provided that the AREA common stock was held as a capital asset at the time the merger becomes effective.

   The completion of the merger is conditioned upon the receipt by BB&T and AREA of the legal opinion of Womble Carlyle Sandridge & Rice, PLLC, counsel to BB&T, dated as of the date the merger is completed, to the effect of the first and fourth bulleted items described above. Neither party intends to waive this condition. If the tax opinion is not available and the AREA Board determines to proceed with the merger, AREA will resolicit its shareholders.

   Dissenters' Rights. AREA shareholders who exercise their dissenters' rights and who receive cash in exchange for their shares of AREA common stock will be treated as having received that payment in redemption of their shares. In general, the shareholder will recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's adjusted tax basis for the shares. If, however, the shareholder owns, either actually or constructively, any AREA common stock that is exchanged in the merger for BB&T common stock, the payment for dissenting shares to the shareholder could, in certain limited circumstances, be treated as dividend income. In general, under the constructive ownership rules of the Code, a holder may be considered to own stock that is owned, and in some cases constructively owned, by related individuals or entities, as well as stock that the shareholder (or related individuals or entities) has the right to acquire by exercising an option or converting a convertible security. Each shareholder who contemplates exercising dissenters' rights should consult his or her own tax advisor as to the possibility that any payment to such shareholder will be treated as dividend income.

   Cash Received in Lieu of a Fractional Share of BB&T Common Stock. A shareholder of AREA who receives cash in lieu of a fractional share of BB&T common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by BB&T subject to Section 302 of the Internal Revenue Code. As a result, an AREA shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of BB&T common stock allocable to his or her fractional interest. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such shares is greater than one year. Long-term capital gain of a non-corporate holder is generally subject to tax at a maximum federal tax rate of 20%.

   Backup Withholding and Information Reporting. The payment of cash in lieu of a fractional share of BB&T common stock to a holder surrendering shares of AREA stock will be subject to information reporting and backup withholding at a rate of 30% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.


Rights of Dissenting Shareholders

   The following summary is not a complete statement of the provisions of Kentucky law relating to the appraisal rights of shareholders and is qualified in its entirety by reference to the provisions of Sections 271B.13-010 through 271B.13-310 of the Kentucky Business Corporation Act (KBCA) which are attached in full as Appendix B to this proxy statement/prospectus. You are urged to read Appendix B in its entirety.

   Pursuant to the provisions of the KBCA, if the merger is consummated, any shareholder of record of AREA who objects to the merger and who fully complies with Sections 271B.13-010 through 271B.13-310 of the KBCA will be entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of his or her shares of AREA common stock. A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one beneficial owner and notifies AREA in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters' rights, the fair value of a dissenting shareholder's AREA common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

   Any AREA shareholder desiring to receive payment of the fair value of his or her AREA common stock must:

  . deliver to AREA, prior to the shareholder vote on the merger agreement and plan of merger, a written notice of his or her intent to demand payment for his or her shares if the merger is consummated;

  .  not vote his or her shares in favor of the merger agreement; and

  . demand payment, certify whether the holder acquired beneficial ownership of the shares before the date of the first announcement to news media or to shareholders of the terms of the proposed merger and deposit his or her stock certificates with BB&T in accordance with the terms of a dissenters' notice to be sent to all dissenting shareholders within 10 days after the merger is consummated.

   All written communications from shareholders with respect to the exercise of dissenters' rights should be mailed before the merger is completed to AREA Bancshares Corporation, 230 Frederica Street, Owensboro, Kentucky 42301,
Attention: General Counsel, and after the merger is completed to BB&T Corporation, 200 West Second Street, Winston-Salem, North Carolina 27101,
Attention: General Counsel and Secretary. Voting against, abstaining from voting or failing to vote on the proposal to approve the merger agreement and plan of merger is not enough to satisfy the requirements of the KBCA. You must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger, the separate written demand for payment of the fair value of shares of AREA common stock and the deposit of the stock certificates.

   The dissenters' notice sent to dissenting shareholders will:

  . specify the dates and place for receipt of the payment demand and the deposit of the AREA stock certificates;

  . inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

  . supply a form for demanding payment that includes the date of the first public announcement of the terms of the merger as provided above and requires that the person asserting dissenters' rights certify whether or not he or she acquired beneficial ownership of the shares before that date;


  . set a date by which BB&T must receive the payment demand, which date must not be fewer than thirty (30), nor more than sixty (60) days after the dissenters' notice is delivered; and

  . be accompanied by a copy of the dissenters' rights provisions of the KBCA.

On the later to occur of the date on which the merger is completed or the date on which BB&T receives a payment demand from a dissenting shareholder who has complied with the statutory requirements, BB&T will pay the dissenter the fair value of his or her shares, plus accrued interest. BB&T's payment will be accompanied by:

  . AREA's balance sheet as of the end of a fiscal year ended not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

  .  a statement of BB&T's determination of the fair value of the shares;

  .  an explanation of how the interest was calculated; and

  . a statement of the dissenting shareholder's right to demand payment of a different amount under Section 271B.13-280 of the KBCA.

Upon payment of the agreed upon value, the dissenting shareholder will cease to have any interest in its shares of AREA stock.

   After the merger, BB&T may elect to withhold payment from a dissenter unless such dissenter was the beneficial owner of the shares before the date of the first public announcement of the terms of the merger. If BB&T makes such an election, it shall estimate the fair value of the shares, plus accrued interest, and send an offer to such shareholder that includes the estimate of the fair value, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment of a different amount under Section 271B.13-280. BB&T shall pay the offer amount to each such dissenting shareholder who agrees to accept it in full satisfaction of his or her demand.


   If the dissenting shareholder believes the amount BB&T paid or offered is less than the fair value of the shares or that the interest due is incorrectly calculated, within 30 days after BB&T makes or offers payment for the shares of a dissenting shareholder, such dissenting shareholder must demand payment of its own estimate of the fair value of the shares and interest due. If the demand for payment of the different amount under Section 271B.13-280 remains unsettled, then BB&T, within 60 days after receiving the payment demand of a different amount from the dissenting shareholder, must file an action in the Daviess County, Kentucky circuit court, requesting that the fair value of the dissenting shareholder's shares be determined. BB&T must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If BB&T does not begin the proceeding within the 60-day period, it shall be required to pay the amount demanded by each dissenting shareholder whose demand remains unsettled.

   AREA shareholders should note that cash paid to dissenting shareholders in satisfaction of the fair value of their shares will be recognized as gain or loss for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger" on page 28.


   Failure by an AREA shareholder to follow the steps required by the KBCA for perfecting dissenters' rights may result in the loss of such rights. In view of the complexity of these provisions and the requirement that they be strictly followed, if you are considering dissenting from the approval and adoption of the merger agreement and exercising your dissenters' rights under the KBCA, you should consult your legal advisor.


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

Regulatory Considerations

   Financial holding companies and bank holding companies (such as BB&T and AREA, respectively) and their depository institution subsidiaries are highly regulated institutions, with numerous federal and state laws and regulations governing their activities. These institutions are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies. Financial holding companies that own one or more commercial banks are considered bank holding companies under state and federal law for specified transactions, including the merger. Detailed discussions of this ongoing regulatory oversight and the laws and regulations under which it is carried out can be found in the Annual Reports on Form 10-K of BB&T and of AREA which are incorporated by reference in this proxy statement/prospectus. Those discussions are qualified in their entirety by the actual language of the laws and regulations, which are subject to change based on possible future legislation and action by regulatory agencies. See "Where You Can Find More Information" on page 55.


   The merger and the subsidiary mergers are subject to regulatory approvals, as set forth below. To the extent that the following information describes statutes and regulations, it is qualified in its entirety by reference to those particular statutes and regulations.

 The Merger

   The merger is subject to approval by the Federal Reserve under the Bank Holding Company Act. In considering the approval of the merger, this Act requires the Federal Reserve to review the financial and managerial resources and future prospects of BB&T and AREA and their respective subsidiary banks, and the convenience and needs of the communities to be served. The Federal Reserve is also required to evaluate whether the merger would result in a monopoly or would be in furtherance of any combination or conspiracy or attempt to monopolize the business of banking in any part of the United States or otherwise would substantially lessen competition or tend to create a monopoly or which in any manner would be in restraint of trade. If the Federal Reserve determines that there are anti-competitive consequences to the merger, it will not approve the transaction unless it finds that the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Where a transaction, such as the merger, is the acquisition by a bank holding company of a bank located in a state other than the home state of the bank holding company (in this case North Carolina), the Act authorizes the Federal Reserve to approve the transaction without regard to whether such transaction is prohibited under state law, as long as the bank holding company is adequately capitalized and adequately managed and certain other limitations are not exceeded. BB&T is considered well-capitalized and well-managed under the Federal Reserve's Regulation Y, and the transaction does not exceed the other limitations.

   The Federal Reserve also must review the nonbanking activities being acquired in the merger (such as operating a nondepository trust company and securities brokerage activities) to determine whether the acquisition of such activities reasonably can be expected to produce benefits to the public (such as greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices). This consideration also includes an evaluation by the Federal Reserve of the financial and managerial resources of BB&T and its subsidiaries and the nonbank subsidiaries of AREA, and the effect of the proposed transaction on those resources, as well as whether the merger would result in a monopoly or otherwise would substantially lessen competition.

   BB&T also must obtain the prior approval of the merger from the Kentucky Department of Financial Institutions under the applicable provisions of the Kentucky Revised Statutes. In evaluating the transaction, the Kentucky Department will consider whether:

  . the terms of the transaction are in accordance with the laws of Kentucky;

  . the financial condition of BB&T and the competence, experience, and integrity of BB&T or its principals are such as will not jeopardize the financial stability of AREA or its subsidiaries;

  . the public convenience and advantage will be served by the merger of BB&T and AREA; and

  . a federal regulatory authority has disapproved the transaction because it would result in a monopoly or substantially lessen competition.

   BB&T also is required to provide notice to the Virginia Bureau of Financial Institutions under the bank holding company act provisions of the Virginia Code, which permit an out-of-state bank holding company that controls a Virginia bank, such as BB&T, to acquire banks outside of Virginia, such as AREA Bank and Vine Street Trust Company, if the Bureau approves the transaction. The Bureau is required to approve the transaction if it determines that the transaction would not be detrimental to the safety and soundness of the Virginia bank.

   BB&T also must provide notice of the merger to the Georgia Department of Banking and Finance at least thirty days prior to consummation of the merger.

   BB&T received the approval of the Federal Reserve on January 11, 2002, the Virginia Bureau of Financial Institutions on December 21, 2001 and the Kentucky Department of Financial Institutions on January 11, 2002. BB&T filed the required notice with the Georgia Department of Banking and Finance on January 16, 2002.


 The Subsidiary Bank Mergers

   Although not required by the terms of the merger agreement or the plan of merger, BB&T expects to effect the subsidiary bank mergers during the third quarter of 2002. The subsidiary bank mergers are subject to approval of the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act for the merger of affiliated institutions, the FDIC must consider the financial and managerial resources and future prospects of the merging banks and the convenience and needs of the communities to be served. In addition, the FDIC must take into account the record of performance of the existing and proposed institution under the Community Reinvestment Act in meeting the credit needs of the community, including low- and moderate-income neighborhoods, served by such institution. Applicable regulations also require publication of notice of the application for approval of the subsidiary bank mergers and an opportunity for the public to comment on the applications in writing and to request a hearing.


   The North Carolina Commissioner of Banks also must approve the subsidiary bank mergers under the bank merger act provisions of the North Carolina General Statutes. In its review of the subsidiary bank mergers, the Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the merger is in the public interest and whether the merger is for legitimate purposes.

   Branch Bank also is required under applicable Kentucky law to provide prior notice of the subsidiary bank mergers to the Kentucky state bank regulator.

   Branch Bank expects to file these required applications and notices closer to the expected consummation date of the subsidiary bank mergers.

Accounting Treatment

   BB&T will account for the merger using the purchase method of accounting. Under this accounting method, BB&T would record the acquired identifiable assets and liabilities assumed at their fair market value at the time the merger is completed. Any excess of the cost of AREA over the sum of the fair values of tangible and identifiable intangible assets less liabilities assumed would be recorded as goodwill. BB&T's reported income would include the operations of AREA after the merger. Financial statements of BB&T issued after completion of the merger would reflect the impact of the merger with AREA. Financial statements of BB&T issued before completion of the merger would not be restated retroactively to reflect AREA's historical financial position or results of operations. The unaudited pro forma financial information contained in this proxy statement/prospectus has been prepared using the purchase method of accounting. See "Summary--Comparative Per Share Data" on page 8.


Option Agreement

 General

   As a condition to BB&T entering into the merger agreement, AREA granted BB&T an option to purchase up to 4,750,000 shares of AREA common stock (subject to adjustment in specified circumstances) at a price of $16.75 per share (also subject to adjustment under specified circumstances). The purchase of any shares of AREA common stock pursuant to the option is subject to compliance with applicable law, including the receipt of necessary approvals under the Bank Holding Company Act of 1956, and to BB&T's compliance with its covenants in the merger agreement.

   The option agreement may have the effect of discouraging persons who, before the merger becomes effective, might be interested in acquiring all of, or a significant interest in, AREA's common stock from considering or proposing such an acquisition, even if they were prepared to offer to pay consideration to shareholders of AREA with a higher current market price than the BB&T common stock to be received for AREA common stock pursuant to the merger agreement. Consequently, the option agreement is intended to increase the likelihood that the merger will be completed in accordance with the terms set forth in the merger agreement.

   The option agreement is filed as an exhibit to the registration statement, of which this proxy statement/prospectus is a part, and the following discussion is qualified in its entirety by reference to the option agreement. See "Where You Can Find More Information" on page 55.


 Exercisability

   If BB&T is not in material breach of the option agreement or its covenants and agreements contained in the merger agreement and if no injunction or other court order against delivery of the shares covered by the option is in effect, BB&T may generally exercise the option, in whole or in part, at any time and from time to time before its termination, as described below, following the happening of either of the following events (each a "Purchase Event"):

  . without BB&T's consent, AREA authorizes, recommends, publicly proposes (or publicly announces an intention to authorize, recommend or propose) or enters into an agreement with any third party to effect any of the following (each an "Acquisition Transaction"): (a) a merger, consolidation or similar transaction involving AREA or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 15% or more of the consolidated assets or deposits of AREA and its subsidiaries or (c) the issuance, sale or other disposition of securities representing 15% or more of the voting power of AREA or any of its significant subsidiaries; or

  . any third party or group of third parties acquires or has the right to acquire beneficial ownership of securities representing 15% or more of the outstanding shares of AREA common stock.

   The obligation of AREA to issue shares of AREA common stock upon exercise of the option will be deferred (but will not terminate) (a) until the receipt of all required governmental or regulatory approvals or consents, or until the expiration or termination of any waiting period required by law, or (b) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect that prohibits the sale or delivery of the shares.

 Termination

   The option will terminate upon the earliest to occur of the following events: (a) the time the merger becomes effective; (b) the termination of the merger agreement before the occurrence of a Purchase Event or a Preliminary Purchase Event (as defined below) (other than a termination by BB&T based on either a material breach by AREA of a covenant or agreement in the merger agreement or an inaccuracy in AREA's representations or warranties in the merger agreement of a nature entitling BB&T to terminate (a "Default Termination"); (c) 12 months after a Default Termination; (d) 12 months after termination of the merger agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event; or (e) 12 months after a termination of the merger agreement based on the failure of the shareholders of AREA to approve the merger agreement.

   A "Preliminary Purchase Event" is defined as either of the following:

  . the commencement by any third party of a tender or exchange offer such that it would thereafter own 15% or more of the outstanding shares of AREA common stock or the filing of a registration statement with respect to such an offer; or

  . the failure of the shareholders of AREA to approve the merger agreement, the failure of the meeting to have been held, the cancellation of the meeting before the termination of the merger agreement or the AREA Board having withdrawn or modified in any manner adverse to BB&T its recommendations with respect to the merger agreement, in any case after a third party: (a) proposes to engage in an Acquisition Transaction, (b) commences a tender offer or files a registration statement under the Securities Act of 1933 with respect to an exchange offer such that it would thereafter own 15% or more of the outstanding shares of AREA common stock or (c) files an application or notice under federal or state statutes relating to the regulation of financial institutions or their holding companies to engage in an Acquisition Transaction.

To the knowledge of BB&T and AREA, no Purchase Event or Preliminary Purchase Event has occurred as of the date of this proxy statement/prospectus.

 Adjustments

   The option agreement provides for adjustments in the option in the event of any change in AREA common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction or in the event of the issuance of any additional shares of AREA common stock before termination of the option.

 Repurchase Rights

   At the request of the holder of the option any time during the 12 months after the first occurrence of a Repurchase Event (as defined below), AREA must, if the option has not terminated, and subject to any required regulatory approval, repurchase from the holder (a) the option and (b) all shares of AREA common stock purchased by the holder pursuant to the option with respect to which the holder then has beneficial ownership. The repurchase will be at an aggregate price equal to the sum of:

  . the aggregate purchase price paid by the holder for any shares of AREA common stock acquired pursuant to the option with respect to which the holder then has beneficial ownership, plus

  . the excess, if any, of (a) the Applicable Price (as defined in the option agreement) for each share of AREA common stock over the purchase price, multiplied by (b) the number of shares of AREA common stock with respect to which the option has not been exercised, plus

  . the product of (a) the excess, if any, of the Applicable Price over the purchase price paid (or payable in the case of the exercise of the option for which the closing date has not occurred) by the holder for each share of AREA common stock with respect to which the option has been exercised and with respect to which the holder then has beneficial ownership (or the right to beneficial ownership if the option is exercised but the closing date has not occurred) multiplied by (b) the number of such shares.

   A "Repurchase Event" occurs if: (a) any third party or "group" (as defined under the Securities Exchange Act of 1934) acquires beneficial ownership of 50% or more of the then outstanding shares of AREA common stock, or (b) any of the merger or other business combination transactions set forth in the paragraph below describing substitute options is completed.

 Substitute Options

   If, before the termination of the option agreement, AREA enters into an agreement:

  . to consolidate with or merge into any third party and AREA will not be the continuing or surviving corporation of the consolidation or merger;

  . to permit any third party to merge into AREA with AREA as the continuing or surviving corporation, but, in connection therewith, the then outstanding shares of AREA common stock are changed into or exchanged for stock or other securities of AREA or any other person or cash or any other property, or the outstanding shares of AREA common stock after the merger represent less than 50% of the outstanding shares and share equivalents of the merged company;

  . to permit any third party to acquire all of the outstanding shares of AREA common stock pursuant to a statutory share exchange; or

  . to sell or otherwise transfer all or substantially all of its assets or deposits to any third party,

then the agreement must provide that the option will be converted or exchanged for an option to purchase shares of common stock of, at the holder's option, either (x) the continuing or surviving corporation of a merger or consolidation or the transferee of all or substantially all of AREA's assets or (y) any person controlling the continuing or surviving corporation or transferee. The number of shares subject to the substitute option and the exercise price per share will be determined in accordance with a formula in the option agreement. To the extent possible, the substitute option will contain terms and conditions that are the same as those in the option agreement.

 Registration Rights

   The option agreement grants to BB&T and any permitted transferee of the option specified rights to require AREA to prepare and file a registration statement under the Securities Act of 1933 for a period of 24 months following termination of the merger agreement if registration is necessary in order to permit the sale or other disposition of any or all shares of AREA common stock or other securities that have been acquired by or are issuable upon exercise of the option.

Effect on Employee Benefit Plans and Stock Options

 Employee Benefit Plans

   As of a date (the "benefit plan date") determined by BB&T to be not later than January 1 following the calendar year during which the last of AREA's bank subsidiaries is merged into BB&T or one of its subsidiaries, BB&T will cause AREA's 401(k) plan to be merged with BB&T's 401(k) plan or to be frozen or to be terminated in each case as determined by BB&T, subject to receipt of applicable regulatory approvals. Each employee of AREA at the time the merger becomes effective who: (a) is a participant in the 401(k) plan of AREA, (b) becomes an employee of BB&T or any subsidiary of BB&T, and (b) continues in the employment of a BB&T employer until the benefit plan date for the 401(k) plan, will be eligible to participate in BB&T's 401(k) plan as of the benefit plan date. Any other former employee of AREA who is employed by a BB&T employer on or after the benefit plan date shall be eligible to participate in the BB&T 401(k) plan upon complying with its eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. BB&T will maintain AREA's 401(k) plan for the benefit of participating employees until the benefit plan date. In administering BB&T's 401(k) plan, service with AREA and its subsidiaries will be deemed service with BB&T for participation and vesting purposes, but not for benefit accrual purposes.

   Each employee of AREA or an AREA subsidiary at the time the merger becomes effective who becomes an employee of a BB&T employer immediately after the merger becomes effective (a "transferred employee") will be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the BB&T employer, subject to the terms of the plans and programs and complying with their eligibility requirements, as of the benefit plan date with respect to each such plan or program, conditional upon the transferred employee's being employed by the BB&T employer as of the benefit plan date. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any benefit plan or program of AREA that a BB&T employer determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the BB&T employer, the BB&T employer will continue the AREA plan or program in effect for the benefit of the transferred employees so long as they remain eligible to participate until they become eligible to participate in the corresponding plan or program maintained by the BB&T employer (and, with respect to any such corresponding plan or program, subject to complying with eligibility requirements and subject to the right of the BB&T employer to terminate the plan or program). If the first plan year of participation in any group health plan of a BB&T employer by a transferred employee is a partial year, the BB&T employer will give such transferred employee and his or her dependents credit toward deductible and out-of-pocket limitations for and eligible expenses incurred by such persons under the AREA group health plan during that portion of that plan year that precedes entry into the group health plans of the BB&T employer. For purposes of administering these plans and programs, service with AREA will be deemed to be service with the BB&T employer for the purpose of determining eligibility to participate and vesting (if applicable) in such plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service. Except as set forth in the merger agreement and contractual commitments specifically assumed by BB&T, no BB&T employer shall have any obligation to continue any transferred employee in its employ or in any specific job or to provide to any transferred employee any specified level of compensation or any incentive payments, benefits or perquisites.

   Each transferred employee who is terminated by a BB&T employer after the merger becomes effective, excluding any employee who has a then existing contract providing for severance will be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that the employee is entitled to severance pay under that policy. Such an employee's service with AREA or an AREA subsidiary will be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

   BB&T has agreed to honor all employment agreements, severance agreements and deferred compensation agreements that AREA and its subsidiaries have with their current and former employees and directors and which have been disclosed to BB&T pursuant to the merger agreement, except to the extent any agreements are superseded or terminated when the merger becomes effective or thereafter. Except for these agreements and except as otherwise described in the merger agreement, all other employee benefit plans of AREA will, in the sole discretion of BB&T, be frozen, terminated, or merged into comparable plans of BB&T, as BB&T may determine in its sole discretion.

   Effective on the benefit plan date with respect to the defined benefit pension plan of AREA (the "AREA Pension Plan"), BB&T shall cause such plan to be merged with the defined benefit pension plan maintained by BB&T and the subsidiaries of BB&T, or to be frozen or terminated, in each case as determined by BB&T and subject to receipt of all applicable regulatory or governmental approvals. Each transferred employee who is a participant in the AREA Pension Plan at the time the merger becomes effective and who continues in the employment of a BB&T employer until the benefit plan date with respect to the AREA Pension Plan, shall be eligible to participate in BB&T's pension plan as of the benefit plan date for the AREA Pension Plan. Any other former employee of AREA who is employed by a BB&T employer on or after the benefit plan date shall be eligible to be a participant in the BB&T pension plan upon complying with eligibility requirements. All rights to participate in BB&T's pension plan are subject to BB&T's right to amend or terminate the plan. As of the close of business immediately preceding the benefit plan date, BB&T shall determine the accrued benefit under the AREA Pension Plan with respect to participants continuing in the service of BB&T. Such accrued benefit shall be determined by taking into account service and compensation following the effective date of the merger and preceding the benefit plan date, and the accrued benefit as so determined shall be the accrued benefit under the BB&T pension plan for service prior to the benefit plan date (and shall be added to the benefit accrued under the BB&T pension plan for service and compensation beginning with the benefit plan date). For purposes of administering BB&T's pension plan, service with AREA and the AREA subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes and for purposes of eligibility for early retirement and early retirement subsidies, but not for purposes of benefit accrual.

 Stock Options

   At the time the merger becomes effective, each then outstanding stock option granted under AREA's various stock option plans will be converted into rights with respect to BB&T common stock. Unless it elects to substitute options as described below, BB&T will assume each of these stock options in accordance with the terms of the AREA plan, except that:

  . BB&T and the compensation committee of the BB&T Board will be substituted for AREA and the Compensation Committee of AREA's Board of Directors with respect to administering its stock option plan;

  . each stock option may be exercised solely for shares of BB&T common stock;

  . the number of shares of BB&T common stock subject to each stock option will be the number of whole shares (omitting any fractional share) determined by multiplying the number of shares of AREA common stock subject to the stock option by the exchange ratio in the merger; and

  . the per share exercise price for each stock option will be adjusted by dividing the per share exercise price for the stock option by the exchange ratio in the merger and rounding up to the nearest cent.

   As an alternative to assuming the stock options, BB&T may choose to substitute options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other comparable plan for all or a part of the AREA stock options, subject to the adjustments described in the third and fourth bulleted items described above and the conditions that such substitution will not constitute a modification, extension or renewal of any such stock options, and that the substituted options continue in effect on the same terms and conditions provided in AREA's stock option agreements and the stock option plans relating to the options.


   BB&T will deliver to each participant in the stock option plans who receives converted or substitute options an appropriate notice setting forth the participant's rights with respect to the converted or substitute options.

   BB&T has reserved and will continue to reserve adequate shares of BB&T common stock for the exercise of any converted or substitute options. As soon as practicable after the effective time of the merger, if it has not already done so, BB&T will file a registration statement under the Securities Act of 1933 with respect to the shares of BB&T common stock subject to converted or substitute options and will use its reasonable efforts to maintain the effectiveness of the registration statement (and maintain the current status of the related prospectus or prospectuses) for so long as the converted or substitute options remain outstanding.

   Based on stock options outstanding as of the date of the merger agreement and subsequent exercises, options to purchase an aggregate of approximately 486,934 shares of AREA common stock may be outstanding at the effective time of the merger. Any shares of AREA common stock issued pursuant to the exercise of stock options under the stock option plans before the effective time of the merger will be converted into shares of BB&T common stock and cash instead of any fractional share interest in the same manner as other outstanding shares of AREA common stock.

   Eligibility to receive stock option grants after the effective time of the merger will be determined by BB&T in accordance with its plans and procedures and subject to any contractual obligations.

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

Restrictions on Resales by Affiliates

   The shares of BB&T common stock to be issued in the merger will be registered under the Securities Act of 1933 and will be freely transferable, except any shares received by any shareholder who may be deemed to be an "affiliate" of AREA at the effective time of the merger for purposes of Rule 145 under the Securities Act. Affiliates of AREA may sell their shares of BB&T common stock acquired in the merger only in transactions registered under the Securities Act or permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Persons who may be deemed affiliates of AREA generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by or are under common control with AREA and include directors and certain executive officers of AREA. The restrictions on resales by an affiliate extend also to related parties of the affiliate, including parties related by marriage who live in the same home as the affiliate.

   AREA has agreed to use its reasonable best efforts to cause each of its affiliates to deliver to BB&T a written agreement to the effect generally that he or she will not offer to sell, transfer or otherwise dispose of any shares of BB&T common stock issued to that person in the merger, except in compliance with the restrictions described in the preceding paragraph.

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

                             INFORMATION ABOUT BB&T

General

   BB&T is a financial holding company headquartered in Winston-Salem, North Carolina. BB&T conducts operations in North Carolina, South Carolina, Virginia, Maryland, Washington D.C., Georgia, West Virginia, Kentucky, Alabama and Tennessee primarily through its commercial banking subsidiaries and, to a lesser extent, through its other subsidiaries. Substantially all of BB&T's loans are to businesses and individuals in the Carolinas, Virginia, Maryland, Washington D.C., West Virginia, Georgia, Kentucky, Alabama and Tennessee. BB&T's principal commercial bank subsidiaries are Branch Banking and Trust Company ("Branch Bank"), Branch Banking and Trust Company of South Carolina ("Branch Bank-SC") and Branch Banking and Trust Company of Virginia ("Branch Bank-VA"), excluding bank subsidiaries of recently acquired bank holding companies that are expected to be merged into one of BB&T's subsidiaries. The principal assets of BB&T are all of the issued and outstanding shares of common stock of Branch Bank, Branch Bank-SC and Branch Bank-VA.

Operating Subsidiaries

   Branch Bank, BB&T's largest subsidiary, is the oldest bank in North Carolina and currently operates through 336 banking offices throughout North Carolina, 97 offices in metropolitan Washington, D.C. and Maryland, 161 offices in Georgia, Alabama and Tennessee, and 107 offices in West Virginia and Kentucky. Branch Bank provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies and local governments and individuals. Operating subsidiaries of Branch Bank include: Raleigh, North Carolina-based BB&T Insurance Services, Inc., which offers life, property and casualty and title insurance on an agency basis; Florence, South Carolina-based Prime Rate Premium Finance Corporation, Inc., which provides insurance premium financing and services to customers in Virginia and the Carolinas; Charlotte, North Carolina-based BB&T Leasing Corporation, which offers lease financing to commercial businesses and municipal governments; and Charlotte, North Carolina-based BB&T Investment Services, Inc., which offers customers investment alternatives, including discount brokerage services, fixed-rate and variable-rate annuities, mutual funds, and government and municipal bonds.


   Branch Bank-SC serves South Carolina through 93 banking offices. Branch Bank-SC provides a wide range of banking and trust services in its local market for retail and commercial customers, including small and mid-size businesses, public agencies, local governments and individuals.

   Branch Bank-VA offers a full range of commercial and retail banking services through 278 banking offices throughout Virginia.

   BB&T also has a number of other operating subsidiaries. Scott & Stringfellow, Inc. provides services in retail brokerage, institutional equity and debt underwriting, investment advice, corporate finance, equity trading, equity research and in the origination, trading and distribution of fixed income securities and equity products in both the public and private capital markets. Regional Acceptance Corporation specializes in indirect financing for consumer purchases of mid-model and late-model used automobiles. BB&T Factors Corporation buys and manages account receivables primarily in the furniture, textile and home furnishings-related industries. W.E. Stanley & Company, Inc. is primarily engaged in actuarial and employee group, health and welfare benefit plan consulting, plan administration, and the design, communication and administration of all types of corporate retirement plans. Sheffield Financial Corp. specializes in loans to small commercial lawn care businesses across the country. BB&T Bankcard Corporation is a special purpose credit card bank.

Completed Acquisitions

   BB&T's profitability and market share have been enhanced through internal growth and acquisitions of both financial and nonfinancial institutions during recent years. BB&T's most recent acquisitions include the following:

   On December 27, 2000, BB&T acquired BankFirst Corporation in a tax-free transaction accounted for as a purchase. BankFirst Corporation operated 32 offices in Knox, Sevier, Blount, Loudon, McMinn and Jefferson Counties of Tennessee through its banking subsidiaries. The acquisition gave BB&T its first entry into Tennessee and expanded its presence along Interstate 75 and Interstate 81. BankFirst and First National Bank and Trust Company, subsidiary banks of BB&T (as the successor to BankFirst Corporation), were merged into Branch Bank in July 2001.

   On January 8, 2001, BB&T acquired FCNB Corp of Frederick, Maryland in a tax-free transaction accounted for as a pooling of interests. FCNB operated 34 banking offices, primarily in Frederick and Montgomery counties of central Maryland, through its banking subsidiary, FCNB Bank. The acquisition expanded BB&T's presence in economically strong central Maryland and the fast-growing Washington, D.C. corridor. FCNB Bank, a subsidiary bank of BB&T (as the successor to FCNB), was merged into Branch Bank in March 2001.

   On March 2, 2001, BB&T acquired FirstSpartan Financial Corp. of Spartanburg, South Carolina in a tax-free transaction accounted for as a purchase. FirstSpartan operated 11 banking offices in South Carolina's Spartanburg and Greenville counties through its banking subsidiaries. The acquisition increased BB&T's South Carolina assets to $5.8 billion. First Federal Bank, a subsidiary bank of BB&T (as successor to First Spartan), was merged into Branch Bank-SC in September 2001.

   On June 7, 2001, BB&T acquired Century South Banks, Inc. of Alpharetta, Georgia in a tax-free transaction accounted for as a pooling of interests. Century South operated 40 banking offices through 12 community banking subsidiaries in the metropolitan Atlanta, Savannah, Macon and north Georgia areas. The former banking subsidiaries of Century South were merged into Branch Bank in November 2001.

   On June 27, 2001, BB&T acquired Virginia Capital Bancshares, Inc. of Fredericksburg, Virginia in a tax-free transaction accounted for as a purchase. Through its subsidiary, Fredericksburg State Bank, Virginia Capital operated one banking office in each of Fredericksburg and Stafford County, Virginia and two banking offices in Spotsylvania County, Virginia. Fredericksburg State Bank was merged into Branch Bank-VA in September 2001.

   On August 9, 2001, BB&T acquired F&M National Corporation of Winchester, Virginia in a tax-free transaction accounted for as a pooling of interests. F&M operated 163 banking offices, 13 mortgage banking offices, three trust offices and six insurance offices through its 12 community banking subsidiaries. The acquisition increased BB&T's market share in Washington D.C., gave BB&T the number one market share in the Tidewater, Virginia area and strengthened BB&T's position in Richmond, Virginia, a growing technology center. BB&T expects to merge the former banking subsidiaries of F&M into Branch Bank during the first quarter of 2002.

   On December 12, 2001, BB&T acquired Community First Banking Company of Carrollton, Georgia in a tax-free transaction accounted for as a purchase. Community First operated nine banking offices in western Georgia through its subsidiary, Community Bank, and also operated a consumer finance company, an insurance agency and a full-service brokerage subsidiary. The acquisition expanded BB&T's franchise further into metropolitan Atlanta and western Georgia. BB&T expects to merge Community Bank, a subsidiary bank of BB&T (as successor to Community First), into Branch Bank in the second quarter of 2002.

Pending Acquisition

   On November 8, BB&T announced that it had agreed to acquire Mid-America Bancorp of Louisville, Kentucky in a transaction in which shareholders of Mid-America would receive for each share of Mid-America common stock: (a) .7187 of a share of BB&T common stock; and (b) $8.13 in cash, with the amount of cash subject to adjustment and to a potential escrow depending on the result of certain pending litigation. Mid-America, a $1.8 billion holding company, operates 30 banking offices in the Metropolitan-Louisville area through Bank of Louisville, its primary subsidiary. Bank of Louisville is engaged in a wide range of commercial, trust, and personal banking activities. Mid-America also operates MAB Gift Certificate Company, which is engaged in the issuance and sale of gift certificates throughout the United States. The acquisition of Mid-America, which is expected to be completed in the first quarter of 2002, would provide BB&T with an increased statewide presence in economically strong Kentucky markets. Upon completion of the AREA merger and the acquisition of Mid-America Bancorp, BB&T would have 102 banking offices in Kentucky and become the fourth largest financial holding company in deposit market share in Kentucky.


   BB&T expects to continue to take advantage of the consolidation of the financial services industry by developing its franchise through the acquisition of financial institutions. Such acquisitions may entail the payment by BB&T of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of BB&T capital stock or the incurring of additional indebtedness by BB&T, and could have a dilutive effect on the per share earnings or book value of BB&T common stock. Moreover, acquisitions sometimes result in significant front-end charges against earnings, although cost savings, especially incident to in-market acquisitions, are frequently anticipated.

Capital

   The Federal Reserve has established a minimum requirement for a bank holding company's ratio of capital to risk-weighted assets (including on-balance sheet activities and specified off-balance sheet activities, such as standby letters of credit) of 8%. At least half of a bank holding company's total capital is required to be composed of common equity, retained earnings, and qualifying perpetual preferred stock, less specified intangibles. This is called Tier 1 capital. The remainder may consist of specified subordinated debt, specified hybrid capital instruments and other qualifying preferred stock, and a limited amount of the loan loss allowance. This is called Tier 2 capital. Tier 1 capital and Tier 2 capital combined are referred to as total capital. At September 30, 2001, BB&T's Tier 1 and total capital ratios were 9.6% and 13.2%, respectively. Since January 1, 1998, the Federal Reserve has required bank holding companies that engage in trading activities to adjust their risk-based capital to take into consideration market risk that may result from movements in market prices of covered trading positions in trading accounts, or from foreign exchange or commodity positions, whether or not in trading accounts, including changes in interest rates, equity prices, foreign exchange rates or commodity prices. Any capital required to be maintained pursuant to these provisions may consist of new "Tier 3 capital" consisting of forms of short-term subordinated debt. In addition, the Federal Reserve has issued a policy statement, pursuant to which a bank holding company that is determined to have weaknesses in its risk management processes or a high level of interest rate risk exposure may be required to hold additional capital.

   The Federal Reserve also has established minimum leverage ratio requirements for bank holding companies. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that meet specified criteria, including having the highest regulatory rating. Bank holding companies that do not meet the specified criteria generally are required to maintain a leverage ratio of at least 100 to 200 basis points above the stated minimum. BB&T's leverage ratio at September 30, 2001 was 7.1%. Bank holding companies experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, these capital requirements indicate that the Federal Reserve will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity.

   The FDIC has adopted minimum risk-based and leverage ratio regulations to which BB&T's state bank subsidiaries are subject that are substantially similar to those requirements established by the Federal Reserve. The Office of the Comptroller of the Currency also has similar regulations that would apply to BB&T's national bank subsidiaries. Under federal banking laws, failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and placing the institution into conservatorship or receivership. The capital ratios of each of BB&T's bank subsidiaries exceeded all minimum regulatory capital requirements as of September 30, 2001.

Deposit Insurance Assessments

   The deposits of each of BB&T's bank subsidiaries are insured by the FDIC up to the limits required by law. A majority of the deposits of the banks is subject to the deposit insurance assessments of the Bank Insurance Fund of the FDIC. However, approximately 23% of the deposits of Branch Bank, 45% of the deposits of Branch Bank-SC and 51% of the deposits of Branch Bank-VA (related to the banks' acquisition of various savings associations) are subject to assessments imposed by the Savings Association Insurance Fund of the FDIC.

   For the semi-annual period beginning January 1, 2001, the effective rate of assessments imposed on all FDIC deposits for deposit insurance ranges from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both SAIF-insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing both BIF-insured deposits and SAIF-insured deposits an additional 1.88 basis points per $100 of deposits on an annualized basis to cover those obligations.


Additional Information

   You can find additional information about BB&T in BB&T's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and Current Reports on Form 8-K filed January 12, 2001, January 24, 2001 (two filings), February 8, 2001, April 11, 2001, April 27, 2001, July 10, 2001, July 12, 2001, July 25, 2001, July 27, 2001, July 31,
2001, October 5, 2001, October 11, 2001, November 8, 2001 (two filings), November 13, 2001, January 11, 2002 and February 7, 2002 (5 filings), all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 55.


                             INFORMATION ABOUT AREA

General

   AREA, the largest bank holding company headquartered in Kentucky, is a $2.95 billion multi-bank holding company with its principal offices in Owensboro, Kentucky. AREA's two subsidiary banks provide a wide range of financial services, including accepting demand and time deposits; providing checking and money market accounts; making commercial, consumer and mortgage loans; issuing and servicing credit cards; leasing; providing safe deposit facilities; and offering alternative investments and brokerage services. AREA Trust Company, a state chartered non-depository trust company, offers comprehensive trust and investment services to a broad range of companies and individuals. AREA also has seven active non-bank affiliates that provide services incidental to AREA's operations. AREA has established an internet website (http://www.abcbank.com) which provides additional information about the products and services offered by its affiliates.

   AREA also furnishes specialized services to its subsidiary banks and affiliates in the areas of supervision, administration and review of loan portfolios; administration of investment portfolios, insurance programs and employee benefit plans; and assistance with respect to accounting and operating systems and procedures, personnel, marketing, cash management services and equipment management.

 Subsidiary Banks and Trust Company

   As of September 30, 2001, AREA's subsidiary banks operated throughout Kentucky in 31 cities with 71 banking locations. These banks serve both rural and metropolitan areas. As of September 30, 2001, AREA Bank had total assets of $2.63 billion, and The Vine Street Trust Company had total assets of $298.49 million. AREA Trust had $1.02 billion of assets under management, and The Vine Street Trust Company had $256.5 million of assets under management.

 Name Change and Consolidation of Operations

   Prior to the third quarter of 2000, each of AREA's 17 banks were operated separately under individual charters and names. AREA made the decision to consolidate the individual charters (with the exception of The Vine Street Trust Company) and to adopt a common name, AREA Bank, for a number of reasons-- to achieve better name recognition, to optimize its technology investment, to reduce redundancies resulting from the numerous charters, and to provide customers with better service as a result of a wider range of products.

   During the third and fourth quarters of 2000, AREA completed the consolidation of the individual bank charters. At the time of the charter consolidation, AREA also transferred the trust operations of those banks with trust departments to AREA Trust Company.

   Following the consolidation, lending and deposit decisions have continued to be made on a local level, thus maintaining the quality of service of separately chartered community banks. In matters affecting their customers, the local banking centers have continued to have broad discretion. The merged banks have also maintained their local boards which enables AREA Bank to be sensitive to local needs and customer preferences.

   You can find additional information about AREA in AREA's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and Current Reports on Form 8-K filed January 26, 2001, June 14, 2001, July 23, 2001, July 24, 2001, August 21, 2001, October 30, 2001,
November 14, 2001, January 25, 2002 and February 7, 2002, all of which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 55.


                       DESCRIPTION OF BB&T CAPITAL STOCK

General

   The authorized capital stock of BB&T consists of 1,000,000,000 shares of BB&T common stock, par value $5.00 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. As of February 7, 2002, there were 458,709,587 shares of BB&T common stock issued and outstanding, which excludes shares expected to be issued in pending acquisitions. There were no shares of BB&T preferred stock issued and outstanding as of such date, although 2,000,000 shares of BB&T preferred stock have been designated as Series B Junior Participating Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "--Shareholder Rights Plan" on page 45. Based on the number of shares of AREA common stock outstanding at the record date, it is estimated that approximately 13,420,000 shares of BB&T common stock would be issued in the merger.

BB&T Common Stock

   Each share of BB&T common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of BB&T common stock are entitled to receive dividends when, as, and if declared by the BB&T Board out of funds legally available for the payment of dividends and, upon liquidation, to receive pro rata all assets, if any, of BB&T available for distribution after the payment of necessary expenses and all prior claims. Holders of BB&T common stock have no preemptive rights to subscribe for any additional securities of any class that BB&T may issue, nor any conversion, redemption or sinking fund rights. Holders of BB&T common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of BB&T common stock are subject to any preferences that the BB&T Board may set for any series of BB&T preferred stock that BB&T may issue in the future. The terms of the BB&T Junior Preferred Stock reserved for issuance in connection with BB&T's shareholder rights plan provide that the holders will have rights and privileges that are substantially identical to those of holders of BB&T common stock.

   The transfer agent and registrar for BB&T common stock is Branch Bank. BB&T intends to apply for the listing on the NYSE, subject to official notice of issuance, of the shares of BB&T common stock to be issued in the merger.

BB&T Preferred Stock

   Under BB&T's articles of incorporation, BB&T may issue shares of BB&T preferred stock in one or more series as may be determined by the BB&T Board or a duly authorized committee. The BB&T Board or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any BB&T preferred stock issued may rank senior to BB&T common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of BB&T, or both. In addition, any shares of BB&T preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of BB&T preferred stock, or merely the existing authorization of the BB&T Board to issue shares of BB&T preferred stock, may tend to discourage or impede a merger or other change in control of BB&T. See "--Shareholder Rights Plan" below.

Shareholder Rights Plan

   BB&T has adopted a shareholder rights plan that grants BB&T's shareholders the right to purchase securities or other property of BB&T upon the occurrence of various triggering events involving a potentially hostile takeover of BB&T. Like other shareholder rights plans, BB&T's plan is intended to give the BB&T Board the opportunity to assess the fairness and appropriateness of a proposed transaction in order to determine whether it is in the best interests of BB&T and its shareholders and to encourage potential hostile acquirors to negotiate with the BB&T Board. BB&T's plan, also like other shareholder rights plans, could also have the unintended effect of discouraging a business combination that shareholders believe to be in their best interests.

   The terms of the rights are set forth in the Rights Agreement, dated as of December 17, 1996, between BB&T and Branch Bank, as Rights Agent and are summarized below:

   On December 17, 1996, the BB&T Board declared a dividend to holders of BB&T common stock at a rate of one right for each share of common stock held of record as of January 17, 1997 and for each share of common stock issued thereafter. Each right entitles the holder to purchase from BB&T 1/100th of a share of BB&T Series B Junior Participating Preferred Stock (which is substantially equivalent to one share of BB&T's common stock) at a price of $145.00, subject to anti-dilution adjustments, or, under various circumstances, other securities or property.

   The rights plan is designed to enhance the ability of the BB&T Board to prevent an acquiror from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire BB&T by means of unfair or abusive takeover tactics that have been prevalent in many unsolicited takeover attempts.

   Under the rights plan, the rights will become exercisable only if a person or a group acquires or commences a tender offer for 20% or more of BB&T's outstanding common stock or the BB&T Board declares any person to be an "adverse person." The BB&T Board will declare a person to be an adverse person if it determines that:

  . the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of BB&T's common stock; and

  .  the beneficial ownership by the person is:

    . intended or reasonably likely to cause BB&T to repurchase the common stock beneficially owned by the person or otherwise provide the person with short-term financial gain contrary to BB&T's best long-term interests;

    . reasonably likely to have a material adverse effect on BB&T's business or prospects; or

    . otherwise not in the best interests of BB&T and its shareholders, employees, customers and communities in which BB&T and its subsidiaries do business.

   Until they become exercisable, the rights attach to and trade with BB&T's common stock. The rights will expire December 31, 2006. The rights may be redeemed by the Board at $0.01 per right until 10 days after a person or group has accumulated 20% or more of the common stock or, if earlier, the effective date of the Board's declaration that a person has become an adverse person. All rights held or acquired by a person or group holding 20% or more of BB&T's shares or by an adverse person are void.

   If a person or group acquired 25% or more of BB&T's common stock or the Board declared a person to be an adverse person, the rights would then be modified to represent the right to receive, for the exercise price, common stock having a value worth twice the exercise price.

   If BB&T were acquired in a merger or other business combination at any time after a person or group has acquired 20% or more of BB&T's common stock, the rights would be modified so as to entitle a holder to buy a number of shares of common stock of the acquiring entity having a market value of twice the exercise price of each right.

   Until a right is exercised, the holder will have no rights as a shareholder of BB&T, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to BB&T, shareholders may, depending upon the circumstances, recognize taxable income if the rights become exercisable for stock (or other consideration) of BB&T or for common stock of the acquiring company.

   Any provision of the rights agreement, other than provisions relating to the principal economic terms of the rights, may be amended by the BB&T Board before the date the rights are distributed. After that distribution date, the provisions of the rights agreement may be amended by the BB&T Board in order to cure any ambiguity, to make changes that do not adversely affect the interests of holders of rights (excluding the interests of any acquiring person or adverse person) or to shorten or lengthen any time period under the rights agreement; provided, however, that no amendment to adjust the time period governing redemption may be made when the rights are not redeemable.

   The rights agreement is filed as an exhibit to a registration statement on Form 8-A dated January 10, 1997 that has been filed by BB&T with the Securities and Exchange Commission. This registration statement and the rights agreement are incorporated by reference in this proxy statement/prospectus, and we refer you to them for the complete terms of the rights agreement and the rights. The foregoing discussion is qualified in its entirety by reference to the rights agreement. See "Where You Can Find More Information" on page 55.

Other Anti-takeover Provisions

   Provisions of the North Carolina Business Corporation Act, or NCBCA, and BB&T's articles of incorporation and bylaws described below may be deemed to have an anti-takeover effect and, together with the ability of the BB&T Board to issue shares of BB&T preferred stock and to set the voting rights, preferences and other terms of BB&T preferred stock, may delay or prevent takeover attempts not first approved by the BB&T Board. These provisions also could delay or deter the removal of incumbent directors or the assumption of control by shareholders. BB&T believes that these provisions are appropriate to protect the interests of BB&T and its shareholders.

 Control Share Acquisition Act

   The Control Share Acquisition Act of the NCBCA may make an unsolicited attempt to gain control of BB&T more difficult by restricting the right of specified shareholders to vote newly acquired large blocks of stock. For a description of this statute, see "Comparison of the Rights of BB&T Shareholders and AREA Shareholders--Anti-takeover Statutes" on page 52.


 Provisions Regarding the BB&T Board

   BB&T's articles of incorporation and bylaws separate the BB&T Board into classes and permit the removal of directors only for cause. This could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of BB&T. For a description of these provisions, see "Comparison of the Rights of BB&T Shareholders and AREA Shareholders-- Directors" below.


 Meeting of Shareholders; Shareholders' Nominations and Proposals

   Under BB&T's bylaws, meetings of the shareholders may be called only by the Chief Executive Officer, President, Secretary or the BB&T Board. Shareholders of BB&T may not request that a special meeting of shareholders be called. This provision could delay until the next annual shareholders' meeting shareholder actions that are favored by the holders of a majority of the outstanding voting securities of BB&T.

   The procedures governing the submission of nominations for directors and other proposals by shareholders may also have a deterrent effect on shareholder actions designed to result in change of control in BB&T. See "Comparison of the Rights of BB&T Shareholders and AREA Shareholders--Shareholder Nominations and Shareholder Proposals" on page 49.


                 COMPARISON OF THE RIGHTS OF BB&T SHAREHOLDERS
                             AND AREA SHAREHOLDERS

   When the merger becomes effective, holders of AREA common stock will become shareholders of BB&T. The following is a summary of material differences between the rights of holders of BB&T common stock and holders of AREA common stock. Since BB&T is organized under the laws of the State of North Carolina and AREA is organized under the laws of the Commonwealth of Kentucky, differences in the rights of holders of BB&T common stock and those of holders of AREA common stock arise from differing provisions of the NCBCA and the Kentucky Business Corporation Act, or the KBCA, in addition to differing provisions of their respective incorporation documents and bylaws.

   The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of BB&T common stock and holders of AREA common stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the NCBCA and the KBCA and the governing corporate instruments of BB&T and AREA, to which the shareholders of AREA are referred.

Authorized Capital Stock

 BB&T

   BB&T's authorized capital stock consists of 1,000,000,000 shares of BB&T common stock and 5,000,000 shares of BB&T preferred stock. BB&T's articles of incorporation authorize the BB&T Board to issue shares of BB&T preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of BB&T preferred stock in each series. As of February 7, 2002, there were 458,709,587 shares of BB&T common stock outstanding, which excludes shares expected to be issued in pending acquisitions. No shares of BB&T preferred stock were issued and outstanding as of that date, although 2,000,000 shares of BB&T preferred stock have been designated as BB&T Junior Preferred Stock and are reserved for issuance in connection with BB&T's shareholder rights plan. See "Description of BB&T Capital Stock--Shareholder Rights Plan" on page 45.


 AREA

   AREA's authorized capital stock consists of 50,000,000 shares of AREA common stock, no par value, and 500,000 shares of AREA preferred stock, no par value. AREA's articles of incorporation authorize the AREA Board to issue shares of AREA preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of AREA preferred stock in each series. As of January 25, 2002, there were 23,923,596 shares of AREA common stock outstanding and no shares of AREA preferred stock outstanding.


Special Meetings of Shareholders

 BB&T

   Special meetings of the shareholders of BB&T may be called at any time by BB&T's Chief Executive Officer, President or Secretary or by the BB&T Board.

 AREA

   AREA's bylaws state that special meetings of the shareholders may be called at any time by the Board of Directors or the holders of not less than one-fifth of all shares entitled to vote at the meeting. Notice must be given in writing not less than 10 nor more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

Directors

 BB&T

   BB&T's articles of incorporation and bylaws provide for a board of directors having not less than three nor more than 30 members as determined from time to time by vote of a majority of the members of the BB&T Board or by resolution of the shareholders of BB&T. Currently, the BB&T Board consists of 20 directors. The BB&T Board is divided into three classes, with directors serving staggered three-year terms. Under BB&T's articles of incorporation and bylaws, BB&T directors may be removed only for cause and only by the vote of a majority of the outstanding shares entitled to vote in the election of directors.

 AREA

   AREA's articles of incorporation provide that AREA shall be managed by a Board of not less than five directors and that the number and qualifications of directors shall be fixed in the bylaws. AREA's bylaws state that the Board of Directors shall consist of not less than five nor more than thirteen directors. Pursuant to Section 271B.8-030 of the KBCA, the number of directors may be fixed or changed from time to time within this range by the shareholders or the Board of Directors. AREA's Board of Directors presently consists of 13 members.

   AREA's articles of incorporation provide that shareholders desiring to vote shares cumulatively for the election of directors, as provided in Section 207 of the Kentucky Constitution, are required to give written notice to the President or Secretary of AREA not less than 72 hours prior to the scheduled time of the election. AREA's articles of incorporation further provide that if one or more shareholders gives notice of the intent to vote cumulatively, all shareholders may vote cumulatively, regardless of whether they gave timely notice. Section 207 of the Kentucky Constitution provides that in all elections of directors of any corporation, each shareholder shall have the right to cast as many votes in the aggregate as he or she shall be entitled to vote multiplied by the number of directors to be elected at the meeting, and the shareholder may vote the whole number of shares for a single candidate or distribute the votes among two or more candidates. Section 207 of the Kentucky Constitution further provides that directors may not be elected in any other manner.

Dividends and Other Distributions

 BB&T

   The NCBCA prohibits a North Carolina corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business or that would result in its total assets being less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of the dividend payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. BB&T is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of BB&T to pay distributions to the holders of BB&T common stock will depend, however, to a large extent upon the amount of dividends its bank subsidiaries, which are subject to restrictions imposed by regulatory authorities, pay to BB&T. In addition, the Federal Reserve could oppose a distribution by BB&T if it determined that such a distribution would harm BB&T's ability to support its bank subsidiaries. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the BB&T Board.

 AREA

   AREA is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary banks. AREA's subsidiary banks are subject to legal restrictions on the amount of dividends they are permitted to pay. AREA's subsidiary banks may pay dividends in any year in an amount up to 100% of that year's net profits combined with their retained net profits of the two previous years, without the approval of the Commissioner of the Kentucky Department of Financial Institutions. The holders of AREA common stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available for the payment of dividends. As is the case with BB&T, the Federal Reserve could oppose a distribution by AREA if it determined that the distribution would harm AREA's ability to support its bank subsidiaries. There can be no assurances that AREA will pay dividends in the future if it were to remain independent. The declaration, payment, and amount of any future dividends would depend on business conditions, operating results, capital, reserve requirements, and the consideration of other relevant factors by the AREA Board.

Shareholder Nominations and Shareholder Proposals

 BB&T

   BB&T's bylaws establish advance notice procedures for shareholder proposals and the nomination, other than by or at the direction of the BB&T Board or one of its committees, of candidates for election as directors. BB&T's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the BB&T Board must submit the nomination in writing to the Secretary of BB&T at least 60 days before the one year anniversary of the most recent annual meeting of shareholders, together with biographical information about the candidate and the shareholder's name and shareholdings. Nominations that are not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the Chairman of the meeting. In addition, a shareholder intending to make a proposal for consideration at a regularly scheduled annual meeting of shareholders that is not intended to be included in the proxy statement for such meeting must notify the Secretary of BB&T in writing at least 60 days before the one year anniversary of the most recent annual meeting of shareholders of the shareholder's intention. The notice must contain: (a) a brief description of the proposal, (b) the name and shareholdings of the shareholder submitting the proposal and (c) any material interest of the shareholder in the proposal.

   In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by BB&T at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before BB&T begins to print and mail its proxy materials.

 AREA

   AREA's bylaws establish advance notice procedures for the nomination of candidates, other than by or at the direction of the AREA Board, for election as directors. AREA's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the AREA Board must submit the nomination in writing to the President or Secretary of AREA at least 72 hours prior to the scheduled time of any meeting of shareholders called for the election of directors.

Discharge of Duties; Exculpation and Indemnification

 BB&T

   The NCBCA requires that a director of a North Carolina corporation discharge his or her duties as a director (a) in good faith, (b) with the care an ordinarily prudent person in a like position would exercise under similar circumstances and (c) in a manner the director reasonably believes to be in the best interests of the corporation. The NCBCA expressly provides that a director facing a change of control situation is not subject to any different duties or to a higher standard of care. BB&T's articles of incorporation provide that, to the fullest extent permitted by applicable law, no director of BB&T will have any personal liability for monetary damage for breach of a duty as a director. BB&T's bylaws require BB&T to indemnify its directors and officers, to the fullest extent permitted by applicable law, against liabilities arising out of his or her status as a director or officer, excluding any liability relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interests of BB&T.

 AREA

   The KBCA similarly requires that a director of a Kentucky corporation discharge his or her duties as a director (a) in good faith, (b) on an informed basis and (c) in a manner he or she honestly believes in good faith to be in the best interests of the corporation.

   The KBCA further provides that, in addition to any other limitation on a director's liability for monetary damages contained in the corporation's articles of incorporation, any action taken as a director, or any failure to take any action as a director, shall not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform the duties of the director's office and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders.

   AREA's articles of incorporation state that AREA shall indemnify its officers and directors as provided by Section 271B.8-510 of the KBCA. Section 271B.8-510 provides that a corporation may indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party by reason of the fact that they are or were officers or directors of the corporation, if they acted, while in an official capacity, in a manner they believed in good faith to be in the best interests of AREA or, if acting in any other capacity, in a manner they believed in good faith to be not opposed to the best interests of AREA or, in the case of a criminal proceeding, they had no reasonable cause to believe their conduct was unlawful.

   The KBCA provides that a corporation shall indemnify its officers or directors who were wholly successful, on the merits or otherwise, in the defense of any proceeding to which they were a party because they are or were an officer or director of the corporation against reasonable expenses incurred in connection with the proceeding.

   AREA can also provide for greater indemnification than that set forth in the articles of incorporation if it chooses to do so. AREA may not, however, indemnify a director for liability arising out of circumstances that constitute exceptions to the limitation of a director's liability for monetary damages, as described above. AREA may purchase and maintain insurance on behalf of any officer or director against any liability asserted against or incurred by him or her in his or her capacity as an officer or director, whether or not AREA would have had the power to indemnify him or her against liability.

Mergers, Share Exchanges and Sales of Assets

 BB&T

   The NCBCA generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with AREA) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. BB&T is also subject to certain statutory anti-takeover provisions. See "--Anti-takeover Statutes" on page 52.


 AREA

   The KBCA generally requires that any merger, share exchange, or sale of all or substantially all the assets of a corporation other than in the ordinary course of business requires the adoption of a plan of merger or share exchange by the board of directors of each corporation and approval by the affirmative vote of the holders of the majority of the issued and outstanding shares of each voting group of the non-surviving corporation entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required by the KBCA in specified instances, including a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger. AREA is also potentially subject to certain statutory anti-takeover provisions. See "Anti-takeover Statutes" below.

Anti-takeover Statutes

 BB&T

   The North Carolina Control Share Acquisition Act applies to BB&T. This Act is designed to protect shareholders of publicly owned North Carolina corporations based within the state against certain changes in control and to provide shareholders with the opportunity to vote on whether to afford voting rights to certain types of shareholders. The Act is triggered upon the acquisition by a person of shares of voting stock of a covered corporation that, when added to all other shares beneficially owned by the person, would result in that person holding one-fifth, one-third or a majority of the voting power in the election of directors. Under the Act, the shares acquired that result in the crossing of any of these thresholds have no voting rights until they are conferred by the affirmative vote of the holders of a majority of all outstanding voting shares, excluding those shares held by any person involved or proposing to be involved in the acquisition of shares in excess of the thresholds, any officer of the corporation and any employee of the corporation who is also a director of the corporation. If voting rights are conferred on the acquired shares, all shareholders of the corporation have the right to require that their shares be redeemed at the highest price paid per share by the acquiror for any of the acquired shares.

   The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain "fair price" requirements. BB&T has elected to opt out of the North Carolina Shareholder Protection Act, as permitted by that Act.

   AREA

   The KBCA generally prohibits a business combination between a Kentucky corporation and an "interested shareholder" (generally the beneficial owner of 10% or more of the corporation's voting stock) within five years after the person or entity becomes an interested shareholder unless, prior to the person or entity becoming an interested shareholder, the business combination or the transaction shall have been approved by the corporation's board of directors. These business combination restrictions do not apply to AREA because they are not applicable to any corporation that had any interested shareholders as of July 13, 1984, unless the requirements are specifically incorporated in the articles of incorporation or bylaws of the corporation or later adopted by a resolution of a majority of the continuing directors. AREA did have an interested shareholder as of July 13, 1984, and has not taken the steps to incorporate these requirements.

Amendments to Articles of Incorporation and Bylaws

 BB&T

   The NCBCA provides generally that a North Carolina corporation's articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. BB&T's articles of incorporation and bylaws impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of the BB&T Board, removal of directors or any requirement for a supermajority vote on such an amendment. The NCBCA provides that a North Carolina corporation's bylaws may be amended by its board of directors or its shareholders, except that, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the board of directors may not amend a bylaw approved by the shareholders. BB&T's articles of incorporation authorize the BB&T Board to amend BB&T's bylaws.

 AREA

   The KBCA provides generally that a Kentucky corporation's articles of incorporation may only be amended if the amendment is approved by the holders of a majority of the shares entitled to vote, except for enumerated amendments such as a change of corporate name, duration or registered agent, which may be amended by the approval of a majority of the board of directors. A Kentucky corporation's bylaws may generally be amended if the amendment is approved by a majority of the board of directors, except for the amendment of a provision originally adopted by the shareholders which fixes a greater quorum or voting requirement for the board of directors, which must be approved by the holders of a majority of the shares entitled to vote.

Consideration of Business Combinations

 BB&T

   BB&T's articles of incorporation do not specify any factors to which the BB&T Board must give consideration in evaluating a transaction involving a potential change in control of BB&T.

 AREA

   As is the case with BB&T, AREA's articles of incorporation do not specify any factors to which the AREA Board must give consideration in evaluating a transaction involving a potential change in control of AREA.

Shareholders' Rights of Dissent and Appraisal

 BB&T

   The NCBCA provides that dissenters' rights are not available to the holders of shares of a corporation, such as BB&T, that are either listed on a national securities exchange or held by more than 2,000 record shareholders by reason of a merger, share exchange or sale or exchange of property unless (a) the articles of incorporation of the corporation that issued the shares provide otherwise or (b) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (1) cash, (2) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (3) a combination of cash and such shares. BB&T's articles of incorporation do not authorize any special dissenters' rights.

 AREA

   Each holder of shares of AREA's common stock has the right to dissent to various corporate transactions and to demand payment of the fair value of all of the holder's AREA shares if the transaction is completed. This right to dissent applies to AREA's proposed merger with BB&T. See "The Merger--Rights of Dissenting Shareholders" on page 30.


Liquidation Rights

 BB&T

   In the event of the liquidation, dissolution or winding up of the affairs of BB&T, holders of outstanding shares of BB&T common stock are entitled to share, in proportion to their respective interests, in BB&T's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of BB&T.

   Because BB&T is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any BB&T preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of (a) the subsidiary's creditors, except to the extent that BB&T may itself be a creditor with recognized claims against the subsidiary, and (b) any interests in the liquidation accounts established by savings associations or savings banks acquired by BB&T for the benefit of eligible account holders in connection with conversion of the savings associations from mutual to stock form.

 AREA

   In the event of the liquidation, dissolution or winding up of the affairs of AREA, after payment in full of debts and other liabilities, the remaining assets would be distributed to the shareholders in proportion to their respective interests.

   Like BB&T, since AREA is a bank holding company, its rights and the rights of its creditors and of its shareholders to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that AREA may itself be a creditor with recognized claims against the subsidiary.

                             SHAREHOLDER PROPOSALS

   A shareholder wishing to have a proposal presented at the next annual meeting of AREA shareholders (which will only be held if the merger is not completed) and included in AREA's proxy materials was required to furnish the proposal to AREA at its main office, 230 Frederica Street, Owensboro, Kentucky 42301, no later than November 2, 2001. If the proposal is in compliance with all of the requirements of Rule 14a-8 of the Securities Exchange Act, it will be included in AREA's proxy statement and set forth on the form of proxy issued for the next annual meeting of shareholders, if held. Shareholders wishing to present proposals at such meeting (but not include them in AREA's proxy materials) must also give notice of such proposals to AREA before February 28, 2002. If AREA does not receive such notice before February 28, 2002, proxies selected by AREA management will confer discretionary authority upon management to vote upon any such matter. It is urged that any proposals be sent by certified mail, return receipt requested.


                                 OTHER BUSINESS

   The AREA Board is not aware of any business to come before the meeting other than those matters described in this proxy statement/prospectus. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited by this proxy statement/prospectus will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

   The validity of the shares of BB&T common stock offered by this proxy statement/prospectus will be passed upon by Womble Carlyle Sandridge & Rice, PLLC, as counsel to BB&T. As of the date of this proxy statement/prospectus, various members of Womble Carlyle Sandridge & Rice, PLLC owned an aggregate of approximately 88,473 shares of BB&T common stock.

                                    EXPERTS

   The consolidated financial statements of BB&T Corporation and its subsidiaries which are incorporated by reference in this proxy statement/prospectus from BB&T's Current Report on Form 8-K dated October 5, 2001, which restates the consolidated financial statements for the year ended December 31, 2000 to reflect the acquisition by BB&T of F&M National Corporation on August 9, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this proxy statement/prospectus in reliance upon the authority of said firm as experts in giving said reports.

   The consolidated financial statements of AREA Bancshares Corporation as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent public accountants, incorporated by reference in this proxy statement/prospectus, and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

   BB&T and AREA file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that the companies file with the Securities and Exchange Commission at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning BB&T should also be available for inspection at the offices of the NYSE.


   BB&T has filed the registration statement to register with the Securities and Exchange Commission the BB&T common stock to be issued to AREA shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BB&T. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information you can find in BB&T's registration statement or the exhibits to the registration statement.

   The Securities and Exchange Commission allows AREA and BB&T to "incorporate by reference" information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

   This proxy statement/prospectus incorporates by reference the documents set forth below that AREA and BB&T have previously filed with the Securities and Exchange Commission. These documents contain important information about AREA and BB&T and their businesses.

BB&T Securities and Exchange Commission
Filings
(File No. 1-10853)
---------------------------------------     --------------------------------------------
Annual Report on Form 10-K................. For the fiscal year ended December 31, 2000

Quarterly Reports on Form 10-Q............. For the fiscal quarters ended March 31,
                                            2001, June 30, 2001 and September 30, 2001

Current Reports on Form 8-K................ Filed January 12, 2001, January 24, 2001
                                            (two filings), February 8, 2001, April 11,
                                            2001, April 27, 2001, July 10, 2001, July
                                            12, 2001, July 25, 2001, July 27, 2001, July
                                            31, 2001, October 5, 2001, October 11, 2001,
                                            November 8, 2001 (two filings), November 13,
                                            2001, January 11, 2002 and February 7, 2002
                                            (five filings).

Registration Statements on Form 8-A
 (describing BB&T's common stock and
 concerning BB&T's shareholder rights
 plan)..................................... Filed September 4, 1991 and January 10, 1997

AREA Securities and Exchange Commission
Filings
(File No. 000-26032)
---------------------------------------     --------------------------------------------
Annual Report on Form 10-K................. For the fiscal year ended December 31, 2000

Quarterly Reports on Form 10Q.............. For the fiscal quarters ended March 31,
                                            2001, June 30, 2001 and September 30, 2001

Current Reports on Form 8-K................ Filed January 26, 2001, June 14, 2001, July
                                            23, 2001, July 24, 2001, August 21, 2001,
                                            October 30, 2001, November 14, 2001, January
                                            25, 2002 and February 7, 2002.


   AREA and BB&T also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement/prospectus and (a) in the case of BB&T, the completion of the merger or the termination of the merger agreement and (b) in the case of AREA, the date of the special meeting of shareholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   BB&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to BB&T, and AREA has supplied all such information relating to AREA before the merger.

   If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Securities and Exchange Commission or the Securities and Exchange Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits except those that the companies have specifically incorporated by reference in this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

            BB&T Corporation                  AREA Bancshares Corporation
         Shareholder Reporting                        John A. Ray
          Post Office Box 1290                  Executive Vice President
  Winston-Salem, North Carolina 27102                P. O. Box 786
             (336) 733-3021                  Owensboro, Kentucky 42303-0786
                                                     (270) 688-7753

If you would like to request documents, please do so by March 11, 2002 to receive them before the meeting.

   You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. BB&T and AREA have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement/prospectus is dated February 11, 2002. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of BB&T common stock in the merger creates any implication to the contrary.

                                                                      APPENDIX A
                      AGREEMENT AND PLAN OF REORGANIZATION

                                    BETWEEN
                          AREA BANCSHARES CORPORATION
                                      and
                                BB&T CORPORATION

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
 ARTICLE I DEFINITIONS....................................................   1
  1.1  Definitions.......................................................    1
  1.2  Terms Defined Elsewhere...........................................    5

 ARTICLE II THE MERGER....................................................   5
  2.1  Merger............................................................    5
  2.2  Filing; Plan of Merger............................................    5
  2.3  Effective Time....................................................    6
  2.4  Closing...........................................................    6
  2.5  Effect of Merger..................................................    6
  2.6  Further Assurances................................................    6
  2.7  Merger Consideration..............................................    6
  2.8  Conversion of Shares; Payment of Merger Consideration.............    7
  2.9  Conversion of Stock Options.......................................    8
  2.10 Dissenting Shares.................................................    9
  2.11 Merger of Subsidiaries............................................    9
  2.12 Anti-Dilution.....................................................    9

 ARTICLE III REPRESENTATIONS AND WARRANTIES OF AREA.......................   9
  3.1  Capital Structure.................................................    9
  3.2  Organization, Standing and Authority..............................   10
  3.3  Ownership of Subsidiaries.........................................   10
  3.4  Organization, Standing and Authority of the Subsidiaries..........   10
  3.5  Authorized and Effective Agreement................................   10
  3.6  Securities Filings; Financial Statements; Statements True.........   11
  3.7  Minute Books......................................................   11
  3.8  Adverse Change....................................................   12
  3.9  Absence of Undisclosed Liabilities................................   12
  3.10 Properties........................................................   12
  3.11 Environmental Matters.............................................   12
  3.12 Loans; Allowance for Loan Losses..................................   13
  3.13 Tax Matters.......................................................   13
  3.14 Employees; Compensation; Benefit Plans............................   14
  3.15 Certain Contracts.................................................   16
  3.16 Legal Proceedings; Regulatory Approvals...........................   17
  3.17 Compliance with Laws; Filings.....................................   17
  3.18 Brokers and Finders...............................................   17
  3.19 Repurchase Agreements; Derivatives................................   17
  3.20 Deposit Accounts..................................................   18
  3.21 Related Party Transactions........................................   18
  3.22 Certain Information...............................................   18
  3.23 Tax and Regulatory Matters........................................   18
  3.24 State Takeover Laws...............................................   18
  3.25 Labor Relations...................................................   18
  3.26 Fairness Opinion..................................................   19

 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BB&T........................  19
  4.1  Capital Structure of BB&T.........................................   19
  4.2  Organization, Standing and Authority of BB&T......................   19
  4.3  Authorized and Effective Agreement................................   19
  4.4  Organization, Standing and Authority of BB&T Subsidiaries.........   20

                                                                           Page
                                                                           ----
  4.5  Securities Documents; Statements True.............................   20
  4.6  Certain Information...............................................   20
  4.7  Tax and Regulatory Matters........................................   20
  4.8  Share Ownership...................................................   20
  4.9  Legal Proceedings; Regulatory Approvals...........................   21

 ARTICLE V COVENANTS......................................................  21
  5.1  Area Shareholder Meeting..........................................   21
  5.2  Registration Statement; Proxy Statement/Prospectus................   21
  5.3  Plan of Merger; Reservation of Shares.............................   21
  5.4  Additional Acts...................................................   22
  5.5  Best Efforts......................................................   22
  5.6  Certain Accounting Matters........................................   22
  5.7  Access to Information.............................................   22
  5.8  Press Releases....................................................   23
  5.9  Forbearances of Area..............................................   23
  5.10 Employment Agreements.............................................   25
  5.11 Affiliates........................................................   25
  5.12 Employee Benefits.................................................   25
  5.13 Directors and Officers Protection.................................   26
  5.14 Forbearances of BB&T..............................................   27
  5.15 Reports...........................................................   27
  5.16 Exchange Listing..................................................   27
  5.17 Advisory Board....................................................   27
  5.18 Board of Directors of Branch Banking and Trust Company............   28

 ARTICLE VI CONDITIONS PRECEDENT..........................................  28
  6.1  Conditions Precedent--BB&T and Area...............................   28
  6.2  Conditions Precedent--Area........................................   29
  6.3  Conditions Precedent--BB&T........................................   29

 ARTICLE VII TERMINATION, DEFAULT, WAIVER AND AMENDMENT...................  30
  7.1  Termination.......................................................   30
  7.2  Effect of Termination.............................................   30
  7.3  Survival of Representations, Warranties and Covenants.............   31
  7.4  Waiver............................................................   31
  7.5  Amendment or Supplement...........................................   31

 ARTICLE VIII MISCELLANEOUS...............................................  31
  8.1  Expenses..........................................................   31
  8.2  Entire Agreement..................................................   31
  8.3  No Assignment.....................................................   32
  8.4  Notices...........................................................   32
  8.5  Specific Performance..............................................   33
  8.6  Captions..........................................................   33
  8.7  Counterparts......................................................   33
  8.8  Governing Law.....................................................   33


ANNEXES
 Annex A................................. Plan of Merger
 Annex B................................. Employment Agreements with three to five additional individuals
 Annex C................................. Noncompetition Agreement
 Annex D................................. Employment Agreement (Section 6.3)

                     AGREEMENT AND PLAN OF REORGANIZATION

   THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), dated as of November 7, 2001 is among AREA BANCSHARES CORPORATION ("Area"), a Kentucky corporation having its principal office at Owensboro, Kentucky, and BB&T CORPORATION ("BB&T"), a North Carolina corporation having its principal office at Winston-Salem, North Carolina;

                               R E C I T A L S:

   The parties desire that Area shall be merged into BB&T (said transaction being hereinafter referred to as the "Merger") pursuant to a plan of merger (the "Plan of Merger") substantially in the form attached as Annex A hereto, and the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby. As a condition and inducement to BB&T's willingness to enter into the Agreement, Area is concurrently granting to BB&T an option to acquire, under certain circumstances, 4,750,000 shares of the common stock, without par value, of Area.

   NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

1.1 Definitions

   When used herein, the capitalized terms set forth below shall have the following meanings:

   "Affiliate" means, with respect to any person, any other person, who directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with such person and, without limiting the generality of the foregoing, includes any executive officer or director of such person and any Affiliate of such executive officer or director.

   "Articles of Merger" shall mean the Articles of Merger required to be filed with the office of the Secretary of State of North Carolina, as provided in
Section 55-11-05 of the NCBCA, and with the office of the Commonwealth of Kentucky Secretary of State, as provided in Section 271B.11-050 of the Kentucky Business Corporation Act (the "KBCA").

   "Bank Holding Company Act" shall mean the Federal Bank Holding Company Act of 1956, as amended.

   "BB&T Common Stock" shall mean the shares of voting common stock, par value $5.00 per share, of BB&T, with rights attached issued pursuant to Rights Agreement dated December 17, 1996 between BB&T and Branch Banking and Trust Company, as Rights Agent, relating to BB&T's Series B Junior Participating Preferred Stock, $5.00 par value per share.

   "BB&T Option Agreement" shall mean the Stock Option Agreement dated as of even date herewith, as amended from time to time, under which BB&T has an option to purchase shares of Area Common Stock, which shall be executed immediately following execution of this Agreement.

   "BB&T Subsidiaries" shall mean Branch Banking and Trust Company, Branch Banking and Trust Company of South Carolina and Branch Banking and Trust Company of Virginia.

   "Benefit Plan Determination Date" shall mean, with respect to each employee pension or welfare benefit plan or program maintained by Area at the Effective Time, the date determined by BB&T with respect to such plan or program which shall be not later than January 1 following the close of the calendar year in which the last of the Area Subsidiaries which is a bank or other savings institution is merged into BB&T or one of the BB&T Subsidiaries.

   "Business Day" shall mean all days other than Saturdays, Sundays and Federal Reserve holidays.

   "Cardinal" shall mean Cardinal Bancshares, Inc.

   "Cardinal ESOP" shall mean the Cardinal Bancshares, Inc. 401k Savings Plan and Trust Agreement.

   "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq.

   "Code" shall mean the Internal Revenue Code of 1986, as amended.

   "Commission" shall mean the Securities and Exchange Commission.

   "CRA" shall mean the Community Reinvestment Act of 1977, as amended.

   "Disclosed" shall mean disclosed in the Area Disclosure Memorandum, referencing the Section number herein pursuant to which such disclosure is being made.

   "Environmental Claim" means any notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup or remediation costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from a violation of the Environmental Laws or the presence or release into the environment of any Hazardous Substances.

   "Environmental Laws" means all applicable federal, state and local laws and regulations, as amended, relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over and including common law in respect of, pollution or protection of the environment, including without limitation CERCLA, the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other laws and regulations relating to emissions, discharges, releases, or threatened releases of any Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Substances.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

   "FDIC" shall mean the Federal Deposit Insurance Corporation.

   "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

   "Financial Advisor" shall mean J.P. Morgan Securities Inc.


   "Financial Statements" shall mean (a) with respect to BB&T, (i) the consolidated balance sheet (including related notes and schedules, if any) of BB&T as of December 31, 2000, 1999, and 1998, and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 1999, and 1998, as filed by BB&T in

Securities Documents and (ii) the consolidated balance sheets of BB&T (including related notes and schedules, if any) and the related consolidated statements of income, shareholders' equity and cash flows (including related notes and schedules, if any) included in Securities Documents filed by BB&T with respect to periods ended subsequent to December 31, 2000, and (b) with respect to Area, (i) the consolidated statements of financial condition (including related notes and schedules, if any) of Area as of December 31, 2000, 1999 and 1998, and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 2000, 1999 and 1998, as filed by Area in Securities Documents and (ii) the consolidated statements of financial condition of Area (including related notes and schedules, if any) and the related consolidated statements of income and retained earnings, and cash flows (including related notes and schedules, if any) included in Securities Documents filed by Area with respect to periods ended subsequent to December 31, 2000.

   "GAAP" shall mean generally accepted accounting principles applicable to financial institutions and their holding companies, as in effect at the relevant date.

   "Hazardous Substances" means any substance or material (i) identified in CERCLA; (ii) determined to be toxic, a pollutant or a contaminant under any applicable federal, state or local statutes, law, ordinance, rule or regulation, including but not limited to petroleum products; (iii) asbestos;
(iv) radon; (v) poly-chlorinated biphiphenyls and (vi) such other materials, substances or waste which are otherwise dangerous, hazardous, harmful to human health or the environment.

   "IRS" shall mean the Internal Revenue Service.

   "Area Common Stock" shall mean the shares of voting common stock, without par value, of Area.

   "Area Disclosure Memorandum" shall mean the written information in one or more documents, each of which is entitled "Area Disclosure Memorandum" and dated on or before the date of this Agreement and delivered not later than the date of execution of this Agreement by Area to BB&T, and describing in reasonable detail the matters contained therein. Each disclosure made therein shall be in existence on the date of this Agreement and shall specifically reference each Section of this Agreement under which such disclosure is made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced.

   "Area Subsidiaries" shall mean Area Bank, Area Trust Company, Vine Street Trust Company, Vine Street Financial, Inc., Area Bancshares Support Sources, Inc., ONB Investments Services, Inc., Mutual Service Corp., Mutual Insurance Agency, Inc., Area Services, Inc., ONB Bank Services, Inc., and any and all other Subsidiaries of Area as of the date hereof and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Area after the date hereof and held as a Subsidiary by Area at the Effective Time.

   "Material Adverse Effect" on BB&T or Area shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, (i) has a material adverse effect on the financial condition, results of operations, business or business prospects of BB&T and the BB&T Subsidiaries taken as a whole, or Area and the Area Subsidiaries taken as a whole, or (ii) materially impairs the ability of BB&T or Area to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) actions and omissions of BB&T or Area taken with the prior written consent of the other in contemplation of the transactions contemplated hereby and (b) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement or relating to any litigation arising as a result of the Merger; provided that with respect to Area, only if and to the extent any such expenses payable to third parties are Disclosed by Area or incurred by Area following the date hereof as permitted by this Agreement.

   "NCBCA" shall mean the North Carolina Business Corporation Act, as amended.

   "Proxy Statement/Prospectus" shall mean the proxy statement and prospectus, together with any supplements thereto, to be sent to shareholders of Area to solicit their votes in connection with a proposal to approve this Agreement and the Plan of Merger.

   "Registration Statement" shall mean the registration statement of BB&T as declared effective by the Commission under the Securities Act, including any post-effective amendments or supplements thereto as filed with the Commission under the Securities Act, with respect to the BB&T Common Stock to be issued in connection with the transactions contemplated by this Agreement.

   "Restricted Stock Awards" shall mean restricted stock awards denominated in shares of Area Common Stock issued by Area or assumed by Area in connection with its acquisition of Cardinal.

   "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests (other than rights pursuant to the Rights Agreement described under the definition of "BB&T Common Stock"), and stock appreciation rights, performance units and similar stock-based rights whether or not they obligate the issuer thereof to issue stock or other securities or to pay cash.

   "Securities Act" shall mean the Securities Act of 1933, as amended.

   "Securities Documents" shall mean all reports, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, including but not limited to periodic and other reports filed pursuant to Section 13 of the Exchange Act.

   "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939 as amended; and in each case the rules and regulations of the Commission promulgated thereunder.

   "Stock Option" shall mean, collectively, any option granted under the Stock Option Plans, outstanding and unexercised on the date hereof to acquire shares of Area Common Stock, aggregating 473,334 shares, plus options to be granted under the Stock Option Plans during January 2002, aggregating 13,600 shares.

   "Stock Option Plans" shall mean the Area Bancshares Corporation 1994 Stock Option Plan, the Area Bancshares Corporation 2000 Stock Option and Equity Incentive Plan and the Cardinal 1989 Restricted Stock Option Plan, as amended, and the Cardinal 1994 Restricted Stock Option Plan.

   "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (in determining whether one entity owns or controls 50% or more of the outstanding equity securities of another, equity securities owned or controlled in a fiduciary capacity shall be deemed owned and controlled by the beneficial owner).

   "TILA" shall mean the Truth in Lending Act, as amended.

1.2 Terms Defined Elsewhere

   The capitalized terms set forth below are defined in the following sections:

      Agreement                 Introduction
      BB&T                      Introduction
      BB&T Option Plan          Section 2.9(a)
      Closing                   Section 2.4
      Closing Date              Section 2.4
      Closing Value             Section 2.7(b)
      Area                      Introduction
      Area Pension Plan         Section 5.12(d)
      Constituent Corporations  Section 2.1
      Dissenting Shareholder    Section 2.10
      Dissenting Shares         Section 2.10
      Effective Time            Section 2.3
      Employer Entity           Section 5.12(a)
      Exchange Ratio            Section 2.7(a)
      Merger                    Recitals
      Merger Consideration      Section 2.7(a)
      PBGC                      Section 3.14(b)(iv)
      Plan                      Section 3.14(b)(i)
      Plan of Merger            Recitals
      Surviving Corporation     Section 2.1(a)
      Transferred Employee      Section 5.12(a)

                                   ARTICLE II
                                   THE MERGER

2.1 Merger

   BB&T and Area are constituent corporations (the "Constituent Corporations") to the Merger as contemplated by the NCBCA and the KBCA. At the Effective Time:

   (a) Area shall be merged into BB&T in accordance with the applicable provisions of the NCBCA and the KBCA, with BB&T being the surviving corporate entity (hereinafter sometimes referred to as the "Surviving Corporation").

   (b) The separate existence of Area shall cease and the Merger shall in all respects have the effects provided in Section 2.5.

   (c) The Articles of Incorporation of BB&T at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

   (d) The Bylaws of BB&T at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.2 Filing; Plan of Merger

   The Merger shall not become effective unless this Agreement and the Plan of Merger are duly approved by shareholders holding at least a majority of the shares of the Area Common Stock. Upon fulfillment or waiver of the conditions specified in Article VI and provided that this Agreement has not been terminated pursuant to Article VII, the Constituent Corporations will cause the Articles of Merger to be executed and filed with the Secretary of State of North Carolina and the Commonwealth of Kentucky Secretary of State as provided in Section 55-11-05 of the NCBCA and Section 271B.11-050 of the KBCA, respectively. The Plan of Merger is incorporated herein by reference, and adoption of this Agreement by the Boards of Directors of the Constituent Corporations and approval by the shareholders of Area shall constitute adoption and approval of the Plan of Merger.

2.3 Effective Time

   The Merger shall be effective at the day and hour specified in the Articles of Merger as filed as provided in Section 2.2 (herein sometimes referred to as the "Effective Time").

2.4 Closing

   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina, at 10:00 a.m. on the date designated by BB&T which is within thirty days following the satisfaction of the conditions to Closing set forth in Article VI (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), or such later date as the parties may otherwise agree (the "Closing Date").

2.5 Effect of Merger

   From and after the Effective Time, the separate existence of Area shall cease, and the Surviving Corporation shall thereupon and thereafter, to the extent consistent with its Articles of Incorporation, possess all of the rights, privileges, immunities and franchises, of a public as well as a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and each and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim, existing action or proceeding, civil or criminal, pending by or against either of the Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place; and any judgment rendered against either of the Constituent Corporations may be enforced against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by reason of the Merger.

2.6 Further Assurances

   If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other actions are necessary, desirable or proper to vest, perfect or confirm of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that such Constituent Corporations and their proper officers and directors shall and will execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized and directed in the name of the Constituent Corporations or otherwise to take any and all such actions.

2.7 Merger Consideration

   (a) As used herein, the term "Merger Consideration" shall mean the number of shares of BB&T Common Stock (to the nearest ten thousandth of a share) to be exchanged for each share of Area Common

Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to an Area shareholder as provided in Section 2.7(b). The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of Area Common Stock (the "Exchange Ratio") shall be 0.55.

   (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported on NYSEnet.com.

2.8 Conversion of Shares; Payment of Merger Consideration

   (a) At the Effective Time, by virtue of the Merger and without any action on the part of Area or the holders of record of Area Common Stock, each share of Area Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of Area Common Stock (as provided in subsection (d) below), the Merger Consideration.

   (b) Each share of BB&T Common Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

   (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of Area Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of Area Common Stock. With respect to any certificate for Area Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, Area's transfer books shall be closed and no transfer of the shares of Area Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

   (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each Area shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of Area Common Stock. Upon proper surrender of such certificates or other evidence of ownership meeting the requirements of Section 2.8(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

   (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time that have been declared or made by Area in respect of shares of Area Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Effective Time, subject to compliance by Area with Section 5.9(b). To the extent permitted by law, former shareholders of record of Area shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock into which their respective shares of Area Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Area Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing Area Common Stock until such holder surrenders such certificate for exchange as provided in this Section 2.8. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of Area Common Stock represented by such certificate.

2.9 Conversion of Stock Options

   (a) At the Effective Time, each Stock Option then outstanding (and which by its terms does not lapse on or before the Effective Time), whether or not then exercisable, shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the Stock Option Plans, except that from and after the Effective Time
(i) BB&T and its Compensation Committee shall be substituted for Area and the Compensation Committee of Area's Board of Directors with respect to administering the Stock Option Plans, (ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of Area Common Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Option Agreements and the Stock Option Plans governing each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Commission Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and Area agree to take all necessary steps to effectuate the foregoing provisions of this Section 2.9. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, BB&T shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Exchange Act, BB&T shall administer the Stock Option Plans assumed pursuant to this Section 2.9 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time. Area hereby represents that the Stock Option Plans in their current forms comply with Rule 16b-3 to the extent, if any, required as of the date hereof.

   (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   (c) Eligibility to receive stock option grants following the Effective Time with respect to BB&T Common Stock shall be determined by BB&T in accordance with its plans and procedures as in effect from time to time, and subject to any contractual obligations.

   (d) Prior to the Effective Time, the Board of Directors of Area shall take such corporate actions as are necessary to make each Stock Option fully vested and exercisable and to provide that each Restricted Stock Award shall be fully vested, with such actions to be effective as of the Effective Time; provided, however, that: (1) the effectiveness of such actions shall be conditioned upon the consummation of the Merger and such other conditions as the Board of Directors of Area shall impose; and (2) the total number of stock options and Restricted Stock Awards vested pursuant to this Section 2.9(d) shall not exceed 23,805.

2.10 Dissenting Shares

   Any holder of shares of Area Common Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the KBCA and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the KBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the KBCA and shall have no rights to receive the Merger Consideration under Sections 2.7 and
2.8 (provided, that nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all accrued and unpaid dividends having a record date prior to the Effective Time); provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the KBCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in
Section 2.7 and accrued and unpaid dividends as provided in Section 2.8(c) and
Section 2.8(e).

2.11 Merger of Subsidiaries

   In the event that BB&T shall request, Area shall take such actions, and shall cause the Area Subsidiaries to take such actions, as may be required in order to effect, at the Effective Time, the merger of one or more of the Area Subsidiaries with and into, in each case, one of the BB&T Subsidiaries.

2.12 Anti-Dilution

   In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                  ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF AREA

   Except as Disclosed, Area represents and warrants to BB&T as follows (the representations and warranties herein of Area are made subject to the applicable standard set forth in Section 6.3(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that BB&T would be entitled to refuse to consummate the Merger pursuant to
Section 7.1(b)(ii) on account of such inaccuracy):

3.1 Capital Structure

   The authorized capital stock of Area consists of 50,000,000 shares of Area Common Stock and 500,000 shares of Area preferred stock. Area has 23,906,188 shares of Area Common Stock issued and outstanding and no shares of Area preferred stock issued and outstanding. No other classes of capital stock of Area, common or preferred, are authorized, issued or outstanding. All outstanding shares of Area capital stock have been duly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock have been reserved for any purpose, except for shares of Area Common Stock reserved in connection with the Stock Option Plans. Area has granted options to acquire 473,334 shares of Area Common Stock under the Stock Option Plans or outstanding agreements and awards, which options remain outstanding as of the date hereof, plus options to be granted under the Stock Option Plans during January 2002, aggregating 13,600 shares. Except as set forth in this Section 3.1, there are no Rights authorized, issued or outstanding with respect to, nor are there any agreements, understandings or commitments relating to the right of any Area shareholder to own, to vote or to dispose of, the capital stock of Area.

3.2 Organization, Standing and Authority

   Area is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Area is not required to be qualified to do business in any other state of the United States or foreign jurisdiction. Area is registered as a bank holding company under the Bank Holding Company Act.

3.3 Ownership of Subsidiaries

   Section 3.3 of the Area Disclosure Memorandum lists all of the Area Subsidiaries and, with respect to each, its jurisdiction of organization, jurisdictions in which it is qualified or otherwise licensed to conduct business, the number of shares or ownership interests owned by Area (directly or indirectly), the percentage ownership interest so owned by Area and its business activities. The outstanding shares of capital stock or other equity interests of the Area Subsidiaries are validly issued and outstanding, fully paid and nonassessable, and all such shares are directly or indirectly owned by Area free and clear of all liens, claims and encumbrances or preemptive rights of any person. No Rights are authorized, issued or outstanding with respect to the capital stock or other equity interests of the Area Subsidiaries, and there are no agreements, understandings or commitments relating to the right of Area to own, to vote or to dispose of said interests. None of the shares of capital stock or other equity interests of the Area Subsidiaries have been issued in violation of the preemptive rights of any person. Section 3.3 of the Area Disclosure Memorandum also lists all shares of capital stock or other securities or ownership interests of any corporation, partnership, joint venture, or other organization (other than the Area Subsidiaries and stock or other securities held in a fiduciary capacity) owned directly or indirectly by Area.

3.4 Organization, Standing and Authority of the Subsidiaries

   Each Area Subsidiary which is a depository institution is a federally chartered or state chartered bank with its deposits insured by the FDIC. Each of the Area Subsidiaries is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Area Subsidiaries has full power and authority to carry on its business as now conducted, and is duly qualified to do business and in good standing in each jurisdiction Disclosed with respect to it. No Area Subsidiary is required to be qualified to do business in any other state of the United States or foreign jurisdiction, or is engaged in any type of activities that have not been Disclosed.

3.5 Authorized and Effective Agreement

   (a) Area has all requisite corporate power and authority to enter into and (subject to receipt of all necessary governmental approvals and the receipt of approval of the Area shareholders of this Agreement and the Plan of Merger) to perform all of its obligations under this Agreement, the Plan of Merger, the Articles of Merger and the BB&T Option Agreement. The execution and delivery of this Agreement, the Articles of Merger and the BB&T Option Agreement, and consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, in the case of this Agreement and the Plan of Merger, the approval of the Area shareholders pursuant to and to the extent required by applicable law. This Agreement, the Plan of Merger and the BB&T Option Agreement constitute legal, valid and binding obligations of Area, and each is enforceable against Area in accordance with its terms, in each such case subject to (i) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors of FDIC-insured institutions or the enforcement of creditors' rights generally; and (ii) general principles of equity (whether applied in a court of law or in equity).

   (b) Neither the execution and delivery of this Agreement, the Plan of Merger, the Articles of Merger or the BB&T Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Area with any of the provisions hereof or thereof, shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Area or any Area Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Area or any Area Subsidiary pursuant to, any note, bond, mortgage, indenture, license, permit, contract, agreement or other instrument or obligation, or (iii) subject to receipt of all required governmental approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Area or any Area Subsidiary.

   (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by Area of the Merger and the other transactions contemplated in this Agreement.

3.6 Securities Filings; Financial Statements; Statements True

   (a) Area has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1997. Area has Disclosed or made available to BB&T a true and complete copy of each Securities Document filed by Area with the Commission after December 31, 1997 and prior to the date hereof, which are all of the Securities Documents that Area was required to file during such period. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (b) The Financial Statements of Area fairly present or will fairly present, as the case may be, the consolidated financial position of Area and the Area Subsidiaries as of the dates indicated and the consolidated statements of income and retained earnings, changes in shareholders' equity and statements of cash flows for the periods then ended (subject, in the case of unaudited interim statements, to the absence of notes and to normal year-end audit adjustments that are not material in amount or effect) are in conformity with GAAP applied on a consistent basis.

   (c) No statement, certificate, instrument or other writing furnished or to be furnished hereunder by Area or any Area Subsidiary to BB&T contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.7 Minute Books

   The minute books of Area and each of the Area Subsidiaries contain or will contain at Closing accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors), and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

3.8 Adverse Change

   Since December 31, 2000, Area and the Area Subsidiaries have not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Area Financial Statements, or entered into any transactions with Affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any adverse change or any event involving a prospective adverse change in the business, financial condition, results of operations or business prospects of Area or any of the Area Subsidiaries.

3.9 Absence of Undisclosed Liabilities

   All liabilities (including contingent liabilities) of Area and the Area Subsidiaries are disclosed in the most recent Financial Statements of Area or are normally recurring business obligations incurred in the ordinary course of its business since the date of Area's most recent Financial Statements.

3.10 Properties

   (a) Area and the Area Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible and intangible, reflected on the consolidated balance sheet included in the Financial Statements of Area as of December 31, 2000 or acquired after such date, except for (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business,
(iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, or (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business.

   (b) All leases and licenses pursuant to which Area or any Area Subsidiary, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms.

3.11 Environmental Matters

   (a) Area and the Area Subsidiaries are and at all times have been in compliance with all Environmental Laws. Neither Area nor any Area Subsidiary has received any communication alleging that Area or the Area Subsidiary is not in such compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.

   (b) There are no pending Environmental Claims, neither Area nor any Area Subsidiary has received notice of any pending Environmental Claims, and there are no conditions or facts existing which might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon (i) Area or any Area Subsidiary, (ii) any person or entity whose liability for any Environmental Claim Area or any Area Subsidiary has or may have retained or assumed, either contractually or by operation of law, (iii) any real or personal property owned or leased by Area or any Area Subsidiary, or any real or personal property which Area or any Area Subsidiary has or is judged to have managed or supervised or participated in the management of, or (iv) any real or personal property in which Area or any Area Subsidiary holds a security interest securing a loan recorded on the books of Area or any Area Subsidiary. Neither Area nor any Area Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.

   (c) Area and the Area Subsidiaries are in compliance with all recommendations contained in any environmental audits, analyses and surveys received by Area relating to all real and personal property owned or leased by Area or any Area Subsidiary and all real and personal property of which Area or any Area Subsidiary has or is judged to have managed or supervised or participated in the management of.

   (d) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim, or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Area or any Area Subsidiary or against any person or entity whose liability for any Environmental Claim Area or any Area Subsidiary has or may have retained or assumed, either contractually or by operation of law.

3.12 Loans; Allowance for Loan Losses

   (a) All of the loans on the books of Area and the Area Subsidiaries are valid and properly documented and were made in the ordinary course of business, and the security therefor, if any, is valid and properly perfected. Neither the terms of such loans, nor any of the loan documentation, nor the manner in which such loans have been administered and serviced, nor Area's procedures and practices of approving or rejecting loan applications, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including, without limitation, the TILA, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury.

   (b) The allowances for loan losses reflected on the consolidated balance sheets included in the Financial Statements of Area are adequate as of their respective dates under the requirements of GAAP and applicable regulatory requirements and guidelines.

3.13 Tax Matters

   (a) Area and the Area Subsidiaries and each of their predecessors have timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither Area nor any Area Subsidiary has or will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established. Area and the Area Subsidiaries have paid, or where payment is not required to have been made have set up an adequate reserve or accrual for payment of, all taxes required to be paid or accrued for the preceding or current fiscal year for which a return is not yet due.

   (b) All federal, state and local (and, if applicable, foreign) tax returns filed by Area and the Area Subsidiaries are complete and accurate. Neither Area nor any Area Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Area or any Area Subsidiary which have not been settled and paid. There are currently no agreements in effect with respect to Area or any Area Subsidiary to extend the period of limitations for the assessment or collection of any tax. No audit, examination or deficiency or refund litigation with respect to such returns is pending.

   (c) Deferred taxes have been provided for in accordance with GAAP consistently applied.

   (d) Neither Area nor any of the Area Subsidiaries is a party to any tax allocation or sharing agreement or has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Area or a Area subsidiary) or has any liability for taxes of any person (other than Area and the Area Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor or by contract or otherwise.

   (e) Each of Area and the Area Subsidiaries is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

   (f) Neither Area nor any of the Area Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Code.

3.14 Employees; Compensation; Benefit Plans

   (a) Compensation. Area has Disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, shareholder, independent contractor, consultant and agent of Area and of each Area Subsidiary and each other person (in each case other than as an employee) to whom Area or any Area Subsidiary pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

   (b) Employee Benefit Plans.

     (i) Area has Disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by Area or any Area Subsidiary, to which Area or any Area Subsidiary is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, of which Area or any Area Subsidiary is a member. For purposes of this Agreement, the term "Plan" shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section 3.14(b)(i) that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated, (B) an employment agreement, (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance, or (D) any other employee benefit plan as defined in Section 3(3) of ERISA, whether or not funded and whether or not terminated.

     (ii) Neither Area nor any Area Subsidiary contributes to, has an obligation to contribute to or otherwise has any liability or potential liability with respect to (A) any multiemployer plan as defined in Section 3(37) of ERISA, (B) any plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413 of the Code (and regulations promulgated thereunder), or (C) any plan which provides health, life insurance, accident or other "welfare-type" benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Section 4980B of the Code or applicable state continuation coverage law.

     (iii) None of the Plans obligates Area or any Area Subsidiary to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in Section 280G of the Code (and regulations promulgated thereunder).

     (iv) Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code. No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands. No Plan that is subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA has incurred any "accumulated funding deficiency" as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Section 412 of the Code. No liability to the Pension Benefit Guaranty Corporation ("PBGC") (except for routine payment of premiums) has been or is expected to be incurred with respect to any Plan that is subject to Title IV of ERISA, no reportable event (as such term is defined in Section 4043 of ERISA) for which the PBGC has not waived notice has occurred with respect to any such Plan, and the PBGC has not commenced or threatened the termination of any Plan. None of the assets of Area or any Area Subsidiary is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Area nor any Area Subsidiary has been required to post any security pursuant to Section 307 of ERISA or Section 401(a)(29) of the Code, and there are no facts which could be expected to give rise to such lien or such posting of security. No event has occurred and no condition exists that would subject Area or any Area Subsidiary to any tax under Sections 4971, 4972, 4976, 4977 or 4979 of the Code or to a fine or penalty under Section 502(c) of ERISA.

     (v) Each Plan that is intended to be qualified under Section 401(a) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.

     (vi) No underfunded "defined benefit plan" (as such term is defined in Section 3(35) of ERISA) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Sections 414(b), (c), (m) and (o) of the Code) of which Area or any Area Subsidiary is a member or was a member during such five-year period.

     (vii) As of December 31, 2000, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis. With respect to each Plan that is subject to the funding requirements of Section 412 of the Code and Section 302 of ERISA, all contributions legally required to be made by the Closing Date for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with
  Section 412(m) of the Code) shall have been made. With respect to each other Plan, all payments, premiums, contributions, reimbursements or accruals legally required to be made by the Closing Date for all periods ending prior to or as of the Closing Date shall have been made. No tax qualified Plan has any unfunded liabilities.

     (viii) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Section 4975 of the Code or Section 409 or 502(i) of ERISA. Neither Area nor, to the best knowledge of Area, any Area Subsidiary, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Area or any Area Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

     (ix) With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.

     (x) Area and each Area Subsidiary has been and is presently in compliance with all of the requirements of Section 4980B of the Code.

     (xi) Neither Area nor any Area Subsidiary has a liability as of December 31, 2000 under any Plan that, to the extent disclosure is required under GAAP, is not reflected on the consolidated balance sheet included in the Financial Statements of Area as of December 31, 2000 or otherwise Disclosed.

     (xii) Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase (A) Area's or any Area Subsidiary's obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement or (B) the benefits accrued or payable with respect to any participant under the Plans (except to the extent benefits may be deemed increased by accelerated vesting, accelerated allocation of previously unallocated Plan assets or by the conversion of all stock options in accordance with Section 2.9).

     (xiii) With respect to each Plan, Area has Disclosed or made available to BB&T, true, complete and correct copies of (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions, (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments), (C) the three most recent actuarial reports, if any, (D) the three most recent financial statements,
  (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings, and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.

     (xiv) Each of the Plans as applied to Area and any Area Subsidiary may be amended or terminated at any time by action of Area's Board of Directors, or such Area's Subsidiary's Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of Area or a Area Subsidiary thereunder).

3.15 Certain Contracts

   (a) Neither Area nor any Area Subsidiary is a party to, is bound or affected by, or receives benefits under (i) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect, whether or not made in the ordinary course of business (other than loans or loan commitments made or certificates or deposits received in the ordinary course of the banking business), or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities, (ii) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by Area or any Area Subsidiary or the guarantee by Area or any Area Subsidiary of any such obligation, which cannot be terminated within less than 30 days after the Closing Date by Area or any Area Subsidiary (without payment of any penalty or cost, except with respect to Federal Home Loan Bank or Federal Reserve Bank advances), (iii) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by Area or any Area Subsidiary (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving Area of the nature contemplated by this Agreement or the BB&T Option Agreement, or (iv) any agreement or plan, written or oral, including any Stock Option Plans, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the BB&T Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the BB&T Option Agreement. Each matter Disclosed pursuant to this Section 3.15(a) is in full force and effect as of the date hereof.

   (b) Neither Area nor any Area Subsidiary is in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

3.16 Legal Proceedings; Regulatory Approvals

   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of Area, threatened against Area or any Area Subsidiary or against any asset, interest, Plan or right of Area or any Area Subsidiary, or, to the best knowledge of Area, against any officer, director or employee of any of them in their capacity as such. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of Area, threatened against any present or former director or officer of Area or any Area Subsidiary that would reasonably be expected to give rise to a claim against Area or any Area Subsidiary for indemnification. There are no actual or, to the best knowledge of Area, threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or in the BB&T Option Agreement. To the best knowledge of Area, no fact or condition relating to Area or any Area Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent Area or BB&T from obtaining all of the federal and state regulatory approvals contemplated herein.

3.17 Compliance with Laws; Filings

   Each of Area and each Area Subsidiary is in compliance with all statutes and regulations (including, but not limited to, the CRA, the TILA and regulations promulgated thereunder, and other consumer banking laws), and has obtained and maintained all permits, licenses and registrations applicable to the conduct of its business, and neither Area nor any Area Subsidiary has received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government (i) asserting a violation or possible violation of any such statute or regulation, (ii) threatening to revoke any permit, license, registration, or other government authorization, or
(iii) restricting or in any way limiting its operations. Neither Area nor any Area Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing. Since December 31, 1997, Area and each of the Area Subsidiaries has filed all reports, registrations, notices and statements, and any amendments thereto, that it was required to file with federal and state regulatory authorities, including, without limitation, the Commission, FDIC, Federal Reserve Board and applicable state regulators. Each such report, registration, notice and statement, and each amendment thereto, complied with applicable legal requirements.

3.18 Brokers and Finders

   Neither Area nor any Area Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, in the Plan of Merger or in the BB&T Option Agreement, except for an obligation to the Financial Advisor for investment banking services, the nature and extent of which has been Disclosed, and except for fees to accountants and lawyers.

3.19 Repurchase Agreements; Derivatives

   (a) With respect to all agreements currently outstanding pursuant to which Area or any Area Subsidiary has purchased securities subject to an agreement to resell, Area or the Area Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which Area or any Area Subsidiary has sold securities subject to an agreement to repurchase, neither Area nor the Area Subsidiary has pledged collateral in excess of the amount of the debt secured thereby. Neither Area nor any Area Subsidiary has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding.

   (b) Neither Area nor any Area Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the Financial Statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy.

3.20 Deposit Accounts

   The deposit accounts of the Area Subsidiaries that are depository institutions are insured by the FDIC to the maximum extent permitted by federal law, and the Area Subsidiaries have paid all premiums and assessments and filed all reports required to have been paid or filed under all rules and regulations applicable to the FDIC.

3.21 Related Party Transactions

   Area has Disclosed all existing transactions, investments and loans, including loan guarantees existing as of the date hereof, to which Area or any Area Subsidiary is a party with any director, executive officer or 5% shareholder of Area or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing. All such transactions, investments and loans are on terms no less favorable to Area than could be obtained from unrelated parties.

3.22 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at the time of the meeting of shareholders of Area to vote on the Plan of Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein provided by Area, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


3.23 Tax and Regulatory Matters

   Neither Area nor any Area Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b).

3.24 State Takeover Laws

   Area and each Area Subsidiary have taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable moratorium, fair price, business combination, control share or other anti-takeover laws, and no such law shall be activated or applied as a result of such transactions. Neither the Articles of Incorporation nor the Bylaws of Area, nor any other document of Area or to which Area is a party, contains a provision that requires more than a majority of the shares of Area Common Stock entitled to vote, or the vote or approval of any other class of capital stock or voting security to approve the Merger or any other transactions contemplated in this Agreement.

3.25 Labor Relations

   Neither Area nor any Area Subsidiary is the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Area or any Area Subsidiary party to any collective bargaining agreement. There is no strike or other labor dispute involving Area or any Area Subsidiary, pending or threatened, or to the best knowledge of Area, is there any activity involving any employees of Area or any Area Subsidiary seeking to certify a collective bargaining unit or engaging in any other organization activity.

3.26 Fairness Opinion

   Area has received from the Financial Advisor an opinion that, as of the date hereof, the Exchange Ratio is fair to the shareholders of Area from a financial point of view.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                                    OF BB&T

   BB&T represents and warrants to Area as follows (the representations and warranties herein of BB&T are made subject to the applicable standard set forth in Section 6.2(a), and no such representation or warranty shall be deemed to be inaccurate unless it is inaccurate to the extent that Area would be entitled to refuse to consummate the Merger pursuant to Section 7.1(b)(ii) on account of such inaccuracy):

4.1 Capital Structure of BB&T

   The authorized capital stock of BB&T consists of (i) 5,000,000 shares of preferred stock, par value $5.00 per share, of which 2,000,000 shares have been designated as Series B Junior Participating Preferred Stock and the remainder are undesignated, and none of which shares is issued and outstanding, and (ii) 1,000,000,000 shares of BB&T Common Stock of which 453,109,175 shares were issued and outstanding as of November 5, 2001. All outstanding shares of BB&T Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The shares of BB&T Common Stock reserved as provided in Section
5.3 are free of any Rights and have not been reserved for any other purpose, and such shares are available for issuance as provided pursuant to the Plan of Merger. Holders of BB&T Common Stock do not have preemptive rights.

4.2 Organization, Standing and Authority of BB&T

   BB&T is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, and is duly qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification. BB&T is registered as a financial holding company under the Bank Holding Company Act.

4.3 Authorized and Effective Agreement

   (a) BB&T has all requisite corporate power and authority to enter into and (subject to receipt of all necessary government approvals) perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of BB&T. This Agreement and the Plan of Merger attached hereto constitute legal, valid and binding obligations of BB&T, and each is enforceable against BB&T in accordance with its terms, in each case subject to (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws in effect from time to time relating to or affecting the enforcement of the rights of creditors; and (ii) general principles of equity.

   (b) Neither the execution and delivery of this Agreement or the Articles of Merger, nor consummation of the transactions contemplated hereby, nor compliance by BB&T with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of BB&T or any BB&T Subsidiary, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of BB&T or any BB&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BB&T or any BB&T Subsidiary.

   (c) Other than consents or approvals required from, or notices to, regulatory authorities as provided in Section 5.4(b), no notice to, filing with, or consent of, any public body or authority is necessary for the consummation by BB&T of the Merger and the other transactions contemplated in this Agreement.

4.4 Organization, Standing and Authority of BB&T Subsidiaries

   Each of the BB&T Subsidiaries is duly organized, validly existing and in good standing under applicable laws. BB&T owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the BB&T Subsidiaries. Each of the BB&T Subsidiaries (i) has full power and authority to carry on its business as now conducted and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.5 Securities Documents; Statements True

   BB&T has timely filed all Securities Documents required by the Securities Laws to be filed since December 31, 1997. As of their respective dates of filing, such Securities Documents complied with the Securities Laws as then in effect, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No statement, certificate, instrument or other writing furnished or to be furnished hereunder by BB&T or any other BB&T Subsidiary to Area contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6 Certain Information

   When the Proxy Statement/Prospectus is mailed, and at all times subsequent to such mailing up to and including the time of the meeting of shareholders of Area to vote on the Merger, the Proxy Statement/Prospectus and all amendments or supplements thereto, with respect to all information set forth therein relating to BB&T, (i) shall comply with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.7 Tax and Regulatory Matters

   Neither BB&T nor any BB&T Subsidiary has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code, or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.4(b) or result in failure of the condition in Section 6.3(b); provided, that nothing that nothing contained herein shall limit the ability of BB&T to exercise its rights under the BB&T Option Agreement.

4.8 Share Ownership

   As of the date of this Agreement, BB&T does not own (except in a fiduciary capacity) any shares of Area Common Stock.

4.9 Legal Proceedings; Regulatory Approvals

   There are no actual or, to the best knowledge of BB&T, threatened actions, suits or proceedings instituted, which present a claim to restrain or prohibit the transactions contemplated herein. To the best knowledge of BB&T, no fact or condition relating to BB&T or any BB&T Subsidiary exists (including, without limitation, noncompliance with the CRA) that would prevent BB&T or Area from obtaining all of the federal and state regulatory approvals contemplated herein.

                                   ARTICLE V
                                   COVENANTS

5.1 Area Shareholder Meeting

   Area shall submit this Agreement and the Plan of Merger to its shareholders for approval at a meeting to be held as soon as practicable, and by approving execution of this Agreement, the Board of Directors of Area agrees that it shall, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Area, recommend that Area's shareholders vote for such approval; provided, that the Board of Directors of Area may withdraw or refuse to make such recommendation only if the Board of Directors shall determine in good faith that such recommendation should not be made in light of its fiduciary duty to Area's shareholders after consideration of (i) written advice of legal counsel that, in the opinion of such counsel, such recommendation or the failure to withdraw or modify such recommendation could reasonably be expected to constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of Area, and (ii) a written determination from the Financial Advisor that the Merger Consideration is not fair or is inadequate to the Area shareholders from a financial point of view, accompanied by a detailed analysis of the reasons for such determination.

5.2 Registration Statement; Proxy Statement/Prospectus

   As promptly as practicable after the date hereof, BB&T shall prepare and file the Registration Statement with the Commission. Area will furnish to BB&T the information required to be included in the Registration Statement with respect to its business and affairs before it is filed with the Commission and again before any amendments are filed, and shall have the right to review and consult with BB&T on the form of, and any characterizations of such information included in, the Registration Statement prior to the filing with the Commission. Such Registration Statement, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the Commission. The Registration Statement shall include the form of Proxy Statement/Prospectus. BB&T and Area shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the Commission for mailing to the Area shareholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the Securities Laws and the applicable rules and regulations of the Commission thereunder. Area shall cause the Proxy Statement/Prospectus to be mailed to shareholders in accordance with all applicable notice requirements under the Securities Laws, the KBCA and other applicable rules and regulations.

5.3 Plan of Merger; Reservation of Shares

   At the Effective Time, the Merger shall be effected in accordance with the Plan of Merger. In connection therewith, BB&T acknowledges that it (i) has adopted the Plan of Merger and (ii) will pay or cause to be paid when due the Merger Consideration. BB&T has reserved for issuance such number of shares of BB&T Common Stock as shall be necessary to pay the Merger Consideration and agrees not to take any action that would cause the aggregate number of authorized shares of BB&T Common Stock available for issuance hereunder not to be sufficient to effect the Merger. If at any time the aggregate number of shares of BB&T Common Stock reserved for issuance hereunder is not sufficient to effect the Merger, BB&T shall take all appropriate action as may be required to increase the number of shares of BB&T Common Stock reserved for such purpose.

5.4 Additional Acts

   (a) Area agrees to take such actions requested by BB&T as may be reasonably necessary to modify the structure of, or to substitute parties to (so long as such substitute is BB&T or a BB&T Subsidiary) the transactions contemplated hereby, provided that such modifications do not change the Merger Consideration or abrogate the covenants and other agreements contained in this Agreement, including, without limitation, the covenant not to take any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

   (b) As promptly as practicable after the date hereof, BB&T and Area shall submit notice or applications for prior approval of the transactions contemplated herein to the Federal Reserve Board and any other federal, state or local government agency, department or body to which notice is required or from which approval is required for consummation of the Merger and the other transactions contemplated hereby. Area and BB&T each represents and warrants to the other that all information included (or submitted for inclusion) concerning it, its respective Subsidiaries, and any of its respective directors, officers and shareholders, shall be true, correct and complete in all material respects as of the date presented.

5.5 Best Efforts

   Each of BB&T and Area shall use, and shall cause each of their respective Subsidiaries to use, its best efforts in good faith to (i) furnish such information as may be required in connection with and otherwise cooperate in the preparation and filing of the documents referred to in Sections 5.2 and 5.4 or elsewhere herein, and (ii) take or cause to be taken all action necessary or desirable on its part to fulfill the conditions in Article VI, including, without limitation, executing and delivering, or causing to be executed and delivered, such representations, certificates and other instruments or documents as may be reasonably requested by BB&T's legal counsel for such counsel to issue the opinion contemplated by Section 6.1(e), and to consummate the transactions herein contemplated at the earliest possible date. Neither BB&T nor Area shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially delay or impair the prospects of completing the Merger pursuant to this Agreement and the Plan of Merger.

5.6 Certain Accounting Matters

   Area shall cooperate with BB&T concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account BB&T's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) Area's lending, investment or asset/liability management policies; provided, that any action taken by Area pursuant to this Section 5.6 shall not be deemed to constitute or result in the breach of any representation or warranty of Area contained in this Agreement.

5.7 Access to Information

   Area and BB&T will each keep the other advised of all material developments relevant to its business and the businesses of its Subsidiaries, and to consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, Area shall afford to representatives of BB&T access, during normal business hours during the period prior to the Effective Time, to all of the properties, books, contracts, commitments and records of Area and the Area Subsidiaries and, during such period, shall make available all information concerning their businesses as may be reasonably requested. No investigation pursuant to this
Section 5.7 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations hereunder of, either party hereto. Each party hereto shall, and shall cause each of its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement pursuant to Section 7.1. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.

5.8 Press Releases

   BB&T and Area shall agree with each other as to the form and substance of any press release related to this Agreement and the Plan of Merger or the transactions contemplated hereby and thereby, and consult with each other as to the form and substance of other public disclosures related thereto; provided, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which in the opinion of its counsel is required by law.

5.9 Forbearances of Area

   Except with the prior written consent of BB&T, between the date hereof and the Effective Time, Area shall not, and shall cause each of the Area Subsidiaries not to:

   (a) carry on its business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, or establish or acquire any new Subsidiary or engage in any new type of activity or expand any existing activities;

   (b) declare, set aside, make or pay any dividend or other distribution in respect of its capital stock, other than regularly scheduled quarterly dividends of $.045 (as such amount may be increased in an amount and at a time consistent with past practices) per share of Area Common Stock payable on record dates and in amounts consistent with past practices; provided that any dividend declared or payable on the shares of Area Common Stock in the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by BB&T and Area, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of BB&T Common Stock is before the Effective Time;

   (c) issue any shares of its capital stock (including treasury shares), except pursuant to the Stock Option Plans with respect to the options outstanding on the date hereof or pursuant to the BB&T Option Agreement;

     (d) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

     (e) amend its Articles of Incorporation or Bylaws;

     (f) impose or permit imposition, of any lien, charge or encumbrance on any share of stock held by it in any Area Subsidiary, or permit any such lien, charge or encumbrance to exist; or waive or release any material right or cancel or compromise any debt or claim, in each case other than in the ordinary course of business;

     (g) merge with any other entity or permit any other entity to merge into it, or consolidate with any other entity; acquire control over any other entity; or liquidate, sell or otherwise dispose of any assets or acquire any assets other than in the ordinary course of its business consistent with past practices;

     (h) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

     (i) increase the rate of compensation of any of its directors, officers or employees (excluding increases in compensation resulting from the exercise of compensatory stock options outstanding as of the date of this Agreement), or pay or agree to pay any bonus to, or provide any new employee benefit or incentive to, any of its directors, officers or employees, except for increases or payments made in the ordinary course of business consistent with past practice pursuant to plans or arrangements in effect on the date hereof;

     (j) enter into or substantially modify (except as may be required by applicable law or regulation) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees; provided, however, that this subparagraph shall not prevent renewal of any of the foregoing consistent with past practice;

     (k) solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Area or any Area Subsidiary or any business combination with Area or any Area Subsidiary other than as contemplated by this Agreement; or authorize any officer, director, agent or affiliate of Area or any Area Subsidiary to do any of the above; or fail to notify BB&T immediately if any such inquiries or proposals are received, any such information is requested or required, or any such negotiations or discussions are sought to be initiated; provided, that this Section 5.9(k) shall not apply to furnishing information, negotiations or discussions with the offeror following an unsolicited offer if, as a result of such offer, Area is advised in writing by legal counsel that in its opinion the failure to so furnish information or negotiate would likely constitute a breach of the fiduciary duty of Area's Board of Directors to the Area shareholders;

     (l) enter into (i) any material agreement, arrangement or commitment not made in the ordinary course of business, (ii) any agreement, indenture or other instrument not made in the ordinary course of business relating to the borrowing of money by Area or a Area Subsidiary or guarantee by Area or a Area Subsidiary of any obligation, (iii) any agreement, arrangement or commitment relating to the employment or severance of a consultant or the employment, severance, election or retention in office of any present or former director, officer or employee (this clause shall not apply to the election of directors by shareholders or the reappointment of officers in the normal course), or (iv) any contract, agreement or understanding with a labor union;

     (m) change its lending, investment or asset liability management policies in any material respect, except as may be required by applicable law, regulation, or directives, and except that after approval of the Agreement and the Plan of Merger by its shareholders and after receipt of the requisite regulatory approvals for the transactions contemplated by this Agreement and the Plan of Merger, Area shall cooperate in good faith with BB&T to adopt policies, practices and procedures consistent with those utilized by BB&T, effective on or before the Closing Date;

     (n) change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP concurred in by BB&T, which concurrence shall not be unreasonably withheld, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 2000, except as required by changes in law or regulation;

     (o) incur any commitments for capital expenditures or obligation to make capital expenditures in excess of $25,000, for any one expenditure, or $100,000, in the aggregate;

     (p) incur any indebtedness other than deposits from customers, advances from the Federal Home Loan Bank or Federal Reserve Bank and reverse repurchase arrangements in the ordinary course of business;

     (q) take any action which would or could reasonably be expected to (i) cause the Merger not to constitute a reorganization under Section 368 of the Code as determined by BB&T, (ii) result in any inaccuracy of a representation or warranty herein which would allow for a termination of this Agreement, or (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied;

     (r) dispose of any material assets other than in the ordinary course of business; or

     (s) agree to do any of the foregoing.

5.10 Employment Agreements

   BB&T (or its specified BB&T Subsidiary) agrees to offer to enter into employment agreements with John A. Ray, F. Lee Hess, Richard N. Wilson, Darrell
L. Gustafson, and Kevin M. Gallagher substantially in the form of Annex B hereto.

5.11 Affiliates

   Area shall use its reasonable best efforts to cause all persons who are Affiliates of Area to deliver to BB&T promptly following execution of this Agreement a written agreement providing that such person will not dispose of BB&T Common Stock received in the Merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in any event shall use its reasonable best efforts to cause such affiliates to deliver to BB&T such written agreement prior to the Closing Date.

5.12 Employee Benefits

   (a) Effective on the Benefit Plan Determination Date with respect to the 401(k) plan of Area, BB&T shall cause such plan to be merged with the 401(k) plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or to be terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each employee of Area at the Effective Time (i) who is a participant in the 401(k) plan of Area, (ii) who becomes an employee immediately following the Effective Time of BB&T or of any subsidiary of BB&T ("Employer Entity"), and (iii) who continues in the employment of an Employer Entity until the Benefit Plan Determination Date for the 401(k) plan, shall be eligible to participate in BB&T's 401(k) plan as of the Benefit Plan Determination Date. Any other former employee of Area who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T 401(k) plan upon complying with eligibility requirements. All rights to participate in BB&T's 401(k) plan are subject to BB&T's right to amend or terminate the plan. Until the Benefit Plan Determination Date, BB&T shall continue in effect for the benefit of participating employees the Section 401(k) plan of Area. For purposes of administering BB&T's 401(k) plan, service with Area and the Area Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes, but not for purposes of benefit accrual. Each employee of Area or a Area Subsidiary at the Effective Time who becomes an employee immediately following the Effective Time of an Employer Entity is referred to herein as a "Transferred Employee."

   (b) Each Transferred Employee shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to employees of the Employer Entity, subject to the terms of such plans and programs, as of the Benefit Plan Determination Date for each such plan or program, conditional upon the Transferred Employee's being employed by an Employer Entity as of such Benefit Plan Determination Date and subject to complying with eligibility requirements of the respective plans and programs. With respect to health care coverages, participation in BB&T's plans may be subject to availability of HMO options. In any case in which HMO coverage is not available, substitute coverage will be provided which may not be fully comparable to the HMO coverage. With respect to any welfare benefit plan or program of Area that the Employer Entity determines, in its sole discretion, provides benefits of the same type or class as a corresponding plan or program maintained by the Employer Entity, the Employer Entity shall continue such Area plan or program in effect for the benefit of the Transferred Employees so long as they remain eligible to participate and until they shall become eligible to become participants in the corresponding plan or program maintained by the Employer Entity (and, with respect to any such corresponding plan or program, subject to complying with eligibility requirements and subject to the right of the Employer Entity to terminate such plan or program). If the first plan year of participation in any group health plan of an Employer Entity by a Transferred Employee is a partial year, the Employer Entity will give such Transferred Employee and his or her dependents credit toward deductible and out-of-pocket limitations for and eligible expenses incurred by such persons under the Community First group health plan during that portion of that plan year that precedes entry into the group health plans of the Employer Entity. For purposes of administering the welfare plans and programs subject to this
Section 5.12(b), service with Area shall be deemed to be service with the

Employer Entity for the purpose of determining eligibility to participate and vesting (if applicable) in such welfare plans and programs, but not for the purpose of computing benefits, if any, determined in whole or in part with reference to service (except as otherwise provided in Section 5.12(c)).

   (c) Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed hereunder by BB&T, neither BB&T nor any Employer Entity shall have any obligation arising from the Merger to continue any Transferred Employees in its employ or in any specific job or to provide to any Transferred Employee any specified level of compensation or any incentive payments, benefits or perquisites. Each Transferred Employee who is terminated by an Employer Entity subsequent to the Effective Time, excluding any employee who has a then existing contract providing for severance, shall be entitled to severance pay in accordance with the general severance policy maintained by BB&T, if and to the extent that such employee is entitled to severance pay under such policy. Such employee's service with Area or a Area Subsidiary shall be treated as service with BB&T for purposes of determining the amount of severance pay, if any, under BB&T's severance policy.

   (d) Effective on the Benefit Plan Determination Date with respect to the defined benefit pension plan of Area (the "Area Pension Plan"), BB&T shall cause such plan to be merged with the defined benefit pension Plan maintained by BB&T and the BB&T Subsidiaries, or to be frozen or terminated, in each case as determined by BB&T and subject to the receipt of all applicable regulatory or governmental approvals. Each Transferred Employee who is a participant in the Area Pension Plan at the Effective Time and who continues in the employment of an Employer Entity until the Benefit Plan Determination Date with respect to the Area Pension Plan, shall be eligible to participate in BB&T's pension plan as of the Benefit Plan Determination Date. Any other former employee of Area who is employed by an Employer Entity on or after the Benefit Plan Determination Date shall be eligible to be a participant in the BB&T pension plan upon complying with eligibility requirements. All rights to participate in BB&T's pension plan are subject to BB&T's right to amend or terminate the plan. As of the close of business immediately preceding the Benefit Plan Determination Date, BB&T shall determine the accrued benefit under the Area Pension Plan with respect to participants continuing in the service of an Employer Entity. Such accrued benefit shall be determined by taking into account service and compensation following the Effective Time and preceding the Benefit Plan Determination Date, and the accrued benefit as so determined shall be the accrued benefit under the BB&T pension plan for service prior to the Benefit Plan Determination Date (and shall be added to the benefit accrued under the BB&T pension plan for service and compensation beginning with the Benefit Plan Determination Date). For purposes of administering BB&T's pension plan, service with Area and the Area Subsidiaries shall be deemed to be service with BB&T for participation and vesting purposes and for purposes of eligibility for early retirement and early retirement subsidies, but not for purposes of benefit accrual.

   (e) BB&T agrees to honor all employment agreements, severance agreements and deferred compensation agreements that Area and the Area Subsidiaries have with their current and former employees and directors and which have been Disclosed to BB&T pursuant to this Agreement, except to the extent any such agreements shall be superseded or terminated at the Closing or following the Closing Date. Except for the agreements described in the preceding sentence and except as otherwise provided in this Section 5.12, the employee benefit plans of Area shall, in the sole discretion of BB&T, be frozen, terminated or merged into comparable plans of BB&T, effective as BB&T shall determine in its sole discretion.

   (f) Prior to the Effective Time Area shall cause the Cardinal ESOP to be terminated in accordance with applicable law and regulations.

5.13 Directors and Officers Protection

   BB&T or a BB&T Subsidiary shall provide and keep in force for a period of three years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of Area for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in Area's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 150% of the annual premium payments on Area's policy in effect as of the date hereof (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, BB&T shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. Notwithstanding the foregoing, BB&T further agrees to indemnify all individuals who are or have been officers, directors or employees of Area or any Area Subsidiary prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of Area on the date hereof and is permitted under the NCBCA.

5.14 Forbearances of BB&T

   Except with the prior written consent of Area, which consent shall not be unreasonably withheld, between the date hereof and the Effective Time, neither BB&T nor any BB&T Subsidiary shall take any action which would or might be expected to (i) cause the business combination contemplated hereby not to constitute a reorganization under Section 368 of the Code; (ii) result in any inaccuracy of a representation or warranty herein that would allow for termination of this Agreement; (iii) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or
(iv) fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business.

5.15 Reports

   Each of Area and BB&T shall file (and shall cause the Area Subsidiaries and the BB&T Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the Commission and any other regulatory authorities having jurisdiction over such party, and shall deliver to BB&T or Area, as the case may be, copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the Commission, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to the absence of notes and to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the Commission will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a regulatory authority other than the Commission shall be prepared in accordance with requirements applicable to such reports.

5.16 Exchange Listing

   BB&T shall use its reasonable best efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of BB&T Common Stock to be issued to the holders of Area Common Stock pursuant to the Merger, and BB&T shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

5.17 Advisory Board

   As of the Effective Time, BB&T shall establish a state Advisory Board for Kentucky and shall offer to each of the members of the Board of Directors of Area a seat on this newly established Advisory Board. For two years following the Effective Time, the Advisory Board members appointed pursuant to this
Section 5.17 who are neither employees of BB&T or any of its Affiliates or under contract with BB&T or any of its Affiliates, and who continue to serve shall receive, as compensation for service on the Advisory Board,

Advisory Board member's fees (annual retainer and attendance fees) equal in amount each year (prorated for any partial year) to the annual retainer and schedule of attendance fees for directors of Area in effect on August 31, 2001. Following such two-year period, Advisory Board Members who are entitled to receive Advisory Board Member fees, if they continue to serve in such capacity, shall receive fees in accordance with BB&T's standard schedule of fees for service thereon as in effect from time to time. For two years after the Effective Time, no such Advisory Board member shall be prohibited from serving thereon because he or she shall have attained the maximum age for service thereon (currently age 70). Membership of any person on any Advisory Board shall be conditional upon execution of an agreement providing that such person will not engage in activities competitive with BB&T for two years following the Effective Time or, if longer, the period that he or she is a member of the Advisory Board.

5.18 Board of Directors of Branch Banking and Trust Company

   As of the Effective Time, Branch Banking and Trust Company, a North Carolina banking corporation, shall elect C.M. Gatton to its Board of Directors, to serve until its next annual meeting (subject to the right of removal for cause) and thereafter so long as he is elected and qualifies. For three years after the Effective Time, C.M. Gatton shall not be prohibited from serving on such Board because he shall have attained the maximum age for service thereon (currently age 70). Any member of such Board of Directors who is not an employee of BB&T or any of its Affiliates nor under contract with BB&T or any of its Affiliates shall be entitled to receive fees for service on the Board in accordance with BB&T's policies as in effect from time to time.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

6.1 Conditions Precedent--BB&T and Area

   The respective obligations of BB&T and Area to effect the transactions contemplated by this Agreement shall be subject to satisfaction or waiver of the following conditions at or prior to the Effective Time:

     (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the Plan of Merger, and consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken, including, without limitation, the approval of the shareholders of Area of the Agreement and the Plan of Merger;

     (b) The Registration Statement (including any post-effective amendments thereto) shall be effective under the Securities Act, no proceedings shall be pending or to the knowledge of BB&T threatened by the Commission to suspend the effectiveness of such Registration Statement and the BB&T Common Stock to be issued as contemplated in the Plan of Merger shall have either been registered or be subject to exemption from registration under applicable state securities laws;

     (c) The parties shall have received all regulatory approvals required in connection with the transactions contemplated by this Agreement and the Plan of Merger, all notice periods and waiting periods with respect to such approvals shall have passed and all such approvals shall be in effect;

     (d) None of BB&T, any of the BB&T Subsidiaries, Area or any of the Area Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement; and

     (e) Area and BB&T shall have received an opinion of BB&T's legal counsel, in form and substance satisfactory to Area and BB&T, substantially to the effect that the Merger will constitute one or more reorganizations under Section 368 of the Code and that the shareholders of Area will not recognize any gain or loss to the extent that such shareholders exchange shares of Area Common Stock for shares of BB&T Common Stock.

6.2 Conditions Precedent--Area

   The obligations of Area to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by Area pursuant to
Section 7.4:

     (a) All representations and warranties of BB&T shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Area. The representations and warranties of BB&T set forth in Sections 4.1, 4.2 (except as relates to qualification), 4.3(a), 4.3(b)(i) and 4.4 (except as relates to qualification) shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of BB&T set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on BB&T;

     (b) BB&T shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (c) BB&T shall have delivered to Area a certificate, dated the Closing Date and signed by its Chairman or President or an Executive Vice President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.2(a) and 6.2(b), to the extent applicable to BB&T, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on BB&T or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (d) Area shall have received opinions of counsel to BB&T in the form reasonably acceptable to Area's legal counsel; and

     (e) The shares of BB&T Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.3 Conditions Precedent--BB&T

   The obligations of BB&T to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following additional conditions at or prior to the Effective Time, unless waived by BB&T pursuant to
Section 7.4:

     (a) All representations and warranties of Area shall be evaluated as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date designated in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by BB&T. The representations and warranties of Area set forth in Sections 3.1, 3.2 (except as it relates to qualification), 3.3, 3.4 (except the last sentence thereof), 3.5(a), 3.5(b)(i), 3.23 and 3.24 shall be true and correct (except for inaccuracies which are de minimis). There shall not exist inaccuracies in the representations and warranties of Area set forth in this Agreement such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Area and the Area Subsidiaries taken as a whole (evaluated without regard to the Merger);

     (b) No regulatory approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of BB&T, would so materially adversely affect the business or economic benefits to BB&T of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable or unduly burdensome;

     (c) Area shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement;

     (d) Area shall have delivered to BB&T a certificate, dated the Closing Date and signed by its Chairman or President, to the effect that the conditions set forth in Sections 6.1(a), 6.1(c), 6.3(a) and 6.3(c), to the extent applicable to Area, have been satisfied and that there are no actions, suits, claims, governmental investigations or procedures instituted, pending or, to the best of such officer's knowledge, threatened that reasonably may be expected to have a Material Adverse Effect on Area or that present a claim to restrain or prohibit the transactions contemplated herein or in the Plan of Merger;

     (e) BB&T shall have received opinions of counsel to Area in the form reasonably acceptable to BB&T's legal counsel;

     (f) BB&T shall have received the written agreements from Affiliates as specified in Section 5.11 to the extent necessary, in the reasonable judgment of BB&T, to promote compliance with Rule 145 promulgated by the Commission; and

     (g) Thomas R. Brumley shall have continued in the employment of Area until the Closing Date and C.M. Gatton shall have executed and delivered to BB&T a noncompetition agreement substantially in the form of Annex C hereto.

                                  ARTICLE VII
                  TERMINATION, DEFAULT, WAIVER AND AMENDMENT

7.1 Termination

   This Agreement may be terminated:

     (a) At any time prior to the Effective Time, by the mutual consent in writing of the parties hereto;

     (b) At any time prior to the Effective Time, by either party (i) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement, or (ii) in the event of an inaccuracy of any representation or warranty of the other party contained in this Agreement, which inaccuracy would provide the nonbreaching party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 6.2(a) in the case of Area and Section 6.3(a) in the case of BB&T; and, in the case of (i) or (ii), if such breach or inaccuracy has not been cured by the earlier of thirty days following written notice of such breach to the party committing such breach or the Effective Time;

     (c) At any time prior to the Effective Time, by either party hereto in writing, if any of the conditions precedent to the obligations of the other party to consummate the transactions contemplated hereby cannot be satisfied or fulfilled prior to the Closing Date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein;

     (d) At any time, by either party hereto in writing, if any of the applications for prior approval referred to in Section 5.4 are denied, and the time period for appeals and requests for reconsideration has run;

     (e) At any time, by either party hereto in writing, if the shareholders of Area do not approve the Agreement and the Plan of Merger; or

     (f) At any time following May 31, 2002 by either party hereto in writing, if the Effective Time has not occurred by the close of business on such date, and the party giving the notice is not in material breach of any of its representations, warranties, covenants or undertakings herein.

7.2 Effect of Termination

   In the event this Agreement and the Plan of Merger is terminated pursuant to Section 7.1, both this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions hereof relating to confidentiality and expenses set forth in Sections 5.7 and 8.1, respectively, shall survive any such termination and (ii) a termination pursuant to Section 7.1(b) shall not relieve the breaching party from liability for a breach of the covenant, agreement, representation or warranty giving rise to such termination.

7.3 Survival of Representations, Warranties and Covenants

   All representations, warranties and covenants in this Agreement or the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time, other than covenants that by their terms are to be performed after the Effective Time (including Sections 5.13, 5.17 and 5.18); provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BB&T or Area (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BB&T or Area, the aforesaid representations, warranties and covenants being material inducements to consummation by BB&T and Area of the transactions contemplated herein.

7.4 Waiver

   Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of the Agreement and the Plan of Merger by the Area shareholders) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or
(iii) the performance by the other party of any of its obligations set out herein or therein; provided that no such extension or waiver, or amendment or supplement pursuant to this Section 7.4, executed after approval by the Area shareholders of this Agreement and the Plan of Merger, shall reduce either the Exchange Ratio or the payment terms for fractional interests.

7.5 Amendment or Supplement

   This Agreement or the Plan of Merger may be amended or supplemented at any time in writing by mutual agreement of BB&T and Area, subject to the proviso to
Section 7.4.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.1 Expenses

   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel; provided, however, that the filing fees and printing costs incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be borne 50% by BB&T and 50% by Area.

8.2 Entire Agreement

   This Agreement, including the documents and other writings referenced herein or delivered pursuant hereto, contains the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersedes all arrangements or understandings with respect thereto, written or oral, entered into on or before the date hereof. The terms and conditions of this Agreement and the BB&T Option Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or the BB&T Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities, except for the rights of directors and officers of Area to enforce rights in Sections 5.13 and 5.17. After the Closing Date, Thomas R. Brumley and BB&T intend to enter into an Employment Agreement substantially in the form of Annex D hereto.

8.3 No Assignment

   Except for a substitution of parties pursuant to Section 5.4(a), none of the parties hereto may assign any of its rights or obligations under this Agreement to any other person, except upon the prior written consent of each other party.

8.4 Notices

   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight express courier or by facsimile transmission, addressed or directed as follows:

     If to Area:

       Thomas R. Brumley
       Area Bancshares Corporation
       230 Frederica Street
       Owensboro, Kentucky 32301
       Telephone: 270-688-7700
       Fax: 270-686-1519

   With a required copy to:

       Kathryn L. Knudson
       Powell, Goldstein, Frazer & Murphy LLP
       191 Peachtree Street N.E., Sixteenth Floor
       Atlanta, Georgia 30303
       Telephone: 404-572-6600
       Fax: 404-572-6999

     If to BB&T:

       Scott E. Reed
       150 South Stratford Road
       4th Floor
       Winston-Salem, North Carolina 27104
       Telephone: 336-733-3088
       Fax: 336-733-2296

   With a required copy to:

       William A. Davis, II
       Womble Carlyle Sandridge & Rice, PLLC
       200 West Second Street
       Winston-Salem, North Carolina 27102
       Telephone: 336-721-3624
       Fax: 336-733-8364

Any party may by notice change the address to which notice or other communications to it are to be delivered.

8.5 Specific Performance

   Area acknowledges that the Area Common Stock and the Area business and assets are unique, and that if Area fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to BB&T for which there will be no adequate remedy at law, BB&T shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if Area shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

8.6 Captions

   The captions contained in this Agreement are for reference only and are not part of this Agreement.

8.7 Counterparts

   This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.8 Governing Law

   This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the principles of conflicts of laws, except to the extent federal law may be applicable.

                  [remainder of page intentionally left blank]

   IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          BB&T Corporation

                                          By: /s/  John A. Allison, IV
                                            -----------------------------------
                                          Name:  John A. Allison, IV
                                          Title: Chairman and Chief Executive
                                           Officer

                                          Area Bancshares Corporation

                                          By: /s/ Thomas R. Brumley
                                            -----------------------------------
                                          Name:  Thomas R. Brumley
                                          Title: President and Chief Executive
                                           Officer

                                                                         Annex A

                                 PLAN OF MERGER
                                       OF
                          AREA BANCSHARES CORPORATION
                                      INTO
                                BB&T CORPORATION

   Section 1. Corporations Proposing to Merge and Surviving Corporation. AREA BANCSHARES CORPORATION, a Kentucky corporation ("AREA"), shall be merged (the "Merger") into BB&T CORPORATION, a North Carolina corporation ("BB&T"), pursuant to the terms and conditions of this Plan of Merger (the "Plan of Merger") and of the Agreement and Plan of Reorganization, dated as of November 7, 2001 (the "Agreement"), by and among AREA and BB&T. The effective time for the Merger (the "Effective Time") shall be set forth in the Articles of Merger to be filed with the Offices of the Secretaries of State of both North Carolina and Kentucky. BB&T shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of AREA shall cease.

   Section 2. Effects of the Merger. The Merger shall have the effects set forth in Section 271B.11-060 of the Kentucky Business Corporation Act (the "KBCA") and in Section 55-11-06 of the North Carolina Business Corporation Act (the "NCBCA").

   Section 3. Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of BB&T as in effect immediately prior to the Effective Time shall remain in effect as the Articles of Incorporation and Bylaws of the Surviving Corporation following the Effective Time until changed in accordance with their terms and the NCBCA.

   Section 4. Conversion of Shares; Payment of Merger Consideration

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of AREA or the holders of record of the voting common stock, no par value, of AREA ("AREA Common Stock"), each share of AREA Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive, upon surrender of the certificate representing such share of AREA Common Stock (as provided in Section 4(d)), the Merger Consideration (as defined in
  Section 5).

     (b) Each share of the common stock of BB&T issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding.

     (c) Until surrendered, each outstanding certificate which prior to the Effective Time represented one or more shares of AREA Common Stock shall be deemed upon the Effective Time for all purposes to represent only the right to receive the Merger Consideration. No interest will be paid or accrued on the Merger Consideration upon the surrender of the certificate or certificates representing shares of AREA Common Stock. With respect to any certificate for AREA Common Stock that has been lost or destroyed, BB&T shall pay the Merger Consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity as required in accordance with BB&T's standard policy with respect to lost certificates generally, and evidence reasonably satisfactory to BB&T of ownership of the shares represented thereby. After the Effective Time, no transfer of the shares of AREA Common Stock outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

     (d) Promptly after the Effective Time, BB&T shall cause to be delivered or mailed to each AREA shareholder a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any shares of AREA Common Stock. Upon surrender of such certificates or other evidence of ownership meeting the requirements of

  Section 4(c), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably requested, BB&T shall promptly cause the transfer to the persons entitled thereto of the Merger Consideration.

     (e) The Surviving Corporation shall pay any dividends or other distributions with a record date prior to the Effective Time which have been declared or made by AREA in respect of shares of AREA Common Stock in accordance with the terms of the Agreement and which remain unpaid at the Effective Time, subject to compliance by AREA with Section 5.9(b) of the Agreement. To the extent permitted by law, former shareholders of record of AREA shall be entitled to vote after the Effective Time at any meeting of BB&T shareholders the number of whole shares of BB&T Common Stock (as defined in Section 5) into which their respective shares of AREA Common Stock are converted, regardless of whether such holders have exchanged their certificates representing AREA Common Stock for certificates representing BB&T Common Stock in accordance with the provisions of the Agreement. Whenever a dividend or other distribution is declared by BB&T on the BB&T Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of BB&T Common Stock issuable pursuant to the Agreement, but no dividend or other distribution payable to the holders of record of BB&T Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing AREA Common Stock until such holder surrenders such certificate for exchange as provided in this Section 4. Upon surrender of such certificate, both the BB&T Common Stock certificate and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to the shares of AREA Common Stock represented by such certificate.

   Section 5. Merger Consideration

   As used herein, the term "Merger Consideration" shall mean the number of shares of the voting common stock, par value $5.00 per share, of BB&T ("BB&T Common Stock") (to the nearest ten thousandth of a share) to be exchanged for each share of AREA Common Stock issued and outstanding as of the Effective Time and cash (without interest) to be payable in exchange for any fractional share of BB&T Common Stock which would otherwise be distributable to an AREA shareholder, determined as follows:


     (a) The number of shares of BB&T Common Stock to be issued for each issued and outstanding share of AREA Common Stock shall be in the ratio of
  0.55 shares of BB&T Common Stock for each share of AREA Common Stock (the "Exchange Ratio").

     (b) The amount of cash payable with respect to any fractional share of BB&T Common Stock shall be determined by multiplying the fractional part of such share by the Closing Value. The "Closing Value" shall mean the 4:00 p.m. eastern time closing price per share of BB&T Common Stock on the NYSE on the Closing Date as reported by NYSEnet.com.


   Section 6. Conversion of Stock Options

   (a) At the Effective Time, each option to acquire shares of AREA Common Stock which was granted under AREA's 1994 Stock Option Plan; its 2000 Stock Option and Equity Incentive Plan; the Cardinal Bancshares, Inc. 1989 Restricted Stock Option Plan and the Cardinal Bancshares, Inc. 1994 Restricted Stock Option Plan (collectively, the "Stock Option Plan") and which is then outstanding (and which by its terms does not lapse on or before the Effective
Time), whether or not then exercisable (a "Stock Option"), shall be converted into and become rights with respect to BB&T Common Stock, and BB&T shall assume each Stock Option in accordance with the terms of the applicable Stock Option Plan, except that from and after the Effective Time (i) BB&T and its Compensation Committee shall be substituted for AREA and the Compensation Committee of AREA's Board of Directors administering the Stock Option Plan,
(ii) each Stock Option assumed by BB&T may be exercised solely for shares of BB&T Common Stock, (iii) the number of shares of BB&T Common Stock subject to each such Stock Option shall be the number of whole shares of BB&T (omitting any fractional share) determined by multiplying the number of shares of AREA Common

Stock subject to such Stock Option immediately prior to the Effective Time by the Exchange Ratio, and (iv) the per share exercise price under each such Stock Option shall be adjusted by dividing the per share exercise price under each such Stock Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the foregoing, BB&T may at its election substitute as of the Effective Time options under the BB&T Corporation 1995 Omnibus Stock Incentive Plan or any other duly adopted comparable plan (in either case, the "BB&T Option Plan") for all or a part of the Stock Options, subject to the following conditions: (A) the requirements of (iii) and (iv) above shall be met; (B) such substitution shall not constitute a modification, extension or renewal of any of the Stock Options which are incentive stock options; and (C) the substituted options shall continue in effect on the same terms and conditions as provided in the Stock Options and the Stock Option Plan granting each Stock Option. Each grant of a converted or substitute option to any individual who subsequent to the Merger will be a director or officer of BB&T as construed under Rule 16b-3 shall, as a condition to such conversion or substitution, be approved in accordance with the provisions of Rule 16b-3. Each Stock Option which is an incentive stock option shall be adjusted as required by Section 424 of the Code, and the Regulations promulgated thereunder, so as to continue as an incentive stock option under Section 424(a) of the Code, and so as not to constitute a modification, extension, or renewal of the option within the meaning of Section 424(h) of the Code. BB&T and AREA shall take all necessary steps to effectuate the foregoing provisions of this Section 6. BB&T has reserved and shall continue to reserve adequate shares of BB&T Common Stock for delivery upon exercise of any converted or substitute options. As soon as practicable after the Effective Time, if it has not already done so, and to the extent AREA shall have a registration statement in effect or an obligation to file a registration statement, BB&T shall file a registration statement on Form S-3 or Form S-8 in compliance with the Securities Act of 1933 (the "Registration Statement"), as the case may be (or any successor or other appropriate forms), with respect to the shares of BB&T Common Stock subject to converted or substitute options and shall use its reasonable efforts to maintain the effectiveness of such Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted or substitute options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger may be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), BB&T shall administer the Stock Option Plan assumed pursuant to this Section 6 (or the BB&T Option Plan, if applicable) in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent necessary to preserve for such individuals the benefits of Rule 16b-3 to the extent such benefits were available to them prior to the Effective Time.

   (b) As soon as practicable following the Effective Time, BB&T shall deliver to the participants receiving converted options under the BB&T Option Plan an appropriate notice setting forth such participant's rights pursuant thereto.

   Section 7. Amendment. At any time before the Effective Time, this Plan of Merger may be amended, provided that no such amendment executed after approval by the AREA shareholders of the Agreement and this Plan of Merger shall reduce either the Exchange Ratio or the payment terms for fractional interests.


   Section 8. Dissenting Shares. Any holder of shares of AREA Common Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the KBCA and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting Shares") as provided in the KBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the KBCA and shall have no rights to receive the Merger Consideration under Section 4 and 5 (provided, that nothing contained in this Plan of Merger shall limit such Dissenting Shareholder's rights to the payment of all accrued and unpaid dividends having a record date prior to the Effective Time); provided, however, that if a Dissenting Shareholder shall withdraw (in accordance with the KBCA) the demand for such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive from the Surviving Corporation, upon surrender of the certificate representing the Dissenting Shares, the Merger Consideration provided for in Section 5 and any accrued and unpaid dividends as provided in Section 4(e).

   Section 9. Anti-Dilution. In the event BB&T changes the number of shares of BB&T Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or other similar recapitalization, and the record date thereof (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

                                                                      APPENDIX B

                Sections 271B.13-010 through 271B.13-310 of the
                       Kentucky Revised Statutes ("KRS")

271B.13-010 Definitions for subtitle.


  As used in this subtitle:

  (1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then, after consummation of the merger, "corporation" shall mean the surviving corporation.

  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

  (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

  (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

  (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

271B.13-020 Right to dissent.

  (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party:

        1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

        2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

    (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

    (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

        1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

        2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        3. Excludes or limits the right of the shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

        4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

    (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

    (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

271B.13-030 Dissent by nominees and beneficial owners.

  (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

    (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

271B.13-200 Notice of dissenters' rights.

  (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

271B.13-210 Notice of intent to demand payment.

  (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

      (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

      (b) Shall not vote his shares in favor of the proposed action.

  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

271B.13-220 Dissenters' notice.

  (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.l3-210.

  (2) The dissenters' notice shall be sent no later than ten (10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

      (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

      (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

      (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty
           (60) days after the date the notice provided in subsection (1) of this section is delivered; and

      (e)  Be accompanied by a copy of this subtitle.

271B.13-230 Duty to demand payment.

  (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

  (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

  (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

271B.13-240 Share restrictions.

  (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

  (2) The person for whom dissenters' rights are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

271B.13-250 Payment.

  (1) Except as provided in KRS 271B.l3-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

  (2) The payment shall be accompanied by:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

      (b) A statement of the corporation's estimate of the fair value of the shares;

      (c)  An explanation of how the interest was calculated; and

      (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-260 Failure to take action.

  (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 271B.13-220 and repeat the payment demand procedure.

271B.13-270 After-acquired shares.

  (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

271B.13-280 Procedure if shareholder dissatisfied with payment or offer.

  (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:


      (a) The dissenter believes that the amount paid under KRS271B.13-250 or offered under KRS 271B.l3-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;


      (b) The corporation fails to make payment under KRS 271B.l3-250 within sixty (60) days after the date set for demanding payment; or

      (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

  (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

271B.13-300 Court action.

  (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

      (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

      (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.


271B.13-310 Court costs and counsel fees.

  (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.


  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

      (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      Appendix C



Logo


February 11, 2002


The Board of Directors
Area Bancshares Corporation
230 Frederica Street
Owensboro, KY 42301

Members of the Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, without par value (the "Company Common Stock"), of Area Bancshares Corporation (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company with BB&T Corporation (the "Merger Partner"). Pursuant to the Agreement and Plan of Reorganization (the "Agreement"), among the Company and the Merger Partner, the Company will merge into the Merger Partner, and each outstanding share of Company Common Stock (other than Dissenting Shares (as defined in the Agreement) and shares of Company Common Stock held in treasury or owned by the Merger Partner) will be converted into the right to receive a number of shares of the Merger Partner's common stock, par value $5.00 per share (the "Merger Partner Common Stock"), determined pursuant to Section 2.7 of the Agreement (the "Exchange Ratio").

   In arriving at our opinion, we have (i) reviewed the Agreement and the Stock Option Agreement between the Company and the Merger Partner (the "Stock Option Agreement"); (ii) reviewed the draft dated February 6, 2002 of the Proxy Statement-Prospectus; (iii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iv) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (v) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (vi) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected, as estimated by the Merger Partner, to result from the Merger (the "Synergies"); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.


   In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

   In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax

    J.P. Morgan Securities Inc. . 277 Park Avenue, Floor 46, New York, NY 10172

Logo


purposes. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

   Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time, whether before or after consummation of the Merger.

   We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Merger. During the course of our work with the Company, however, we have not become aware of any interest by any third party (other than the Merger Partner) in engaging in any alternative transactions with the Company.

   We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. We have in the past provided, and in the future may provide, investment banking and financial services to the Company and the Merger Partner for which services we have received, and expect to receive, customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

   On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

   This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                        Very truly yours,

                                        J.P. Morgan Securities Inc.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, such sections provide that: (i) a corporation must indemnify a director or officer who is wholly successful in his or her defense of a proceeding to which he or she is a party because of his or her status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he or she is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him or her, the corporation may not indemnify him or her. A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

   The registrant's bylaws provide for the indemnification of any director or officer of the registrant against liabilities and litigation expenses arising out of his or her status as such, excluding: (i) any liabilities or litigation expenses relating to activities that were at the time taken known or believed by such person to be clearly in conflict with the best interest of the registrant; and (ii) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy.

   The registrant's articles of incorporation provide for the elimination of the personal liability of each director of the registrant to the fullest extent permitted by law.

   The registrant maintains directors' and officers' liability insurance that, in general, insures: (i) the registrant's directors and officers against loss by reason of any of their wrongful acts; and (ii) the registrant against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.

   Certain rules of the Federal Deposit Insurance Corporation limit the ability of certain depository institutions, their subsidiaries and their affiliated depository institution holding companies to indemnify affiliated parties, including institution directors. In general, subject to the ability to purchase directors' and officers' liability insurance and to advance professional expenses under certain circumstances, the rules prohibit such institutions from indemnifying a director for certain costs incurred with regard to an administrative or enforcement action commenced by any federal banking agency that results in a final order or settlement pursuant to which the director is assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take an affirmative action described in Section 8(b) of the Federal Deposit Insurance Act (12 U.S.C. (S) 1818(b)).

Item 21. Exhibits and Financial Statement Schedules

   (a) The following documents are filed as exhibits to this registration statement on Form S-4:

 Exhibit No. Description
 ----------- -----------
  2          Agreement and Plan of Reorganization dated as of November 7, 2001 between BB&T Corporation and AREA Bancshares Corporation (included as Appendix A to the proxy statement/prospectus)

  4(a)       Articles of Amendment to Amended and Restated Articles of
             Incorporation of the Registrant related to Junior Participating
             Preferred Stock (Incorporated herein by reference to Exhibit 3(a)
             to the Registrant's Annual Report on Form 10-K filed March 17,
             1997)

 Exhibit No. Description
 ----------- -----------
  4(b)       Rights Agreement dated as of December 17, 1996 between the
             Registrant and Branch Banking and Trust Company, Rights Agent
             (Incorporated herein by reference to Exhibit 1 to the Registrant's
             Form 8-A filed January 10, 1997)

  4(c)       Subordinated Indenture (including Form of Subordinated Debt
             Security) between the Registrant and State Street Bank and Trust
             Company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(d) to Registration No. 333-02899)

  4(d) Senior Indenture (including Form of Senior Debt Security) between the Registrant and State Street Bank and Trust company, Trustee, dated as of May 24, 1996 (Incorporated herein by reference to Exhibit 4(c) to Registration No. 333-02899)

  5          Opinion of Womble Carlyle Sandridge & Rice, PLLC

  8          Opinion of Womble Carlyle Sandridge & Rice, PLLC

 23(a)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 5)

 23(b)       Consent of Womble Carlyle Sandridge & Rice, PLLC (included in
             Exhibit 8)

 23(c)       Consent of Arthur Andersen LLP

 23(d)       Consent of KPMG LLP

 23(e)       Consent of J.P. Morgan Securities, Inc.

 24          Power of Attorney*

 99(a)       Form of AREA Bancshares Corporation Proxy Card

 99(b)       Option Agreement dated as of November 7, 2001 between BB&T
             Corporation and AREA Bancshares Corporation*

 99(c) Form of AREA Bancshares Corporation Notice of Voting Opportunity and Letter of Instruction

--------

* previously filed


   (b) Financial statement schedules: Not applicable.

   (c) Reports, opinion or appraisals: The opinion of J.P. Morgan Securities, Inc. is included as Appendix C to the proxy statement/prospectus.

Item 22. Undertakings

   A. The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   D. The registrant undertakes that every prospectus (i) that is filed pursuant to Paragraph (C) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   E. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   F. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   G. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on February 11, 2002.


                                          BB&T CORPORATION

                                                /s/ Jerone C. Herring
                                          By:__________________________________
                                          Name:  Jerone C. Herring
                                          Title: Executive Vice President and
                                           Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on February 11, 2002.


       /s/ John A. Allison*                     /s/ Scott E. Reed*
_____________________________________     _____________________________________
Name:    John A. Allison, IV              Name:    Scott E. Reed
Title:   Chairman of the Board and        Title:   Senior Executive Vice
         Chief Executive Officer                   President and Chief
         (principal executive                      Financial Officer
         officer)                                  (principal financial
                                                   officer)

       /s/ Sherry A. Kellett*                   /s/ Alfred E. Cleveland*
_____________________________________     _____________________________________
Name:    Sherry A. Kellett                Name:   Alfred E. Cleveland
Title:   Senior Executive Vice            Title:  Director
         President and Controller
         (principal accounting
         officer)

       /s/ Nelle Ratrie Chilton*
_____________________________________     _____________________________________
Name:    Nelle Ratrie Chilton             Name:   Ronald E. Deal
Title:   Director                         Title:  Director

       /s/ Tom D. Efird*                        /s/ Harold B. Wells*
_____________________________________     _____________________________________
Name:    Tom D. Efird                     Name:   Harold B. Wells
Title:   Director                         Title:  Director

       /s/ Paul S. Goldsmith*                   /s/ L. Vincent Hackley*
_____________________________________     _____________________________________
Name:    Paul S. Goldsmith                Name:   L. Vincent Hackley
Title:   Director                         Title:  Director

       /s/ Jane P. Helm*                        /s/ Richard Janeway*
_____________________________________     _____________________________________
Name:    Jane P. Helm                     Name:   Richard Janeway, M.D.
Title:   Director                         Title:  Director

       /s/ J. Ernest Lathem*                    /s/ James H. Maynard*
_____________________________________     _____________________________________
Name:   J. Ernest Lathem, M.D.            Name:   James H. Maynard
Title:  Director                          Title:  Director

                                                /s/ Albert O. McCauley*
_____________________________________     _____________________________________
Name:    Joseph A. McAleer, Jr.           Name:   Albert O. McCauley
Title:   Director                         Title:  Director

        /s/ Holmes Morrison*                    /s/ Richard L. Player, Jr.*
_____________________________________     _____________________________________
Name:   Holmes Morrison                   Name:  Richard L. Player, Jr.
Title:  Director                          Title: Director

       /s/ C. Edward Pleasants, Jr.*            /s/ Nido R. Qubein*
_____________________________________     _____________________________________
Name:  C. Edward Pleasants, Jr.           Name:  Nido R. Qubein
Title: Director                           Title: Director

       /s/ E. Rhone Sasser*                     /s/ Jack E. Shaw*
_____________________________________     _____________________________________
Name:  E. Rhone Sasser                    Name:  Jack E. Shaw
Title: Director                           Title: Director

      /s/ Jerone C. Herring
*By: ________________________________
      Jerone C. Herring
      Attorney-in-Fact